Exhibit 10.20

Execution Version

CREDIT AGREEMENT

dated as of

June 12, 2017

among

PLURALSIGHT HOLDINGS, LLC,

as Holdings,

PLURALSIGHT, LLC,

as Borrower,

the Lenders Party Hereto,

GUGGENHEIM CORPORATE FUNDING, LLC,

as Administrative Agent and as Collateral Agent

and

GUGGENHEIM CORPORATE FUNDING, LLC,

as Sole Lead Arranger and as Sole Bookrunner

(Continued)

(Continued)

(Continued)

SCHEDULES:

Schedule 2.01	—	Commitments and Loans
Schedule 3.03	—	Government Approvals; No Conflicts
Schedule 3.06	—	Litigation and Environmental Matters
Schedule 3.12	—	Subsidiaries
Schedule 3.20	—	Insurance
Schedule 5.14	—	Certain Post-Closing Obligations
Schedule 6.01	—	Existing Indebtedness
Schedule 6.02	—	Existing Liens
Schedule 6.04(e)	—	Existing Investments
Schedule 6.08	—	Existing Affiliate Transactions
Schedule 6.09	—	Existing Restrictions
Schedule 9.01	—	Notices

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Guarantee Agreement
Exhibit C	—	Form of Perfection Certificate
Exhibit D	—	Form of Collateral Agreement
Exhibit E	—	Form of Master Intercompany Note
Exhibit F	—	Form of Compliance Certificate
Exhibit G	—	Form of Solvency Certificate
Exhibit H	—	Form of Closing Certificate
Exhibit I	—	Form of Specified Discount Prepayment Notice
Exhibit J	—	Form of Specified Discount Prepayment Response
Exhibit K	—	Form of Discount Range Prepayment Notice
Exhibit L	—	Form of Discount Range Prepayment Offer
Exhibit M	—	Form of Solicited Discounted Prepayment Notice
Exhibit N	—	Form of Solicited Discounted Prepayment Offer
Exhibit O	—	Form of Acceptance and Prepayment Notice
Exhibit P-1	—	Form of United States Tax Compliance Certificate 1
Exhibit P-2	—	Form of United States Tax Compliance Certificate 2
Exhibit P-3	—	Form of United States Tax Compliance Certificate 3
Exhibit P-4	—	Form of United States Tax Compliance Certificate 4
Exhibit Q	—	Form of Note
Exhibit R	—	Form of Borrowing Request

CREDIT AGREEMENT dated as of June 12, 2017 (this “Agreement”), among PLURALSIGHT HOLDINGS, LLC, a Delaware limited liability company (“Pluralsight Holdings”), PLURALSIGHT, LLC, a Nevada limited liability company (the “Borrower”), the Lenders party hereto and GUGGENHEIM CORPORATE FUNDING, LLC (“Guggenheim”), as Administrative Agent and Collateral Agent.

The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Defined Terms.

As used in this Agreement, the following terms have the meanings specified below:

“ABR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acceptable Discount” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(2).

“Acceptable Prepayment Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(3).

“Acceptance and Prepayment Notice” means an irrevocable written notice from the Borrower pursuant to Section 2.11(a)(ii)(D)(2) substantially in the form of Exhibit O.

“Acceptance Date” has the meaning specified in Section 2.11(a)(ii)(D)(2).

“Accepting Lenders” has the meaning specified in Section 2.24(a).

“Acquired EBITDA” means, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary (any of the foregoing, a “Pro Forma Entity”) for any period as the amount for such period of Consolidated EBITDA of such Pro Forma Entity (determined as if references to Holdings, the Borrower and its Restricted Subsidiaries in the definition of “Consolidated EBITDA” were references to such Pro Forma Entity and its subsidiaries that will become Restricted Subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity.

“Acquired Entity or Business” has the meaning given such term in the definition of “Consolidated EBITDA.”

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the greater of (a) (i) an interest rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the LIBO Rate for such Eurodollar Borrowing in effect for such Interest Period divided by (ii) 1 minus the Statutory Reserves (if any) for such Eurodollar Borrowing for such Interest Period and (b) with regard to Term Loans only, 1.00%.

“Administrative Agent” means Guggenheim, in its capacity as administrative agent hereunder and under the other Loan Documents, and its successors in such capacity as provided in Article VIII.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affected Class” has the meaning specified in Section 2.24(a).

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls or is Controlled by or is under common Control with the Person specified; provided that, for purposes of clause (b) in the proviso in the definition of “Required Lenders” and “Required Revolving Lenders,” “Affiliates” includes Guggenheim Partners Investment Management LLC and any of its Affiliates or managed funds or accounts.

“Affiliated Debt Fund” means any Affiliated Lender that is a bona fide diversified debt fund primarily engaged in, or that advises funds or other investment vehicles that are primarily engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course.

“Affiliated Lender” means, at any time, any Lender that is the Sponsor or an Affiliate of the Sponsor (other than Holdings, the Borrower or any of their respective Subsidiaries) at such time.

“Agent” means the Administrative Agent, the Collateral Agent, the Lead Arranger, the Bookrunner and any permitted successors and assigns in such capacity, and “Agents” means two or more of them.

“Agent Parties” has the meaning given to such term in Section 8.01(c).

“Alternate Base Rate” means, for any day, a rate per annum equal to the highest of (a) the per annum rate publicly quoted from time to time by The Wall Street Journal as the “Prime Rate” in the United States (or, if The Wall Street Journal ceases quoting a prime rate of the type described, either (i) the per annum rate quoted as the base rate on such corporate loans in a different national publication (as selected by the Administrative Agent) or (ii) the highest per annum rate of interest published by the Federal Reserve Board in Federal Reserve statistical release H.15 (519) entitled “Selected Interest Rates” as the bank prime loan rate or its equivalent), (b) the Federal Funds Effective Rate (but not less than zero) in effect on such day plus 1/2 of 1.00%, and (c) the Adjusted LIBO Rate (taking into account the 1.00% floor therein solely as it applies to Term Loans) for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%. Any change in the Alternate Base Rate due to a change in such “Prime Rate,” the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective on the effective date of such change in the Alternate Base Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, as the case may be.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to Holdings, the Borrower or any of their respective Subsidiaries from time to time concerning or relating to bribery or corruption, including without limitation the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010 and other similar legislation in any other jurisdictions.

“Applicable Account” means, with respect to any payment to be made to the Administrative Agent hereunder, the account specified by the Administrative Agent from time to time for the purpose of receiving payments of such type.

“Applicable Discount” has the meaning assigned to such term in Section 2.11(a)(ii)(C)(2).

“Applicable Percentage” means, at any time with respect to any Revolving Lender, the percentage of the aggregate Revolving Commitments represented by such Lender’s Revolving Commitment at such time (or, if the Revolving Commitments have terminated or expired, such Lender’s share of the total Revolving Exposure at that time); provided that, at any time any Revolving Lender shall be a Defaulting Lender, “Applicable Percentage” shall mean the percentage of the total Revolving Commitments (disregarding any such Defaulting Lender’s Revolving Commitment) represented by such Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments pursuant to this Agreement and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Rate” means, for any day, (a) 7.50% per annum, in the case of an ABR Loan, or (b) 8.50% per annum, in the case of a Eurodollar Loan, a portion of which, in each case, may be payable-in-kind as set forth in Section 2.13(d).

“Approved Bank” has the meaning assigned to such term in the definition of the term “Permitted Investments.”

“Approved Foreign Bank” has the meaning assigned to such term in the definition of “Permitted Investments.”

“Approved Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its activities and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any Person whose consent is required by Section 8.04), substantially in the form of Exhibit A or any other form reasonably approved by the Administrative Agent.

“Auction Agent” means (a) the Administrative Agent or (b) any other financial institution or advisor employed by the Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Discounted Term Loan Prepayment pursuant to Section 2.11(a)(ii)(A); provided that the Borrower shall not designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent).

“Available Amount” means, as of any date of determination, a cumulative amount equal to (without duplication):

(a) (x) prior to September 30, 2019, $0 and (y) on or after September 30, 2019, $10,000,000 (the “Starter Basket”), plus

(b) the sum of an amount (which amount shall not be less than zero) equal to the sum of Excess Cash Flow (but not less than zero in any period) for the fiscal year of Holdings ending on December 31, 2019 and Excess Cash Flow for each succeeding completed fiscal year as of such date, in each case, that was not required to be offered to prepay Term Loan Borrowings pursuant to Section 2.11(d), without giving effect to any reduction set forth in the proviso to such Section (the “Retained ECF Builder Basket”), plus

(c) without duplication with clause (e) below and to the extent not already included in the calculation of the Consolidated Net Income of Holdings, returns, profits, distributions and similar amounts received in cash or Permitted Investments by the Borrower and its Restricted Subsidiaries on Investments made using the Available Amount (not to exceed the original amount of such Investments made using the Available Amount), plus

(d) Investments of the Borrower or any of its Restricted Subsidiaries in any Unrestricted Subsidiary made using the Available Amount that has been re-designated as a Restricted Subsidiary or that has been merged or consolidated with or into a Loan Party or any of its Restricted Subsidiaries (up to the lesser of (i) the fair market value determined in good faith by the Borrower of the Investments of the Borrower and its Restricted Subsidiaries in such Unrestricted Subsidiary at the time of such re-designation or merger or consolidation and (ii) the fair market value determined in good faith by the Borrower of the original Investment by the Borrower and its Restricted Subsidiaries in such Unrestricted Subsidiary made using the Available Amount), plus

(e) without duplication with clause (c) above and to the extent not already included in the calculation of the Consolidated Net Income of Holdings, the Net Proceeds of a sale or other Disposition of (i) any Unrestricted Subsidiary (including from the issuance of stock of an Unrestricted Subsidiary) received by Holdings, the Borrower or any Restricted Subsidiary or (ii) Investments made using the Available Amount (not to exceed the original amount of such Investments made using the Available Amount), plus

(f) [reserved], plus

(g) [reserved], plus

(h) the aggregate amount of any Retained Declined Proceeds.

“Available Equity Amount” means a cumulative amount equal to (without duplication of any amount included in the Available Amount):

(a) the Net Proceeds of new public or private issuances of Qualified Equity Interests (excluding Qualified Equity Interest the proceeds of which will be applied as Cure Amounts) of any parent of the Borrower which are contributed in cash to the Borrower, to the extent Not Otherwise Applied, plus

(b) capital contributions received by the Borrower after the Effective Date in cash, plus

(c) [reserved], plus

(d) returns, profits, distributions and similar amounts received in cash or Permitted Investments by the Borrower or any Restricted Subsidiary on Investments made using the Available Equity Amount (not to exceed the original amount of such Investments made using the Available Equity Amount).

“Bankruptcy Code” means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“Board of Directors” means, with respect to any Person, (a) in the case of any corporation, the board of directors of such Person or any committee thereof duly authorized to act on behalf of such board, (b) in the case of any limited liability company, the board of managers, board of directors, manager or managing member of such Person or the functional equivalent of the foregoing or any committee thereof duly authorized to act on behalf of such board, manager or managing member, (c) in the case of any partnership, the board of directors or board of managers of the general partner of such Person and (d) in any other case, the functional equivalent of the foregoing.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.

“Bookrunner” means Guggenheim and any permitted successors and assigns.

“Borrower” has the meaning assigned to such term in the preliminary statements hereto.

“Borrower Materials” has the meaning assigned to such term in Section 5.01.

“Borrower Offer of Specified Discount Prepayment” means the offer by the Borrower to make a voluntary prepayment of Term Loans at a Specified Discount to par pursuant to Section 2.11(a)(ii)(B).

“Borrower Solicitation of Discounted Prepayment Offers” means the solicitation by the Borrower of offers for, and the subsequent acceptance, if any, by a Term Lender of, a voluntary prepayment of Term Loans at a discount to par pursuant to Section 2.11(a)(ii)(D).

“Borrower Solicitation of Discount Range Prepayment Offers” means the solicitation by the Borrower of offers for, and the corresponding acceptance by a Term Lender of, a voluntary prepayment of Term Loans at a specified range at a discount to par pursuant to Section 2.11(a)(ii)(C).

“Borrowing” means Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Minimum” means $250,000.

“Borrowing Multiple” means $250,000.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by Requirements of Law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided, that all obligations of any Person that are or would be characterized as an operating lease as determined in accordance with GAAP as in effect on the Effective Date (whether or not such operating lease was in effect on such date) shall continue to be accounted for as an operating lease (and not as a Capitalized Lease or Capital Lease Obligation) for purposes of this Agreement regardless of any change in GAAP following the Effective Date that would otherwise require such obligation to be recharacterized as a Capital Lease Obligation, to the extent that financial reporting shall not be affected hereby. For purposes of Section 6.02, a Capital Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP as in effect on the Effective Date, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.

“Capitalized Software Expenditures” means, for any period, the aggregate amount of all expenditures (whether paid in cash or accrued as liabilities) by Holdings, the Borrower and its Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of Holdings, the Borrower and its Restricted Subsidiaries.

“Cash Management Obligations” means (a) obligations of Holdings, the Borrower or any Subsidiary in respect of any overdraft and related liabilities arising from treasury, depository, cash pooling arrangements and cash management services or any automated clearing house transfers of funds and (b) other obligations in respect of netting services, employee credit or purchase card programs and similar arrangements.

“Casualty Event” means any event that gives rise to the receipt by the Borrower or any Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“CFC Holding Company” means shall mean any Domestic Subsidiary (including a disregarded entity for U.S. federal income tax purposes) that owns no material assets (held directly or through Subsidiaries) other than Equity Interests of one or more CFCs or Indebtedness of such CFCs.

“Change in Law” means: (a) the adoption of any rule, regulation, treaty or other law after the date of this Agreement, (b) any change in any rule, regulation, treaty or other law or in the administration, interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement, including, for the avoidance of doubt (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all rules, regulations, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank of International Settlements, the Basel

Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to be a “Change in Law,” to the extent enacted, adopted, promulgated or issued after the date of this Agreement, but only to the extent such rules, regulations, or published interpretations or directives are applied to Holdings and its Subsidiaries by the Administrative Agent or any Lender in substantially the same manner as applied to other similarly situated borrowers under comparable syndicated credit facilities, including, without limitation, for purposes of Section 2.15.

“Change of Control” means (a) prior to an IPO, Insight shall cease to (i) own securities representing at least 15% (determined on a fully diluted basis), in the aggregate, of economic interests of Holdings or (ii) maintain control of the approval rights of the Requisite Investors (as defined in the Holdings LLC Agreement), (b)(i) the failure of Holdings and/or Pluralsight Management, to own, collectively, all of the Equity Interests of the Borrower or (ii) so long as Pluralsight Management owns any Equity Interests in the Borrower, the failure of Holdings to own all of the Equity Interests of Pluralsight Management, (c) prior to an IPO, the failure by the Permitted Holders to own, directly or indirectly through one or more holding companies, beneficially and of record, Equity Interests in Holdings representing at least a majority of the aggregate ordinary voting power for the election of members of the Board of Directors of Holdings represented by the issued and outstanding Equity Interests in Holdings, unless the Permitted Holders (directly or indirectly, including through one of more holding companies) otherwise have the right (pursuant to contract, proxy, ownership of Equity Interests or otherwise), directly or indirectly, to designate, nominate or appoint (and do so designate, nominate or appoint) a majority of the Board of Directors of Holdings, (d) after an IPO, the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group, other than the Permitted Holders (directly or indirectly, including through one or more holding companies), of Equity Interests representing 35% or more of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in Holdings and the percentage of the aggregate ordinary voting power so held is greater than the percentage of the aggregate ordinary voting power represented by the Equity Interests in Holdings or any other Loan Party held by the Permitted Holders, unless the Permitted Holders (directly or indirectly, including through one of more holding companies) otherwise have the right (pursuant to contract, proxy or otherwise), directly or indirectly, to designate, nominate or appoint (and do so designate, nominate or appoint) a majority of the Board of Directors of Holdings, or (e) the occurrence of a “Change of Control” (or similar event, however denominated), as defined in the documentation governing any Junior Financing that is Material Indebtedness.

For purposes of this definition, (i) “beneficial ownership” shall be as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act, (ii) the phrase “Person or group” is within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding any employee benefit plan of such Person or “group” and its subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, and (iii) if any Person or “group” includes one or more Permitted Holders, the issued and outstanding Equity Interests of Holdings or the Borrower, as applicable, directly or indirectly owned by the Permitted Holders that are part of such Person or “group” shall not be treated as being owned by such Person or “group” for purposes of determining whether clause (d) of this definition is triggered).

“Class” when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Other Revolving Loans, Initial Term Loans or Other Term Loans, (b) any Commitment, refers to whether such Commitment is a Revolving Commitment, Other Revolving Commitment or Other Term Commitment and (c) any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments. Other Term Commitments, Other Term Loans and Other Revolving Commitments (and the Other Revolving Loans made pursuant thereto) that have different terms and conditions shall be construed to be in different Classes.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all assets, whether real or personal, tangible or intangible, on which Liens are purported to be granted pursuant to the Security Documents as security for the Secured Obligations.

“Collateral Agent” has the meaning given to such term in Section 8.01(b) and its successors in such capacity as provided in Article VIII.

“Collateral Agreement” means the Collateral Agreement among the Borrower, each other Loan Party and the Collateral Agent, substantially in the form of Exhibit D.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a) the Administrative Agent shall have received from (i) Holdings, the Borrower and each of the Restricted Subsidiaries (other than any Excluded Subsidiary) either (x) a counterpart of the Guarantee Agreement duly executed and delivered on behalf of such Person or (y) in the case of any Person that becomes a Loan Party after the Effective Date (including by ceasing to be an Excluded Subsidiary), a supplement to the Guarantee Agreement, in substantially the form specified therein, duly executed and delivered on behalf of such Person and (ii) Holdings, the Borrower and each Subsidiary Loan Party either (x) a counterpart of the Collateral Agreement duly executed and delivered on behalf of such Person or (y) in the case of any Person that becomes a Subsidiary Loan Party after the Effective Date (including by ceasing to be an Excluded Subsidiary), a supplement to the Collateral Agreement and any other documents or certificates required by the terms thereof by the dates required pursuant to the terms thereof, in each case, in substantially the form specified therein, duly executed and delivered on behalf of such Person, in each case under this clause (a) together with, in the case of any such Loan Documents executed and delivered after the Effective Date, to the extent reasonably requested by the Administrative Agent, opinions and documents of the type referred to in Sections 4.01(b) and 4.01(d);

(b) all outstanding Equity Interests of the Borrower and each Restricted Subsidiary (other than any Equity Interests constituting Excluded Assets) owned by or on behalf of any Loan Party, shall have been pledged pursuant to the Collateral Agreement, and the Administrative Agent shall have received certificates, if any, or other instruments, if any, representing all such Equity Interests to the extent constituting “Certificated Securities” (other than such Equity Interests constituting Excluded Assets), together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c) if any Indebtedness for borrowed money of Holdings, the Borrower or any Subsidiary in a principal amount of $500,000 or more is owing by such obligor to any Loan Party and such Indebtedness shall be evidenced by a promissory note, such promissory note shall be pledged pursuant to the Collateral Agreement, and the Administrative Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank; provided, however, that the foregoing delivery requirement with respect to any intercompany indebtedness may be satisfied by delivery of an omnibus or global intercompany note executed by all Loan Parties as payees and all such obligors as payors in the form of the Master Intercompany Note;

(d) all certificates, agreements, documents and instruments, including Uniform Commercial Code financing statements and Intellectual Property Security Agreements required by this Agreement, the Security Documents, Requirements of Law and reasonably requested by the Administrative Agent to be filed, delivered, registered or recorded to create the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, this Agreement, the Security Documents and the other provisions of the term “Collateral and Guarantee Requirement,” shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording;

(e) the Administrative Agent shall have received (i) counterparts of a Mortgage with respect to each Material Real Property duly executed and delivered by the record owner of such Mortgaged Property (if the Mortgaged Property is in a jurisdiction that imposes a mortgage recording or similar tax is imposed on the amount secured by such Mortgage, then the amount secured by such Mortgage shall be limited to the book value of such Mortgaged Property, as reasonably determined by the Borrower), (ii) a policy or policies of title insurance (or marked unconditional commitment to issue such policy or policies) issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a first priority Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 6.02, together with such customary lender’s endorsements (other than a creditor’s rights endorsement) as the Administrative Agent may reasonably request to the extent available in the applicable jurisdiction at commercially reasonable rates (it being agreed that the Administrative Agent shall accept zoning reports from a nationally recognized zoning company in lieu of zoning endorsements to such title insurance policies), in an amount equal to the fair market value of such Mortgaged Property or as otherwise reasonably agreed by the parties; provided that in no event will the Borrower be required to obtain independent appraisals of such Mortgaged Properties, unless required by FIRREA, (iii) a completed “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination with respect to each Mortgaged Property, and if any Mortgaged Property is located in an area determined by the Federal Emergency Management Agency (or any successor agency) to be located in special flood hazard area, a duly executed notice about special flood hazard area status and flood disaster assistance and evidence of such flood insurance as provided in Section 5.07(b), (iv) opinions, addressed to the Administrative Agent and the Secured Parties, from counsel qualified to opine in each jurisdiction where a Mortgaged Property is located regarding the enforceability of the Mortgage such other matters as may be in form and substance satisfactory to the Administrative Agent, (v) a survey or existing survey together with a no change affidavit of such Mortgaged Property, in compliance with the 2011 Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys and otherwise satisfactory to the Administrative Agent, and (vi) evidence of payment of title insurance premiums and expenses and all recording, mortgage, transfer and stamp taxes and fees payable in connection with recording the Mortgage, any amendments thereto and any fixture filings in appropriate county land office(s); and

(f) each of the Loan Parties shall have entered into Control Agreements with respect to each deposit, securities, commodity or similar account maintained by such Person (other than (x) any payroll account so long as such payroll account operates or is treated as a zero balance account, (y) petty cash accounts, amounts on deposit in which do not exceed $250,000 in the aggregate at any one time (determined at the close of any Business Day) and (z) withholding tax and fiduciary accounts (such excluded accounts enumerated in clauses (x) through (z), “Excluded Accounts”)) as of and after the Effective Date. It is agreed and understood that the Loan Parties shall have until the date that is (i) ninety (90) days following the Effective Date (or such later date as may be agreed to by the Administrative Agent in its sole discretion) to comply with the provisions of this clause (f) with regard to accounts (other than Excluded Accounts) of the Loan

Parties existing on the Effective Date and (ii) ninety (90) days following the closing date of a Permitted Acquisition (or such later date as may be agreed to by the Administrative Agent in its sole discretion) to comply with the provisions hereof with regard to accounts (other than Excluded Accounts) acquired by the Loan Parties in connection with any such Permitted Acquisition.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, (a) the foregoing provisions of this definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance, legal opinions or other deliverables with respect to, particular assets of the Loan Parties, or the provision of Guarantees by any Subsidiary, if the Administrative Agent and the Borrower agree in writing that the cost, burden, difficulty or consequence of creating or perfecting such pledges or security interests in such assets, or obtaining such title insurance, legal opinions or other deliverables in respect of such assets, or providing such Guarantees (taking into account any material adverse tax consequences to Holdings and its Affiliates (including the imposition of withholding or other material taxes)), outweighs the benefits to be obtained by the Lenders therefrom; (b) Liens required to be granted from time to time pursuant to the term “Collateral and Guarantee Requirement” shall be subject to exceptions and limitations set forth in the Security Documents; (c) in no event shall any Loan Party be required to complete any filings or other action with respect to the perfection of security interests in any jurisdiction outside of the United States, and no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required to be taken to create any security interests in assets located or titled outside of the United States (including any Intellectual Property governed by or arising or existing under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia) or to perfect or make enforceable any security interests in any such assets (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction); (d) in no event shall any Loan Party be required to complete any filings or other action with respect to perfection of security interests in assets subject to certificates of title beyond the filing of UCC financing statements; (e) other than the filing of UCC financing statements and the delivery of the Master Intercompany Note, no perfection shall be required with respect to promissory notes evidencing debt for borrowed money in a principal amount of less than $500,000; (f) in no event shall any Loan Party be required to complete any filings or other action with respect to security interests in Intellectual Property beyond the filing of UCC financing statements and the filing of Intellectual Property Security Agreements with the United States Patent and Trademark Office or the United States Copyright Office; (g) no actions shall be required to perfect a security interest in letter of credit rights (other than the filing of UCC financing statements); and (h) in no event shall the Collateral include any Excluded Assets. The Administrative Agent may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets or the provision of any Guarantee by any Subsidiary (including extensions beyond the Effective Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Effective Date) and any other obligations under this definition where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Security Documents.

“Commitment” means with respect to any Lender, its Revolving Commitment, Other Revolving Commitment of any Class, Initial Term Commitment, Other Term Commitment of any Class or any combination thereof (as the context requires).

“Commitment Fee Percentage” means, for any day, 0.50% per annum.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means the certificate required to be delivered pursuant to Section 5.01(e).

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period, plus:

(a) without duplication and to the extent already deducted (and not added back) in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i) total interest expense and, to the extent not reflected in such total interest expense, the sum of (A) premium payments, debt discount, fees, charges and related expenses incurred in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets plus (B) the portion of rent expense with respect to such period under Capitalized Leases that is treated as interest expense in accordance with GAAP plus (C) the implied interest component of synthetic leases with respect to such period plus (D) any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations or such derivative instruments plus (E) bank and letter of credit fees and costs of surety bonds in connection with financing activities, plus (F) amortization or write-off of deferred financing fees, debt issuance costs, debt discount or premium, terminated hedging obligations and other commissions, financing fees and expenses and, adjusted, to the extent included, to exclude any refunds or similar credits received in connection with the purchasing or procurement of goods or services under any purchasing card or similar program;

(ii) provision for taxes based on income, profits or capital and sales taxes, including federal, foreign, state, franchise, excise, and similar taxes paid or accrued during such period (including in respect of repatriated funds) including penalties and interest related to such taxes or arising from any tax examinations, tax distributions, and, without duplication of any other tax distributions permitted hereunder, cash payments made pursuant to any tax receivables agreements entered into in connection with an “up-C” IPO structure that are permitted pursuant to Section 6.07(a)(xi)(B);

(iii) Non-Cash Charges;

(iv) operating expenses incurred on or prior to the Effective Date attributable to (A) salary obligations paid to employees terminated prior to the Effective Date and (B) wages paid to executives in excess of the amounts the Borrower and/or any of its Restricted Subsidiaries are required to pay pursuant to their respective employment agreements;

(v) extraordinary (as defined by GAAP prior to the issuance of FASB Accounting Standards Update 2015-01, Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items) losses or charges in any LTM Period or Test Period, as applicable;

(vi) unusual or non-recurring expenses, losses or charges; provided that any unusual expenses, losses or charges shall not to exceed the greater of (x) $1,000,000 and (y) 5% of Consolidated EBITDA (determined before giving effect to such amounts), in each case in any LTM Period or Test Period, as applicable;

(vii) severance, relocation costs, recruiting fees, signing costs, retention or completion bonuses and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities), charges related to deferred stock compensation plans, contract terminations and professional and consulting fees incurred in connection with any of the foregoing;

(viii) restructuring charges, accruals or reserves (including restructuring and integration costs related to acquisitions and adjustments to existing reserves), integration and facilities’ opening costs and other business optimization expenses and operating improvements (including related to new product introductions and any operating expenses, losses or charges directly attributable to the implementation of cost savings initiatives), transition costs, costs related to the discontinuance of any portion of the business or operations, internal costs in respect of strategic initiatives and costs related to closure/consolidation of facilities, in each case whether or not classified as restructuring expense on the consolidated financial statements, when aggregated with the amounts in clause (b) below not to exceed the greater of (x) $2,000,000 and (y) 20% of Consolidated EBITDA (determined before giving effect to such amounts), in each case in any LTM Period or Test Period, as applicable;

(ix) the amount of any non-controlling interest consisting of income attributable to non-controlling interests of third parties in any Non-Wholly Owned Subsidiary deducted (and not added back in such period) in calculating Consolidated Net Income;

(x) (A) the amount of board of directors, management, monitoring, consulting and advisory fees, indemnities and related expenses paid or accrued in such period to (or on behalf of) the Sponsor (including any termination fees payable in connection with the early termination of management and monitoring agreements) and (B) the amount of expenses relating to payments made to option holders of Holdings or any of its direct or indirect parent companies in connection with, or as a result of, any distribution being made to shareholders of such Person or its direct or indirect parent companies, which payments are being made to compensate such option holders as though they were shareholders at the time of, and entitled to share in, such distribution, in each case to the extent permitted in the Loan Documents;

(xi) losses on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business) in an aggregate amount not to exceed $1,500,000 in any LTM Period or Test Period, as applicable;

(xii) any non-cash loss attributable to the mark to market movement in the valuation of any Equity Interests, and hedging obligations or other derivative instruments (in each case, including pursuant to Financial Accounting Standards Codification No. 815—Derivatives and Hedging but only to the extent the cash impact resulting from such loss has not been realized);

(xiii) any loss relating to amounts paid in cash prior to the stated settlement date of any hedging obligation that has been reflected in Consolidated Net Income for such period;

(xiv) any gain relating to hedging obligations associated with transactions realized in the current period that has been reflected in Consolidated Net Income in prior periods and excluded from Consolidated EBITDA pursuant to clauses (c)(vi) and (c)(vii) below;

(xv) any costs or expenses incurred by Holdings, the Borrower or any Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, any severance agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are non-cash or otherwise funded with cash proceeds contributed to the capital of Holdings or Net Proceeds of an issuance of Equity Interests of Holdings (other than Disqualified Equity Interests);

(xvi) any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of FASB Accounting Standards Codification 715, and any other items of a similar nature;

(xvii) charges, losses, lost profits, expenses (including litigation expenses, fee and charges) or write-offs to the extent indemnified or insured by a third party, including expenses or losses covered by indemnification provisions or by any insurance provider in connection with the Transactions, a Permitted Acquisition or any other acquisition or Investment, disposition or any Casualty Event, in each case, to the extent that coverage has not been denied and so long as such amounts are actually reimbursed in cash within one year after the related amount is first added to Consolidated EBITDA pursuant to this clause (xviii) (and if not so reimbursed within one year, such amount shall be deducted from Consolidated EBITDA during the next measurement period);

(xviii) cash receipts (or any netting arrangements resulting in reduced cash expenses) not included in Consolidated EBITDA in any period to the extent non-cash gains relating to such receipts were deducted in the calculation of Consolidated EBITDA pursuant to clause (c) below for any previous period and not added back;

(xix) earn-out and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments, in each case in connection with acquisitions or Investments permitted hereunder in an aggregate amount not to exceed $10,000,000 in any LTM Period or Test Period, as applicable, in each case, for such amounts payable in cash and reducing Consolidated Net Income during the applicable period; and

(xx) Initial Public Company Costs; plus

(b) without duplication, the amount of “run rate” cost savings, operating expense reductions and synergies related to any Specified Transaction, any restructuring, cost saving initiative or other action taken, committed to be taken or with respect to which substantial steps have been taken, committed to be taken or planned to be taken that are projected by the Borrower in good faith to be realized (in the good faith determination of the Borrower) within 12 months after the end of the relevant LTM Period or Test Period, as applicable (including actions initiated prior to the Effective Date) (which cost savings, operating expense reductions and synergies shall be added to Consolidated EBITDA until fully realized and calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of the relevant period), net of the amount of actual benefits realized from such actions; provided that (A) such cost savings, operating expense reductions and synergies are reasonably identifiable and factually supportable and (B) no cost savings, operating expense reductions or synergies shall be added pursuant to this clause (b) to the extent duplicative of any expenses or charges relating to such cost savings, operating expense reductions, other operating improvements or synergies that are included above or in the definition of “Pro Forma Adjustment” or “Pro Forma Basis” (it being understood and agreed that “run rate” shall mean the full recurring benefit that is associated with any action taken); provided, further, that the amounts in this clause (b) and clause (a)(viii) above shall not exceed the greater of (x) $2,000,000 and (y) 20% of Consolidated EBITDA (determined before giving effect to any such amounts), in each case in any LTM Period or Test Period, as applicable; less

(c) without duplication and to the extent included in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i) extraordinary (as defined by GAAP prior to the issuance of FASB Accounting Standards Update 2015-01, Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items) gains and unusual or non-recurring gains;

(ii) non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income or Consolidated EBITDA in any prior period);

(iii) gains on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business);

(iv) any non-cash gain attributable to the mark to market movement in the valuation of any Equity Interests, and hedging obligations or other derivative instruments (in each case, including pursuant to Financial Accounting Standards Codification No. 815—Derivatives and Hedging but only to the extent the cash impact resulting from such gain has not been realized);

(v) any gain relating to amounts received in cash prior to the stated settlement date of any hedging obligation that has been reflected in Consolidated Net Income in such period;

(vi) any loss relating to hedging obligations associated with transactions realized in the current period that has been reflected in Consolidated Net Income in prior periods and excluded from Consolidated EBITDA pursuant to clauses (a)(xiii) and (a)(xiv) above; and

(vii) the amount of any non-controlling interest consisting of loss attributable to non-controlling interests of third parties in any Non-Wholly Owned Subsidiary added (and not deducted in such period) to Consolidated Net Income; plus

(d) any income from investments recorded using the equity method of accounting or the cost method of accounting, without duplication and to the extent not included in arriving at Consolidated Net Income, except to the extent such income was attributable to income that would be deducted pursuant to clause (c) if it were income of Holdings, the Borrower or its Restricted Subsidiaries; minus

(e) any losses from investments recorded using the equity method of accounting or the cost method of accounting, without duplication and to the extent not deducted in arriving at Consolidated Net Income, except to the extent such loss was attributable to losses that would be added back pursuant to clauses (a) and (b) above if it were a loss of Holdings, the Borrower or a Restricted Subsidiary; plus

(f) an amount, with respect to investments recorded using the equity method of accounting or the cost method of accounting and without duplication of any amounts added pursuant to clause (d) above, equal to the amount attributable to each such investment that would be added to Consolidated EBITDA pursuant to clauses (a) and (b) above if instead attributable to Holdings, the Borrower or a Restricted Subsidiary, pro-rated according to Holdings, the Borrower or the applicable Subsidiary’s percentage ownership in such investment; minus

(g) an amount, with respect to investments recorded using the equity method of accounting or the cost method of accounting and without duplication of any amounts deducted pursuant to clause (e) above, equal to the amount attributable to each such investment that would be deducted from Consolidated EBITDA pursuant to clause (c) above if instead attributable to Holdings, the Borrower or a Restricted Subsidiary, pro-rated according to Holdings, the Borrower or the applicable Subsidiary’s percentage ownership in such investment, in each case, as determined on a consolidated basis for the Borrower and the Subsidiaries in accordance with GAAP; minus

(h) the amount of any Capitalized Software Expenditures for such period, in each case, as determined on a consolidated basis for Holdings, the Borrower and its Restricted Subsidiaries in accordance with GAAP; provided that:

(I) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA currency translation gains and losses related to currency remeasurements of assets or liabilities (including the net loss or gain resulting from hedging agreements for currency exchange risk and revaluations of intercompany balances),

(II) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period any adjustments resulting from the application of Financial Accounting Standards Codification No. 815—Derivatives and Hedging,

(III) there shall be included in determining Consolidated EBITDA for any period, without duplication, (A) to the extent not included in Consolidated Net Income, the Acquired EBITDA of any Person, property, business or asset acquired by Holdings, the Borrower or any Restricted Subsidiary during such period (other than any Unrestricted Subsidiary) to the extent not subsequently sold, transferred or otherwise disposed of (but not including the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired) (each such Person, property, business or asset acquired, including pursuant to the Transactions or pursuant to a transaction consummated prior to the Effective Date, and not subsequently so disposed of, an “Acquired Entity or Business”), and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), in each case based on the Acquired EBITDA of such Pro Forma Entity for such period (including the portion thereof occurring prior to such acquisition or conversion) determined on a historical Pro Forma Basis and (B) an adjustment in respect of each Pro Forma Entity equal to the amount of the Pro Forma Adjustment with respect to such Pro Forma Entity for such period (including the portion thereof occurring prior to such acquisition or conversion) as specified in the Pro Forma Adjustment certificate delivered to the Administrative Agent (for further delivery to the Lenders);

(IV) there shall be (A) to the extent included in Consolidated Net Income, excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset (other than any Unrestricted Subsidiary) sold, transferred or otherwise disposed of, closed or classified as discontinued operations in accordance with GAAP (other than (x) if so classified on the basis that it is being held for sale unless such sale has actually occurred during such period and (y) for periods prior to the applicable sale, transfer or other disposition, if the Disposed EBITDA of such Person, property, business or asset is positive (i.e., if such Disposed EBITDA is negative, it shall be added back in determining Consolidated EBITDA for any period)) by Holdings, the Borrower or any Restricted Subsidiary during such period (each such Person, property, business or asset so sold, transferred or otherwise disposed of, closed or classified, a “Sold Entity or Business”), and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”), in each case based on the Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer, disposition, closure, classification or conversion) determined on a historical Pro Forma Basis and (B) to the extent not included in Consolidated Net Income, included in determining Consolidated EBITDA for any period in which a Sold Entity or Business is disposed, an adjustment equal to the Pro Forma Disposal Adjustment with respect to such Sold Entity or Business (including the portion thereof occurring prior to such disposal) as specified in the Pro Forma Disposal Adjustment certificate delivered to the Administrative Agent (for further delivery to the Lenders); and

(V) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA any expense (or income) as a result of adjustments recorded to contingent consideration liabilities relating to the Transaction or any Permitted Acquisition (or other Investment permitted hereunder); plus (increases) or minus (decreases);

(i) changes in “short term” deferred revenue.

“Consolidated Net Income” means, for any period, the net income (loss) of Holdings, the Borrower and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding, without duplication,

(a) extraordinary (as defined by GAAP prior to the issuance of FASB Accounting Standards Update 2015-01, Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items) items for such period,

(b) the cumulative effect of a change in accounting principles during such period;

(c) any Transaction Costs incurred during such period,

(d) any fees and expenses (including any transaction or retention bonus or similar payment) incurred during such period, or any amortization thereof for such period, in connection with any acquisition (including any acquisition of a franchisee), non-recurring costs to acquire equipment to the extent not capitalized in accordance with GAAP, Investment, recapitalization, asset disposition, non-competition agreement, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of or waiver or consent relating to any debt instrument (in each case, including the Transaction Costs and any such transaction consummated prior to the Effective Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful (including, for the avoidance of doubt, the effects of expensing all transaction-related expenses in accordance with FASB Accounting Standards Codification 805 and gains or losses associated with FASB Accounting Standards Codification 460),

(e) any income (loss) (and all fees and expenses or charges relating thereto) for such period attributable to the early extinguishment of Indebtedness, hedging agreements or other derivative instruments,

(f) accruals and reserves that are established or adjusted as a result of the Transactions or any Permitted Acquisition or other Investment not prohibited under this Agreement in accordance with GAAP (including any adjustment of estimated payouts on Earn-Outs) or changes as a result of the adoption or modification of accounting policies during such period,

(g) stock-based award compensation expenses,

(h) any income (loss) attributable to deferred compensation plans or trusts,

(i) any income (loss) from Investments recorded using the equity method,

(j) the amount of any expense required to be recorded as compensation expense related to contingent transaction consideration,

(k) any unrealized or realized gain or loss due solely to fluctuations in currency values and the related tax effects, determined in accordance with GAAP, and

(l) (i) the net income of any Person that is not a Subsidiary of such Person or is an Unrestricted Subsidiary or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the Borrower or a Restricted Subsidiary thereof in respect of such period and (ii) the net income shall include any ordinary course dividend distribution or other payment in cash received from any Person in excess of the amounts included in clause (i) above.

There shall be included in Consolidated Net Income, without duplication, the amount of any cash tax benefits of Holdings, the Borrower or its Subsidiaries related to the tax amortization of intangible assets in such period. There shall be excluded from Consolidated Net Income for any period the effects from applying acquisition method accounting, including applying acquisition method accounting to inventory, property and equipment, loans and leases, software and other intangible assets and deferred rent required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to Holdings, the Borrower and its Restricted Subsidiaries), as a result of any Permitted Acquisitions (or other Investment not prohibited hereunder) or the amortization or write-off of any amounts thereof.

In addition, to the extent not already included in Consolidated Net Income, Consolidated Net Income shall include the amount of (i) any proceeds received or due from business interruption insurance or reimbursement of expenses and charges that are covered by indemnification and other reimbursement provisions in connection with any acquisition or other Investment or any disposition of any asset permitted hereunder, (ii) any Restricted Payments made during any applicable period in reliance on Section 6.07(a)(vi)(B) to allow any direct or indirect parent of Holdings to pay the items set forth in Section 6.07(a)(vi)(B) during any such period and (iii) any Restricted Payments made during any applicable period in reliance on Section 6.07(a)(vi)(F) to pay the items set forth in Section 6.07(a)(vi)(F) to officers and employees of any direct or indirect parent company of Holdings during any such period.

“Consolidated Total Indebtedness” means, as of any date of determination, the aggregate amount of Indebtedness of Holdings, the Borrower and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of the acquisition method accounting in connection with any Permitted Acquisition (or other Investment not prohibited hereunder)) consisting only of Indebtedness for borrowed money, drawn but unreimbursed obligations under letters of credit, letters of guaranty and bankers’ acceptances, obligations in respect of Capitalized Leases, debt obligations evidenced by promissory notes or similar instruments, earn-outs or similar obligations and all Purchase Money Obligations; provided that earn-outs or similar obligations shall be included to the extent such outstanding earn-outs and similar obligations become a liability on the balance sheet of such Person in accordance with GAAP; provided, further, that the first $5,000,000 in the aggregate of such Earn-Outs and other similar obligations shall be excluded from such calculation, unless such Earn-Outs or other obligations not in excess of $5,000,000 are earned, unpaid and past due.

“Consolidated Working Capital” means, at any date, the excess of (a) the sum of all amounts (other than cash and Permitted Investments) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of Holdings, the Borrower and its Restricted Subsidiaries at such date, excluding the current portion of current and deferred income taxes over (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of Holdings, the Borrower and its Restricted Subsidiaries on such date, but excluding, without duplication, (i) the current portion of any Funded Debt, (ii) all Indebtedness consisting of Loans to the extent otherwise included therein, (iii) the current portion of interest, (iv) the current portion of current and deferred income taxes and (v) deferred revenue; provided that, for purposes of calculating Excess Cash Flow, increases or decreases in working capital (A) arising from acquisitions or dispositions by Holdings, the Borrower and its Restricted Subsidiaries shall be measured from the date on which such acquisition or disposition occurred until the first anniversary of such acquisition or disposition with respect to the Person subject to such acquisition or disposition and (B) shall exclude (I) the impact of non-cash adjustments contemplated in the Excess Cash Flow calculation, (II) the impact of adjusting items in the definition of Consolidated Net Income and (III) any changes in current assets or current liabilities as a result of (x) the effect of fluctuations in the amount of accrued or contingent obligations, assets or liabilities under hedging agreements or other derivative obligations, (y) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent or (z) the effects of acquisition method accounting.

“Contract Consideration” has the meaning assigned to such term in the definition of “Excess Cash Flow.”

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means, with respect to any deposit account, securities account, commodity account, securities entitlement or commodity contract, an agreement (in form and substance satisfactory to the Collateral Agent), among the Collateral Agent, the financial institution or other Person at which such account is maintained or with which such entitlement or contract is carried and the Loan Party maintaining such account or owning such entitlement or contract, effective to grant “control” (within the meaning of Articles 8 and 9 under the applicable UCC) over such account to the Collateral Agent.

“Controlled Investment Affiliate” means, with respect to Sponsor, any other investment fund or similar Person that (i) is organized for the purpose of making equity investments in one or more companies and (ii) is controlled by, or is under common control with, Sponsor. For purposes of this definition “control” means the power to direct or cause the direction of management and policies of a Person, whether by contract or otherwise.

“Converted Restricted Subsidiary” has the meaning given such term in the definition of “Consolidated EBITDA.”

“Converted Unrestricted Subsidiary” has the meaning given such term in the definition of “Consolidated EBITDA.”

“Cure Amount” has the meaning assigned to such term in Section 7.02(a).

“Cure Period” has the meaning assigned to such term in Section 7.02(a).

“Cure Right” has the meaning assigned to such term in Section 7.02(a).

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means, subject to Section 2.22(b), any Lender that (a) has failed to perform any of its funding obligations hereunder, within one (1) Business Day of the date required to be funded by it hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has notified the Borrower, the Administrative Agent or any Lender that it does not intend or expect to comply with its funding obligations or has made a public statement or provided any written notification to any Person to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after request by the Administrative Agent (whether acting on its own behalf or at the reasonable request of the Borrower (it being understood that the Administrative Agent shall comply with any such reasonable request)), to confirm in a manner satisfactory to the Administrative Agent and the Borrower that it will comply with its funding obligations (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, other than in connection with an Undisclosed

Administration, (i) become or is insolvent, (ii) become the subject of a proceeding under any Debtor Relief Law, (iii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (iv) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment, (v) made a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such person or its assets to be, insolvent or bankrupt; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Borrower or a Restricted Subsidiary in connection with a Disposition pursuant to Section 6.05(k) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Borrower, setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash within 180 days following the consummation of the applicable Disposition).

“Discount Prepayment Accepting Lender” has the meaning assigned to such term in Section 2.11(a)(ii)(B)(2).

“Discount Range” has the meaning assigned to such term in Section 2.11(a)(ii)(1).

“Discount Range Prepayment Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(C)(1).

“Discount Range Prepayment Notice” means a written notice by the Borrower pursuant to Section 2.11(a)(ii)(C)(1) substantially in the form of Exhibit K.

“Discount Range Prepayment Offer” means the irrevocable written offer by a Term Lender pursuant to Section 2.11(a)(ii)(C)(1) substantially in the form of Exhibit L.

“Discount Range Prepayment Response Date” has the meaning assigned to such term in Section 2.11(a)(ii)(C)(1).

“Discount Range Proration” has the meaning assigned to such term in Section 2.11(a)(ii)(C)(3).

“Discounted Prepayment Determination Date” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(3).

“Discounted Prepayment Effective Date” means five (5) Business Days (unless a shorter period is agreed to between the Borrower and the Auction Agent) following the receipt by each relevant Term Lender of notice from the Auction Agent in accordance with Section 2.11(a)(ii)(B), Section 2.11(a)(ii)(C) or Section 2.11(a)(ii)(D), as applicable.

“Discounted Term Loan Prepayment” has the meaning assigned to such term in Section 2.11(a)(ii)(A).

“Dispose” and “Disposition” each has the meaning assigned to such term in Section 6.05.

“Disposed EBITDA” means, with respect to any Sold Entity or Business or Converted Unrestricted Subsidiary for any period through (but not after) the date of such disposition, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary (determined as if references to Holdings, the Borrower and its Restricted Subsidiaries in the definition of the term “Consolidated EBITDA” (and in the component financial definitions used therein) were references to such Sold Entity or Business and its subsidiaries or to such Converted Unrestricted Subsidiary and its subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business or Converted Unrestricted Subsidiary.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:

(a) matures or is mandatorily redeemable (other than (i) solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and (ii) cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;

(b) is convertible or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or Equity Interests (other than (i) solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and (ii) cash in lieu of fractional shares of such Equity Interests); or

(c) is redeemable (other than (i) solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and (ii) cash in lieu of fractional shares of such Equity Interests) or is required to be repurchased by such Person or any of its Affiliates, in whole or in part, at the option of the holder thereof;

in each case, on or prior to the date ninety-one (91) days after the Latest Maturity Date; provided, however, that (i) an Equity Interest in any Person that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an “asset sale” or a “change of control” or similar event shall not constitute a Disqualified Equity Interest if any such requirement becomes operative only after repayment in full of all the Loans and all other Loan Document Obligations that are accrued and payable and the termination of the Commitments and (ii) if an Equity Interest in any Person is issued pursuant to any plan for the benefit of employees of Holdings (or any direct or indirect parent thereof) or any of its subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by Holdings (or any direct or indirect parent company thereof) or any of its subsidiaries in order to satisfy applicable statutory or regulatory obligations of such Person.

“Disqualified Lenders” means (i) those Persons that have been separately identified by the Borrower to the Administrative Agent in writing prior to the Effective Date as being “Disqualified Lenders” (or, if after such date, that are acceptable to the Administrative Agent in its sole discretion), (ii) those Persons who are competitors of the Borrower and its Subsidiaries that are separately identified in writing by the Sponsor or the Borrower to the Administrative Agent from time to time, but which shall not apply retroactively to disqualify any persons that have previously acquired an assignment or participation interest in the Loans and (iii) in the case of each Person identified pursuant to clauses (i) and (ii) above, any of their Affiliates that are either (x) identified in writing by the Sponsor or the Borrower from time to time, but which shall not apply retroactively to disqualify any persons that have previously acquired an assignment or participation interest in the Loans or (y) clearly identifiable as Affiliates on the basis of such Affiliate’s name; provided that, unless identified under clause (i) above, any bona fide debt funds, investment vehicles, regulated bank entities or non-regulated lending entities that are primarily engaged in making, purchasing, holding or otherwise investing in commercial loans or bonds and/or similar extensions of credit in the ordinary course of business shall not be classified as a Disqualified Lender. Such list of Disqualified Lenders shall be available for inspection upon request by any Lender with the Borrower’s consent; provided that, upon inquiry by any Lender to the Administrative Agent as to whether a potential assignee or prospective participant is on the list of Disqualified Lenders, the Administrative Agent shall be permitted to disclose to such Lender, without Borrower’s consent, whether such potential assignee or prospective participant is on the list of Disqualified Lenders.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized under the law of the United States, any state thereof or the District of Columbia.

“Earn-Outs” means, with respect to any Person, obligations of such Person arising from a Permitted Acquisition or other Investment permitted hereunder consummated after the Effective Date which are payable to the sellers thereunder in their capacity as such based on the achievement of specified financial results or other criteria or milestones over time.

“ECF Percentage” means, with respect to the prepayment required by Section 2.11(d) with respect to any fiscal year of Holdings, if the Total Net Leverage Ratio (prior to giving effect to the applicable prepayment pursuant to Section 2.11(d), but after giving effect to any voluntary prepayments made pursuant to Section 2.11(a) prior to the date of such prepayment) as of the end of such fiscal year is (a) greater than 4.00 to 1.00, 50% of Excess Cash Flow for such fiscal year, (b) greater than 3.00 to 1.00 but less than or equal to 4.00 to 1.00, 25% of Excess Cash Flow for such fiscal year and (c) less than or equal to 3.00 to 1.00, 0% of Excess Cash Flow for such fiscal year.

“Effective Date” means the date the conditions in Section 4.01 are satisfied or waived which date is June 12, 2017.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than Holdings, the Borrower or any of their respective Affiliates), other than, in each case, (i) a natural person, (ii) a Defaulting Lender or (iii) subject to Section 11.04(b), a Disqualified Lender. Notwithstanding the foregoing, each Loan Party and each Lender acknowledges and agrees that the Administrative Agent shall have no liability with respect to any assignment made to a Disqualified Lender.

“Environmental Laws” means all applicable treaties, rules, regulations, codes, ordinances, judgments, orders, decrees and other applicable Requirements of Law, and all applicable injunctions or binding agreements issued, promulgated or entered into by or with any Governmental Authority, in each instance relating to the protection of the environment, to preservation or reclamation of natural resources, to Release or threatened Release of any Hazardous Material or to the extent relating to exposure to Hazardous Materials, to health or safety matters.

“Environmental Liability” means any liability, obligation, loss, claim, action, order or cost, contingent or otherwise (including any liability for damages, costs of medical monitoring, costs of environmental remediation or restoration, administrative oversight costs, consultants’ fees, fines, penalties and indemnities) directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law or permit, license or approval issued thereunder, (b) the generation, use, handling, transportation, storage, or treatment of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) any failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each case whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, of an application for a waiver of the minimum funding standard with respect to any Plan; (d) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (e) the incurrence by a Loan Party or any ERISA Affiliate of any liability under Title IV of ERISA (other than premiums due and not delinquent under Section 4007 of ERISA) with respect to the termination of any Plan or by application of Section 4069 of ERISA with respect to any terminated plan; (f) the receipt by a Loan Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, or to an intention to terminate or to appoint a trustee to administer any plan or plans in respect of which such Loan Party or ERISA Affiliate would be deemed to be an employer under Section 4069 of ERISA; (g) the incurrence by a Loan Party or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Multiemployer Plan; (h) the receipt by a Loan Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from a Loan Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability, or the failure of a Loan Party or any ERISA Affiliate to pay when due, after the expiration of any applicable grace period, any installment payment with respect to any Withdrawal Liability; or (i) the withdrawal of a Loan Party or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA.

“Eurodollar” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” means, for any period, an amount equal to the excess of:

(a) the sum, without duplication, of:

(i) Consolidated Net Income for such period,

(ii) an amount equal to the amount of all Non-Cash Charges to the extent deducted in arriving at such Consolidated Net Income,

(iii) decreases in Consolidated Working Capital and long-term account receivables for such period,

(iv) an amount equal to the aggregate net non-cash loss on dispositions by the Borrower and its Restricted Subsidiaries during such period (other than dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income, and

(v) to the extent not included in Consolidated Net Income, dividends or other distributions or returns on capital received in cash by the Borrower or any Restricted Subsidiary from an Unrestricted Subsidiary, less:

(b) the sum, without duplication, of:

(i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income (including any amounts included in Consolidated Net Income of proceeds received or due from business interruption insurance or reimbursement of expenses and charges that are covered by indemnification and other reimbursement provisions in connection with any acquisition or other Investment or any disposition of any asset permitted under this Agreement to the extent such amounts are due but not received during such period) and cash charges included in clauses (a) through (j) of the definition of “Consolidated Net Income” (other than cash charges in respect of Transaction Costs paid on or about the Effective Date to the extent financed with the proceeds of Indebtedness incurred on the Effective Date or an equity investment on the Effective Date),

(ii) the amount of capital expenditures made in cash or accrued during such period, except to the extent that such capital expenditures were financed with the proceeds of (x) Indebtedness of Holdings, the Borrower or its Restricted Subsidiaries (other than Revolving Loans) or (y) the proceeds of the issuance of Equity Interests (other than Disqualified Equity Interests),

(iii) the aggregate amount of all principal payments of Indebtedness (including (1) the principal component of payments in respect of Capitalized Leases and (2) the amount of any mandatory prepayment of Term Loans to the extent required due to a Disposition that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase, but excluding (x) all other prepayments of Term Loans and (y) all prepayments of revolving loans (including Revolving Loans) except, in respect of revolving loans other than the Revolving Loans, to the extent there is an equivalent permanent reduction in commitments thereunder),

(iv) an amount equal to the aggregate net non-cash gain on dispositions by the Borrower and its Restricted Subsidiaries during such period (other than dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income,

(v) increases in Consolidated Working Capital and long-term account receivables for such period,

(vi) cash payments by Holdings, the Borrower and its Restricted Subsidiaries during such period in respect of long-term liabilities of Holdings, the Borrower and its Restricted Subsidiaries other than Indebtedness,

(vii) the amount of Investments (other than Investments in Permitted Investments) and acquisitions not prohibited by this Agreement to the extent that (and limited to the amount of) such Investments and acquisitions were financed with Revolving Loans or made with internally generated cash flow of Holdings, the Borrower and its Restricted Subsidiaries,

(viii) the amount of dividends and other Restricted Payments, other than Restricted Payments that reduce Consolidated Net Income in accordance with clauses (ii) and (iii) of the final paragraph of the definition thereof, in each case, to the extent that (and limited to the amount of) such dividends and Restricted Payments were financed with Revolving Loans or made with internally generated cash flow of Holdings, the Borrower and its Restricted Subsidiaries,

(ix) the aggregate amount of payments and expenditures actually made by Holdings, the Borrower and its Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such payments and expenditures are not expensed during such period, in each case to the extent not financed with the proceeds of the issuance of Equity Interests or other long term Indebtedness (excluding Revolving Loans) of Holdings, the Borrower and its Restricted Subsidiaries,

(x) cash payments by Holdings, the Borrower and its Restricted Subsidiaries during such period in respect of Non-Cash Charges included in the calculation of Consolidated Net Income in any prior period, in each case to the extent not financed with the proceeds of the issuance of Equity Interests or other long term Indebtedness (excluding Revolving Loans) of Holdings, the Borrower and its Restricted Subsidiaries,

(xi) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by Holdings, the Borrower and its Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness,

(xii) at the option of the Borrower, and without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by Holdings, the Borrower or any of the Restricted Subsidiaries pursuant to binding contracts, commitments or purchase orders (the “Contract Consideration”), in each case, entered into prior to or during such period, relating to Permitted Acquisitions, other Investments (other than Investments in Permitted Investments) or capital expenditures to be consummated or made during a subsequent Test Period (and in the case of Planned Expenditures, the subsequent Test Period); provided, that to the extent the aggregate amount of internally generated cash actually utilized to finance such Permitted Acquisitions, Investments or capital expenditures during such Test Period is less than the Contract Consideration and Planned Expenditures, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such Test Period; provided, further, that to the extent deducted from Excess Cash Flow in any Test Period, such Contract Consideration and/or Planned Expenditure is not deducted again in any subsequent Test Period,

(xiii) the amount of cash rent payments made in such period to the extent they exceed the amount of rent payments deducted in determining Consolidated Net Income for such period, and

(xiv) the amount of taxes (including penalties and interest) paid in cash, the amount of dividends and other restricted payments that Holdings, the Borrower and/or the Restricted Subsidiaries may make pursuant to Section 6.07(a)(vi)(A) or (B) as a result of such event, and/or tax reserves set aside or payable (without duplication) in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time.

“Excluded Account” has the meaning assigned to such term in the definition of Collateral and Guarantee Requirement.

“Excluded Assets” has the meaning assigned to such term in the Collateral Agreement.

“Excluded Information” has the meaning assigned to such term in Section 2.11(a)(ii)(A).

“Excluded Subsidiary” means (a) any Subsidiary that is not a Wholly Owned Subsidiary of Holdings, (b) any Subsidiary that is prohibited by applicable law, rule or regulation or contractual obligation existing on the Effective Date or, if later, the date such Subsidiary first becomes a Restricted Subsidiary (so long as in the case of an acquisition of such Subsidiary, any such prohibition was not incurred in contemplation of such acquisition), from guaranteeing the Secured Obligations or which would require any governmental or regulatory consent, approval, license or authorization to do so, unless such consent, approval, license or authorization has been obtained, (c) any Foreign Subsidiary that is a CFC, (d) any CFC Holding Company, (e) any direct or indirect Subsidiary of a CFC, (f) any Immaterial Subsidiary, (g) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent and the Borrower (as agreed in writing), the cost or other consequences (including any adverse tax consequences) of providing the Guarantee shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (h) any other Subsidiary excused from becoming a Loan Party pursuant to the last paragraph of the definition of the term “Collateral and Guarantee Requirement,” (i) any Subsidiary that is (or, if it were a Loan Party, would be) an “investment company” under the Investment Company Act of 1940, as amended, (j) any not-for profit Subsidiaries, captive insurance companies or other special purpose subsidiaries, (k) any special purpose securitization vehicle (or similar entity) and (l) each Unrestricted Subsidiary; provided, that any Immaterial Subsidiary that is a signatory to the Collateral Agreement and the Guarantee Agreement shall be deemed not to be an Excluded Subsidiary for purposes of this Agreement and the other Loan Documents unless the Borrower has otherwise notified the Administrative Agent; provided, further, that the Borrower may at any time and in its sole discretion, upon notice to the Administrative Agent, deem that any Restricted Subsidiary shall not be an Excluded Subsidiary for purposes of this Agreement and the other Loan Documents.

“Excluded Swap Obligation” means, with respect to any Loan Party at any time, any Secured Swap Obligation under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act, if, and to the extent that, all or a portion of the guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Secured Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act (determined after giving effect to any “Keepwell”, support or other agreement for the benefit of such Loan Party, at the time such guarantee or grant of a security interest becomes effective with respect to such related Secured Swap Obligation. If a Secured Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Secured Swap Obligation that is attributable to swaps that are or would be rendered illegal due to such guarantee or security interest.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (a) Taxes imposed on (or measured by) such recipient’s net income (however denominated) and franchise Taxes imposed on it (in lieu of net income Taxes) by a jurisdiction (i) as a result of such recipient being organized or having its principal office or, in the case of any Lender, its applicable lending office in such jurisdiction, or (ii) as a result of any other present or former connection between such recipient and the jurisdiction imposing such Tax (other than a connection arising solely from such recipient having executed, delivered, become a party to, performed its obligations or received payments under, received or perfected a security interest under or enforced any Loan Documents or engaged in any other transaction pursuant to this Agreement or having sold or assigned an interest in any Loan Documents), (b) any branch profits tax imposed under Section 884(a) of the Code, or any similar Tax, imposed by any jurisdiction described in clause (a) above, (c) any U.S. federal withholding Tax imposed pursuant to FATCA, (d) any withholding Tax that is attributable to a Lender’s failure to comply with Section 2.17(f) and (e) any U.S. federal withholding Taxes imposed on amounts payable to a Lender pursuant to a Requirement of Law in effect at the time such Lender becomes a party hereto (other than pursuant to an assignment request by the Borrower under Section 2.19(b)) or designates a new lending office, except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding Tax under Section 2.17(a).

“Existing Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated as of November 17, 2014, among the Borrower and PL Studios, LLC, as Borrowers, the other parties designated as “Loan Parties” from time to time party thereto, the lenders from time to time party thereto, and Silicon Valley Bank, as administrative agent for the several financial institutions from time to time party thereto, as amended, restated, supplemented or otherwise modified from time to time prior to the Effective Date.

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable thereto and not materially more onerous to comply with), any current or future Treasury regulations thereunder or other official administrative interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code as of the date of this Agreement (or any amended or successor version described above) and any intergovernmental agreements implementing the foregoing.

“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary to the next 1/100th of 1.00%) of the quotations for the day for such transactions received by the Administrative Agent.

“Fee Letter” means that certain Fee Letter by and between the Borrower and Guggenheim, dated as of June 12, 2017, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or corporate controller of Holdings.

“Financial Performance Covenants” means the covenants set forth in Section 6.10 and “Financial Performance Covenant” means any such covenant.

“Financing Transactions” means (a) the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party and (b) the borrowing of Loans hereunder on the Effective Date and the use of the proceeds thereof.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“Fixed Amounts” has the meaning assigned to such term in Section 1.07(b).

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (v) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Prepayment Event” has the meaning assigned to such term in Section 2.11(g).

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States, any state thereof or the District of Columbia.

“Funded Debt” means all Indebtedness of Holdings, the Borrower and its Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, (a) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under FASB Accounting Standards Codification 825-Financial Instruments, or any successor thereto (including pursuant to the FASB Accounting Standards Codification), to value any Indebtedness of any subsidiary at “fair value,” as defined therein and (b) the amount of any Indebtedness under GAAP with respect to Capital Lease Obligations shall be determined in accordance with the definition of Capital Lease Obligations.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, Governmental Authorities.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether federal, state, provincial, territorial, local or otherwise, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Effective Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined in good faith by a Financial Officer. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantee Agreement” means the Guarantee Agreement among the Loan Parties and the Administrative Agent, substantially in the form of Exhibit B.

“Guggenheim” has the meaning assigned to such term in the preliminary statements hereto.

“Hazardous Materials” means all explosive, radioactive, hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum by-products or distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances, wastes, chemicals, pollutants, contaminants of any nature and in any form regulated pursuant to any Environmental Law.

“Holdings” means Pluralsight Holdings.

“Holdings LLC Agreement” means that certain Second Amended and Restated Limited Liability Company Agreement of Pluralsight Holdings, LLC, dated as of June 9, 2017.

“Iconiq” means Iconiq Strategic Partners, L.P. and its Controlled Investment Affiliates.

“Identified Participating Lenders” has the meaning assigned to such term in Section 2.11(a)(ii)(C)(3).

“Identified Qualifying Lenders” has the meaning specified in Section 2.11(a)(ii)(D)(3).

“Immaterial Subsidiary” means any Subsidiary other than a Material Subsidiary; provided, that no Subsidiary that holds Material Intellectual Property may be designated or re-designated as an Immaterial Subsidiary during the time when it holds such material Intellectual Property.

“Impacted Loans” has the meaning assigned to such term in Section 2.14(b).

“Incurrence Based Amounts” has the meaning assigned to such term in Section 1.07(b).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (x) trade accounts payable in the ordinary course of business, (y) any Earn-Out or similar obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid after being due and payable (provided that, for purposes of determining Consolidated Total Indebtedness, Earn-Outs and similar obligations shall constitute Indebtedness as provided for in such definitions) and (z) expenses accrued in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances; provided that the term “Indebtedness” shall not include (i) deferred or prepaid revenue, (ii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty, indemnity or other unperformed obligations of the seller, (iii) any obligations attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto, (iv) Indebtedness of any Person that is a direct or indirect parent of Holdings appearing on the balance sheet of Holdings or the Borrower, or solely by reason of push down accounting under GAAP, (v) any non-compete or consulting obligations incurred in connection with a Permitted Acquisition, or (vi) any reimbursement obligations under pre-paid contracts entered into with clients in the ordinary course of business, (vii) for the avoidance of doubt, any Qualified Equity Interests issued by Holdings or the Borrower. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The amount of Indebtedness of any Person for purposes of clause (e) above shall (unless such Indebtedness has been assumed by such Person) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the fair market value of the property encumbered thereby as determined by such Person in good faith. For all purposes hereof, the Indebtedness of the Borrower and its Restricted Subsidiaries shall (x) exclude intercompany liabilities arising from their cash management, tax, and accounting operations and (y) intercompany loans, advances or Indebtedness, in each case, between Loan Parties and having a term not exceeding 364 days (inclusive of any rollover or extensions of terms).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Information” has the meaning assigned to such term in Section 8.12.

“Initial Public Company Costs” means, as to any Person, in each case solely to the extent such costs relate to an IPO and any IPO Reorganization Transactions, the non-recurring or one-time out-of-pocket costs associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and costs relating to compliance with the provisions of the Securities Act and the Exchange Act or any other comparable body of laws, rules or regulations, as companies with listed equity, directors’ compensation, fees and expense reimbursement, costs relating to investor relations, shareholder meetings and reports to shareholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, and listing fees, in each case to the extent arising solely by virtue of the initial listing of such Person’s equity securities on a national securities exchange in connection with such IPO.

“Initial Term Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make an Initial Term Loan hereunder on the Effective Date, expressed as an amount representing the maximum principal amount of the Initial Term Loan to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to (i) assignments by or to such Lender pursuant to an Assignment and Assumption or (ii) a Loan Modification Agreement. The amount of each Lender’s Initial Term Commitment as of the Effective Date is set forth on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Initial Term Commitment or Loan Modification Agreement, as the case may be. As of the Effective Date, the total Initial Term Commitment is $115,000,000.

“Initial Term Loans” means the Loans made pursuant to Section 2.01(a).

“Insight” means Insight Venture Partners and its Controlled Investment Affiliates.

“Intellectual Property” has the meaning assigned to such term in the Collateral Agreement.

“Intellectual Property Security Agreement” means short-form security agreements, suitable for filing with the United States Patent and Trademark Office or the United States Copyright Office (as applicable), with respect to any Intellectual Property that is registered, issued or applied for in the United States and that constitute Collateral.

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Loan Borrowing or Term Loan Borrowing in accordance with Section 2.07.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last Business Day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date such Borrowing is disbursed or converted to or continued as a Eurodollar Borrowing and ending on the date that is one, two, three or six months thereafter as selected by the Borrower in its Borrowing Request (or, if agreed to by each Lender participating therein, twelve months or such other period less than one month thereafter as the Borrower may elect); provided that (a) if any

Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month at the end of such Interest Period and (c) no Interest Period shall extend beyond (i) in the case of Term Loans, the Term Maturity Date and (ii) in the case of Revolving Loans, the Revolving Maturity Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person (excluding, in the case of the Borrower and its Restricted Subsidiaries (i) intercompany advances arising from their cash management, tax, and accounting operations and (ii) intercompany loans, advances or Indebtedness, in each case, between Loan Parties and having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business) or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. The amount, as of any date of determination, of (a) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, minus any cash payments actually received by such investor representing interest in respect of such Investment (to the extent any such payment to be deducted does not exceed the remaining principal amount of such Investment and without duplication of amounts increasing the Available Amount or the Available Equity Amount), but without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (b) any Investment in the form of a Guarantee shall be equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof, as determined in good faith by a Financial Officer, (c) any Investment in the form of a transfer of Equity Interests or other non-cash property by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the fair market value (as determined in good faith by a Financial Officer) of such Equity Interests or other property as of the time of the transfer, minus any payments actually received by such investor representing a return of capital of, or dividends or other distributions in respect of, such Investment (to the extent such payments do not exceed, in the aggregate, the original amount of such Investment and without duplication of amounts increasing the Available Amount or the Available Equity Amount), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment, and (d) any Investment (other than any Investment referred to in clause (a), (b) or (c) above) by the specified Person in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness or other securities of any other Person shall be the original cost of such Investment (including any Indebtedness assumed in connection therewith), plus (i) the cost of all additions thereto and minus (ii) the amount of any portion of such Investment that has been repaid to the investor in cash as a repayment of principal or a return of capital, and of any cash payments actually received by such investor representing interest, dividends or other distributions in respect of such Investment (to the extent the amounts referred to in clause (ii) do not, in the aggregate, exceed the original cost of such Investment plus the costs of additions thereto and without duplication of amounts increasing the Available Amount or the Available Equity Amount), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment. For purposes of Section 6.04, if an Investment involves the acquisition of more than one Person, the amount of such Investment shall be allocated among the acquired Persons in accordance with GAAP; provided that pending the final determination of the amounts to be so allocated in accordance with GAAP, such allocation shall be as reasonably determined by a Financial Officer.

“Investor” means a holder of Equity Interests in Holdings (or any direct or indirect parent thereof).

“IPO” means the initial underwritten public offering (other than a public offering pursuant to a registration statement on Form S-8) of common Equity Interests in the IPO Entity.

“IPO Entity” means, at any time upon and after an IPO, a parent entity of Holdings, or IPO Listco, as the case may be, the Equity Interests of which were issued or otherwise sold pursuant to the IPO. The Borrower shall, promptly following its formation, notify the Administrative Agent of the formation of the IPO Entity.

“IPO Listco” means an entity organized under the laws of the United States or a State thereof and formed in contemplation of an IPO to become the entity that issues Equity Interests in the IPO. The Borrower shall, promptly following its formation, notify the Administrative Agent of the formation of the IPO Listco.

“IPO Reorganization Transactions” means, collectively, the following transactions occurring prior to an IPO that are, in each case, taken in connection with and reasonably related to consummating an IPO: (a) the formation and ownership of IPO Shell Companies, (b) entry into, and performance of, (i) a reorganization agreement implementing the IPO Reorganization Transactions and certain other reorganization transactions in connection with an IPO; provided that after giving effect to any such activities, the interests of the Lenders (including, without limitation, the security interests of the Secured Parties in the Collateral), taken as a whole, would not be impaired, and (ii) customary underwriting agreements in connection with an IPO and any future follow-on underwritten public offerings of common Equity Interests in the IPO Entity, including the provision by IPO Listco and Holdings of customary representations, warranties, covenants and indemnification to the underwriters thereunder, (c) the merger of one or more IPO Subsidiaries with one or more direct or indirect holders of Equity Interests in Holdings; provided that, excluding Equity Interests in Holdings, the IPO Subsidiary has only immaterial assets and liabilities immediately prior to such merger, (d) the amendment of organization documents of Holdings and any IPO Subsidiaries; provided that after giving effect to any such activities, the interests of the Lenders (including, without limitation, the security interests of the Secured Parties in the Collateral), taken as a whole, would not be impaired, (e) the issuance of Equity Interests of IPO Shell Companies to holders of Equity Interests of Holdings in connection with any IPO Reorganization Transactions; provided that, excluding Equity Interests in Holdings and IPO Subsidiary, the IPO Shell Companies have only immaterial assets and liabilities immediately prior to such issuance, (f) the making of Restricted Payments to (or Investments in) Holdings to permit Holdings to make distributions, directly or indirectly, to IPO Listco, in each case solely for the purpose of paying, and solely in the amounts necessary for IPO Listco to pay, bona fide IPO-related out-of-pocket expenses to unaffiliated third-parties and the making of such distributions by Holdings, (g) the repurchase by IPO Listco of its Equity Interests from Holdings, the Borrower or any Subsidiary of the foregoing; (h) the entry into an exchange agreement, pursuant to which holders of Equity Interests in Holdings or any of its subsidiaries and certain non-economic/voting Equity Interests in IPO Listco will be permitted to exchange such interests for certain economic/voting Equity Interests in IPO Listco, (i) any issuance, dividend or distribution of the Equity Interests of the IPO Shell Companies or other Disposition of ownership thereof to the IPO Shell Companies and/or the direct or indirect holders of Equity Interests of Holdings; provided that, excluding Equity Interests in Holdings and IPO Subsidiary, the IPO Shell Companies have only immaterial assets and liabilities immediately prior to such issuance, dividend or distribution and/or the direct or indirect holders of Equity Interests of Holdings, (j) the entry into, and performance of, any tax receivables agreements by any IPO Entity or its subsidiaries and/or other contracts reasonably necessary to implement an Up-C IPO, and (k) all other transactions reasonably incidental to, or necessary for the consummation of, the foregoing; provided that after giving effect to any such transactions the interests of the Lenders (including, without limitation, the security interests of the Secured Parties in the Collateral), taken as a whole, would not be impaired.

“IPO Shell Company” means each of IPO Listco and IPO Subsidiary.

“IPO Subsidiary” means a Wholly Owned Subsidiary of IPO Listco organized under the laws of the United States or a State thereof and formed in contemplation of, and to facilitate, the IPO Reorganization Transactions and an IPO. The Borrower shall, promptly following its formation, notify the Administrative Agent of the formation of any IPO Subsidiary.

“Junior Financing” means (a) any unsecured Indebtedness for borrowed money and (b) any Permitted Refinancing in respect of the foregoing.

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Other Term Loan, any Other Term Commitment, any Other Revolving Loan or any Other Revolving Commitment, in each case as extended in accordance with this Agreement from time to time.

“LCA Election” has the meaning assigned to such term in Section 1.06.

“LCA Test Date” has the meaning assigned to such term in Section 1.06.

“Lead Arranger” means Guggenheim and any of its permitted successors and assigns, in its capacity as sole Lead Arranger in connection with this Agreement.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or a Loan Modification Agreement, in each case, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“LIBO Rate” means, the rate per annum appearing on Bloomberg L.P.’s service (the “Service”) (or on any successor to or substitute for such Service) for ICE LIBO USD interest rates two (2) Business Days prior to the commencement of the requested Interest Period, for a term and in an amount comparable to the Interest Period and the amount of the Eurodollar Borrowing requested (whether as an initial Eurodollar Borrowing or as a continuation of a Eurodollar Borrowing or as a conversion of an ABR Borrowing to a Eurodollar Borrowing) by the Borrower in accordance with this Agreement, which determination shall be conclusive in the absence of manifest error; provided that if the ICE LIBOR USD Service shall not be available for such Interest Period (an “Impacted Interest Period”) then the LIBO Rate shall be the Interpolated Rate (as defined below); provided, that (i) if no comparable term for an Interest Period is available, the LIBO Rate shall be determined using the weighted average of the offered rates for the two terms most nearly corresponding to such Interest Period and (ii) if the Service shall no longer report ICE LIBO USD interest rates, or such interest rates cease to exist, Administrative Agent shall be permitted to select an alternate service that quotes, or alternate interest rates that reasonably approximate, the rates of interest per annum at which deposits of dollars in immediately available funds are offered by major financial institutions satisfactory to Administrative Agent in the London interbank market (and relating to the relevant Interest Period for the applicable principal amount on any applicable date of determination). The “Interpolated Rate” shall mean the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the ICE LIBO USD interest rate for the longest period for which the Service is available that is shorter than the Impacted Interest Period; and (b) the ICE LIBO USD interest rate for the shortest period (for which the applicable Bloomberg page is available) that exceeds the Impacted Interest Period, in each case, at such time. Notwithstanding the foregoing, the LIBO Rate shall not be less than 0%.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, ground lease, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Limited Condition Acquisition” means any investment or acquisition, including by way of merger, by the Borrower or one or more of its Restricted Subsidiaries permitted pursuant to this Agreement whose consummation is not conditioned upon the availability of, or on obtaining, third-party financing.

“Liquidity” means, as of any date of determination, the sum of (a) all amounts of Revolving Loans available to be drawn on such date of determination pursuant to the terms of this Agreement plus (b) the amount of Qualified Cash as of such date.

“Loan Document Obligations” means (a) the due and punctual payment in cash by the Borrower of (i) the principal of the Loans, and all accrued and unpaid interest, including the PIK Interest thereon at the rates provided in this Agreement and the Prepayment Premium in respect thereof in the amounts provided in this Agreement (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations of the Borrower under or pursuant to this Agreement and each of the other Loan Documents to which it is a party, including obligations to pay fees, expenses, reimbursement obligations and indemnification obligations and obligations to provide cash collateral, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual payment in cash and performance of all other obligations of the Borrower under or pursuant to each of the Loan Documents to which it is a party and (c) the due and punctual payment and performance of all the obligations of each other Loan Party under or pursuant to this Agreement and each of the other Loan Documents to which it is a party (including interest and monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

“Loan Documents” means this Agreement, any Loan Modification Agreement, the Guarantee Agreement, the Collateral Agreement, the other Security Documents and, except for purposes of Section 9.02, any Note delivered pursuant to Section 2.09(e).

“Loan Modification Agreement” means a Loan Modification Agreement, in form reasonably satisfactory to the Administrative Agent, among the Borrower, the Administrative Agent and one or more Accepting Lenders, effecting one or more Permitted Amendments and such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.24.

“Loan Modification Offer” has the meaning specified in Section 2.24(a).

“Loan Parties” means Holdings, the Borrower and any Subsidiary Loan Parties.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement, including, for the avoidance of doubt, all Revolving Loans and all Term Loans.

“LTM Period” means the most recent period of twelve consecutive fiscal months of Holdings for which financial statements have been delivered, or were required to have been delivered, pursuant to Sections 5.01(a), 5.01(b) or 5.01(c), but subject to the historical amounts set forth in the last paragraph of the definition of “Recurring Revenues.”

“Majority in Interest” when used in reference to Lenders of any Class, means, at any time, (a) in the case of the Revolving Lenders, Lenders having Revolving Exposures and unused Revolving Commitments representing more than 50% of the sum of the aggregate Revolving Exposures and the unused aggregate Revolving Commitments at such time and (b) in the case of the Term Lenders of any Class, Lenders holding outstanding Term Loans of such Class representing more than 50% of all Term Loans of such Class outstanding at such time; provided that whenever there are one or more Defaulting Lenders, the total outstanding Term Loans and Revolving Exposures of, and the unused Revolving Commitments of, each Defaulting Lender shall be excluded for purposes of making a determination of the Majority in Interest.

“Master Agreement” has the meaning assigned to such term in the definition of “Swap Agreement.”

“Master Intercompany Note” means the Master Intercompany Note substantially in the form of Exhibit E.

“Material Adverse Effect” means a circumstance or condition affecting the business, financial condition, or results of operations of Holdings the Borrower and its Restricted Subsidiaries, taken as a whole, that, individually or in the aggregate, would materially adversely affect or would reasonably be expected to materially adversely affect (a) the ability of Holdings, the Borrower and the other Loan Parties, taken as a whole, to perform their payment obligations under the Loan Documents or (b) the rights and remedies of the Administrative Agent and the Lenders under the Loan Documents (except as a result of acts or omissions of the Administrative Agent or any Secured Party (other than actions or omissions taken as a direct result of the advice of or at the direction of Holdings, the Borrower or any Subsidiary)).

“Material Indebtedness” means Indebtedness for borrowed money (other than the Loan Document Obligations), Capital Lease Obligations, unreimbursed obligations for letter of credit drawings and financial guarantees (other than ordinary course of business contingent reimbursement obligations) or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Restricted Subsidiaries in an aggregate principal amount exceeding $2,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Intellectual Property” means, collectively, any Intellectual Property owned by Holdings, the Borrower or any of its Restricted Subsidiaries that is material to the ability of the Borrower and its Subsidiaries to generate revenue, or otherwise material to the operation of their businesses.

“Material Non-Public Information” means (a) if the Borrower is a public reporting company, material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing for purposes of United States Federal and state securities laws, and (b) if the Borrower is not a public reporting company, information that is (i) of the type that would be required to be made publicly available if the Borrower were a public reporting company and (ii) material with respect to the Borrower and its Subsidiaries or any of their respective securities for purposes of United States Federal and state securities laws.

“Material Real Property” means real property (including fixtures) located in the United States and owned (but not leased or ground-leased) by any Loan Party with a book value, as reasonably determined by the Borrower in good faith, greater than or equal to $1,500,000 (it being understood that no real property owned by any Loan Party as of the date of this Agreement shall be deemed to be Material Real Property).

“Material Subsidiary” means (i) each Wholly Owned Restricted Subsidiary that, as of the last day of the fiscal quarter of Holdings most recently ended, had net revenues or total assets for such quarter in excess of 2.50% of the consolidated net revenues or total assets, as applicable, of the Borrower and its Restricted Subsidiaries for such quarter; provided that in the event that the Immaterial Subsidiaries, taken together, had as of the last day of the fiscal quarter of Holdings most recently ended net revenues or total assets in excess of 5.00% of the consolidated revenues or total assets, as applicable, of the Borrower and its Restricted Subsidiaries for such quarter, the Borrower shall designate at its sole discretion one or more Immaterial Subsidiaries to be a Material Subsidiary as may be necessary such that the foregoing 5.00 % limit shall not be exceeded, and any such Subsidiary shall thereafter be deemed to be an Material Subsidiary hereunder; provided, further, that the Borrower may re-designate Material Subsidiaries as Immaterial Subsidiaries so long as Borrower is in compliance with the foregoing.

“Maximum Rate” has the meaning assigned to such term in Section 8.16.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgage” means a mortgage, deed of trust, assignment of leases and rents or other security document granting a Lien on any Mortgaged Property in favor of the Administrative Agent for the benefit of the Secured Parties to secure the Secured Obligations, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time. Each Mortgage shall be in form and substance satisfactory to the Administrative Agent and the Borrower.

“Mortgaged Property” means each parcel of Material Real Property with respect to which a Mortgage is granted pursuant to the Collateral and Guarantee Requirement, Section 5.11, Section 5.12 or Section 5.14 (if any).

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means, with respect to any event, (a) the proceeds received in respect of such event in cash or Permitted Investments, including (i) any cash or Permitted Investments received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment or Earn-Out, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds that are actually received, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments that are actually received, minus (b) the sum of (i) all fees and out-of-pocket expenses paid by Holdings, the Borrower and its Restricted Subsidiaries in connection with such event (including attorney’s fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, underwriting discounts and commissions, other customary expenses and brokerage, consultant, accountant and other customary fees), (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), (x) the amount of all payments that are permitted hereunder and are made by Holdings, the Borrower and its Restricted Subsidiaries as a result of such event to repay Indebtedness (other than the Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, (y) the pro rata portion of net cash proceeds thereof (calculated without regard to this clause (y)) attributable to minority interests and not available for distribution to or for the account of Holdings, the Borrower or its Restricted Subsidiaries as a result thereof and (z) the amount of any liabilities directly associated with such asset and retained by the Borrower or any Restricted Subsidiary and (iii) the amount of all taxes paid (or reasonably estimated to be payable), the amount of dividends and other restricted payments that Holdings, the Borrower and/or the Restricted Subsidiaries may make pursuant to Section 6.07(a)(vi)(A) or (B) as a result of such event, and the amount of any reserves established by Holdings, the Borrower and its Restricted Subsidiaries to fund contingent liabilities reasonably estimated to be payable, that are directly attributable to such event, provided that any reduction at any time in the amount of any such reserves (other than as a result of payments made in respect thereof) shall be deemed to constitute the receipt by the Borrower at such time of Net Proceeds in the amount of such reduction.

“Non-Accepting Lender” has the meaning assigned to such term in Section 2.24(c).

“Non-Cash Charges” means (a) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets (including goodwill), long-lived assets, and Investments in debt and equity securities or as a result of a change in law or regulation, in each case pursuant to GAAP, and the amortization of intangibles pursuant to GAAP (which, without limiting the foregoing, shall include any impairment charges resulting from the application of FASB Statements No. 142 and 144 and the amortization of intangibles arising pursuant to No. 141), (b) all losses from Investments recorded using the equity method, (c) all Non-Cash Compensation Expenses, (d) the non-cash impact of acquisition method accounting, (e) depreciation and amortization (including, without limitation, as they relate to acquisition accounting, amortization of deferred financing fees or costs, Capitalized Software Expenditures and amortization of unrecognized prior service costs and actuarial gains and losses related to pension and other post-employment benefits) and (f) other non-cash charges (including non-cash charges related to deferred rent) (provided, in each case, that if any non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period).

“Non-Cash Compensation Expense” means any non-cash expenses and costs that result from the issuance of stock-based awards, partnership interest-based awards and similar incentive based compensation awards or arrangements.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(c).

“Non-Wholly Owned Subsidiary” of any Person means any Subsidiary of such Person other than a Wholly Owned Subsidiary.

“Not Otherwise Applied” means, subject to the proviso in the definition of “Qualified Cash,” that such amount was not previously applied pursuant to Section 6.04(m).

“Note” means a promissory note of the Borrower, in substantially the form of Exhibit Q, payable to a Lender or its registered assigns in a principal amount equal to the principal amount of the Revolving Commitment or Term Loans, as applicable, of such Lender.

“Offered Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(1).

“Offered Discount” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(1).

“Organizational Documents” means, with respect to any Person, the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person.

“Other Revolving Commitments” means one or more extended Revolving Commitments that result from a Loan Modification Agreement.

“Other Revolving Loans” means the Revolving Loans made pursuant to a Loan Modification Agreement.

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document, except any such Taxes that are Taxes described in clause (a)(ii) of the definition of Excluded Taxes imposed with respect to an assignment (other than an assignment made pursuant to a request by Borrower under Section 2.19).

“Other Term Commitments” means one or more Classes of term loan commitments hereunder that result from a Loan Modification Agreement.

“Other Term Loans” means one or more Classes of Term Loans that result from a Loan Modification Agreement.

“Participant” has the meaning assigned to such term in Section 8.04(c)(i).

“Participant Register” has the meaning assigned to such term in Section 8.04(c)(ii).

“Participating Lender” has the meaning assigned to such term in Section 2.11(a)(ii)(C)(2).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means a certificate substantially in the form of Exhibit C.

“Permitted Acquisition” means the purchase or other acquisition, by merger, consolidation or otherwise, by the Borrower or any Subsidiary of any Equity Interests in, or all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of), any Person; provided that (a) in the case of any purchase or other acquisition of Equity Interests in a Person, (i) such Person, upon the consummation of such purchase or acquisition, will be a Subsidiary (including as a result of a merger or consolidation between any Subsidiary and such Person), or (ii) such Person is merged into or consolidated with a Subsidiary and such Subsidiary is the surviving entity of such merger or consolidation, (b) the business of such Person, or such assets, as the case may be, constitute a business permitted by Section 6.03(b), (c) with respect to each such purchase or other acquisition, all actions required to be taken with respect to such newly created or acquired Subsidiary (including each subsidiary thereof) or assets in order to satisfy the requirements set forth in clauses (a), (b), (c) and (d) of the definition of the term “Collateral and Guarantee Requirement” to the extent applicable shall have been taken to the extent required by Sections 5.11 or 5.12 (or arrangements for the taking of such actions after the consummation of the Permitted Acquisition shall have been made that are satisfactory to the Administrative Agent) (unless such newly created or acquired Subsidiary is designated as an Unrestricted Subsidiary pursuant to Section 5.13 or is otherwise an Excluded Subsidiary), (d) after giving effect to any such purchase or other acquisition (i) (at a time of consummation of such purchase or acquisition), no Event of Default shall have occurred and be continuing or (ii) in respect of a Limited Condition Acquisition (A) (on the date the agreement for such purchase or acquisition is executed), no Event of Default shall have occurred and be continuing and (B) (on the closing date of such Limited Condition Acquisition), no Event of Default under Section 7.01(a), (b), (h) or (i) shall have occurred and be continuing, (e) such acquisition shall not be hostile and shall have been approved by the Board of Directors and/or the stockholders or other equityholders of such Person, as applicable, (f) at the time of consummation of such purchase or acquisition (or in respect of a Limited Condition Acquisition, on the date the definitive agreements for such Limited Condition Acquisition are entered into), the Borrower is in Pro Forma Compliance with the Financial Performance Covenants then in effect as of the end of the most recently completed Test Period, (g) the Borrower shall have delivered to the Administrative Agent customary due diligence materials to the extent available and definitive acquisition documents, and with respect to any such purchase or acquisition the total consideration for which equals or exceeds $10,000,000 a quality of earnings report, in each case at least under this clause (g), at least five Business Days prior to the consummation of such purchase or acquisition and (h) the aggregate cash consideration for all Permitted Acquisitions shall not exceed the sum of $20,000,000 plus the Net Proceeds from the issuance of Qualified Equity Interests of Holdings that are contributed to the Borrower (which Qualified Equity Interests shall not increase the Available Equity Amount or constitute any Cure Amount that are Not Otherwise Applied).

“Permitted Amendment” means an amendment to this Agreement and, if applicable the other Loan Documents, effected in connection with a Loan Modification Offer pursuant to Section 2.24, providing for an extension of a maturity date applicable to the Loans and/or Commitments of the Accepting Lenders and, in connection therewith, (a) a change in the Applicable Rate with respect to the Loans and/or Commitments of the Accepting Lenders and/or (b) a change in the fees payable to, or the inclusion of new fees to be payable to, the Accepting Lenders and/or (c) additional covenants or other provisions applicable only to periods after the Latest Maturity Date at the time of such Loan Modification Offer (it being understood that to the extent that any financial maintenance covenant is added for the benefit of any such Loans and/or Commitments, no consent shall be required by the Administrative Agent or any of the Lenders if such financial maintenance covenant is either (i) also added for the benefit of any corresponding Loans remaining outstanding after the issuance or incurrence of such Loans and/or Commitments, (ii) with respect to any “springing” financial maintenance covenant or other covenant only applicable to, or for the benefit of, a revolving credit facility, also added for the benefit of each revolving credit facility hereunder (and not for the benefit of any term loan facility hereunder) or (iii) only applicable after the Latest Maturity Date at the time of such Loan Modification Offer).

“Permitted Encumbrances” means:

(a) Liens for Taxes, assessments or governmental charges that are not overdue for a period of more than thirty (30) days or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(b) Liens with respect to outstanding motor vehicle fines and Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or construction contractors’ Liens and other similar Liens arising in the ordinary course of business that secure amounts not overdue for a period of more than 30 days or, if more than 30 days overdue, are unfiled and no other action has been taken to enforce such Lien or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP, in each case so long as such Liens do not individually or in the aggregate have a Material Adverse Effect;

(c) Liens incurred or deposits made in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance and other social security legislation or (ii) securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees or similar instrument for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Restricted Subsidiary or otherwise supporting the payment of items set forth in the foregoing clause (i);

(d) Liens incurred or deposits made to secure the performance of bids, trade contracts, governmental contracts and leases, statutory obligations, surety, stay, customs and appeal bonds, performance bonds, banker’s acceptance facilities and other obligations of a like nature (including those to secure health, safety and environmental obligations) and obligations in respect of letters of credit, bank guarantees or similar instruments that have been posted to support the same, in each case incurred in the ordinary course of business or consistent with past practices;

(e) easements, licenses, servitudes, restrictive covenants, rights-of-way, restrictions, encroachments, protrusions, zoning restrictions and other similar encumbrances and title defects affecting real property that, in the aggregate, do not materially interfere with the ordinary conduct of the business of the Borrower and its Restricted Subsidiaries taken as a whole;

(f) leases or subleases of real or personal property granted to other Persons (as lessee thereof) that do not materially interfere with the ordinary conduct of the business of the Borrower and its Restricted Subsidiaries taken as a whole;

(g) rights of future tenants pursuant to written leases entered into in accordance with the terms hereof;

(h) Liens securing, or otherwise arising from, judgments not constituting an Event of Default under Section 7.01(j);

(i) Liens on (i) goods the purchase price of which is financed by a documentary letter of credit issued for the account of Holdings or any of its Subsidiaries or Liens on bills of lading, drafts or other documents of title arising by operation of law or pursuant to the standard terms of agreements relating to letters of credit, bank guarantees and other similar instruments;

provided that such Lien secures only the obligations of the Borrower or such Subsidiaries in respect of such letter of credit to the extent such obligations are permitted by Section 6.01 and (ii) specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(j) Liens arising from precautionary Uniform Commercial Code financing statements or similar filings made in respect of operating leases entered into by the Borrower or any of its Subsidiaries;

(k) rights of recapture of unused real property (other than any Mortgaged Property) in favor of the seller of such property set forth in customary purchase agreements and related arrangements with any Governmental Authority;

(l) Liens in favor of deposit banks or securities intermediaries securing customary fees, expenses or charges in connection with the establishment, operation or maintenance of deposit accounts or securities accounts;

(m) liens in favor of obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or any of the Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(n) Liens arising from grants of non-exclusive licenses or non-exclusive sublicenses of Intellectual Property made in the ordinary course of business;

(o) rights of setoff, banker’s lien, netting agreements and other Liens arising by operation of law or by of the terms of documents of banks or other financial institutions in relation to the maintenance of administration of deposit accounts, securities accounts, cash management arrangements or in connection with the issuance of letters of credit, bank guarantees or other similar instruments;

(p) Liens arising from the right of distress enjoyed by landlords or Liens otherwise granted to landlords, in either case, to secure the payment of arrears of rent or performance of other obligations in respect of leased properties, so long as such Liens are not exercised or except where the exercise of such Liens would not reasonably be expected to have a Material Adverse Effect;

(q) Liens or security given to public utilities or to any municipality or Governmental Authority when required by the utility, municipality or Governmental Authority in connection with the supply of services or utilities to the Borrower and any other Restricted Subsidiaries;

(r) servicing agreements, development agreements, site plan agreements, subdivision agreements, facilities sharing agreements, cost sharing agreements and other agreements pertaining to the use or development of any of the assets of the Person, provided the same do not result in (i) a substantial and prolonged interruption or disruption of the business activities of the Borrower and its Restricted Subsidiaries, taken as a whole, or (ii) a Material Adverse Effect; and

(s) [reserved];

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness for borrowed money other than Liens referred to in clauses (d) and (k) above securing obligations under letters of credit or bank guarantees or similar instruments related thereto and in clause (g) above, in each case to the extent any such Lien would constitute a Lien securing Indebtedness for borrowed money.

“Permitted Holders” means, collectively, (a)(i) Aaron Skonnard or (ii) Skonnard Consulting, Inc. so long as the majority of voting stock of such Person is Controlled by Aaron Skonnard and his spouse or by a trust or other estate planning vehicle under the Control of Aaron Skonnard and his spouse; (b)(i) Fredrick Onion or (ii) Onion Consulting, Inc. so long as the majority of voting stock of such Person is Controlled by Fredrick Onion and his spouse or by a trust or other estate planning vehicle under the Control of Fredrick Onion and his spouse; (c)(i) Keith Sparkjoy or (ii) Wyecliff Associates, Inc. so long as the majority of voting stock of such Person is Controlled by Keith Sparkjoy and his spouse or by a trust or other estate planning vehicle under the Control of Keith Sparkjoy and his spouse; and (d) the Sponsor.

“Permitted Investments” means any of the following, to the extent owned by the Borrower or any Restricted Subsidiary:

(a) dollars, euros, Canadian dollars or such other currencies held by it from time to time in the ordinary course of business;

(b) readily marketable obligations issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of (i) the United States, (ii) the United Kingdom, (iii) Canada, (iv) Switzerland or (v) any member nation of the European Union rated A (or the equivalent thereof) or better by S&P and A2 (or the equivalent thereof) or better by Moody’s, having average maturities of not more than 24 months from the date of acquisition thereof; provided that the full faith and credit of such country or such member nation of the European Union is pledged in support thereof;

(c) time deposits with, or certificates of deposit or bankers’ acceptances of, any commercial bank that (i) is a Lender or (ii) has combined capital and surplus of at least $250,000,000 in the case of U.S. banks and $100,000,000 (or the U.S. dollar equivalent as of the date of determination) in the case of foreign banks (any such bank in the foregoing clauses (i) or (ii) being an “Approved Bank”), in each case with average maturities of not more than 12 months from the date of acquisition thereof;

(d) commercial paper and variable or fixed rate notes issued by an Approved Bank (or by the parent company thereof) or any variable or fixed rate note issued by, or guaranteed by, a corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s, in each case with average maturities of not more than 12 months from the date of acquisition thereof;

(e) repurchase agreements entered into by any Person with an Approved Bank, a bank or trust company (including any of the Lenders) or recognized securities dealer covering securities described in clauses (b) and (c) above;

(f) marketable short-term money market and similar highly liquid funds substantially all of the assets of which are comprised of securities of the types described in clauses (b) through (e) above;

(g) securities with average maturities of 12 months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, the United Kingdom, Canada, Switzerland, a member of the European Union or by any political subdivision or taxing authority of any such state, member, commonwealth or territory having an investment grade rating from either S&P or Moody’s (or the equivalent thereof);

(h) investments with average maturities of 12 months or less from the date of acquisition in mutual funds rated AA- (or the equivalent thereof) or better by S&P or Aa3 (or the equivalent thereof) or better by Moody’s;

(i) instruments equivalent to those referred to in clauses (a) through (h) above denominated in euros or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction;

(j) investments, classified in accordance with GAAP as current assets of the Borrower or any Subsidiary, in money market investment programs that are registered under the Investment Company Act of 1940 or that are administered by financial institutions having capital of at least $250,000,000 or its equivalent, and, in either case, the portfolios of which are limited such that substantially all of such investments are of the character, quality and maturity described in clauses (a) through (i) of this definition;

(k) with respect to any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia: (i) obligations of the national government of the country in which such Subsidiary maintains its chief executive office and principal place of business; provided such country is a member of the Organization for Economic Cooperation and Development, in each case maturing within one year after the date of investment therein, (ii) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Subsidiary maintains its chief executive office and principal place of business; provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least “A-2” or the equivalent thereof or from Moody’s is at least “P-2” or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than 24 months from the date of acquisition and (iii) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank; and

(l) investment funds investing at least 90% of their assets in securities of the types described in clauses (a) through (k) above.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other amounts paid, and fees and expenses incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to the amount of any existing commitments unutilized thereunder so long as such unutilized commitments, immediately prior to giving effect to such Permitted Refinancing, would have been permitted to be fully drawn, (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 6.01(a)(v), Indebtedness resulting from such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (c) if the Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Loan Document Obligations, Indebtedness resulting from such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Loan Document Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended, (d) if the Indebtedness being modified, refinanced, refunded, renewed or extended is permitted pursuant to Section 6.01(a)(viii) or (a)(xiii), such Indebtedness complies with the Required Additional Debt Terms, (e) if the Indebtedness being modified, refinanced, refunded, renewed or extended is permitted pursuant to Section 6.01(a)(ii), (i) the other terms and conditions of any such Permitted Refinancing shall be as agreed between the Borrower and the lenders providing any such Permitted Refinancing and (ii) the primary obligor in respect of, and/or the Persons (if any) that Guarantee, the Indebtedness resulting from such modification, refinancing, refunding, renewal or extension are the primary obligor in respect of, and/or Persons (if any) that guaranteed the Indebtedness being modified, refinanced, refunded, renewed or extended and (f) if the Indebtedness being modified, refinanced, refunded, renewed or extended is permitted pursuant to Section 6.01(a)(viii) or (a)(xiii), the Indebtedness resulting from such modification, refinancing, refunding, renewal or extension is (x) unsecured if the Indebtedness being modified, refinanced, refunded, renewed or extended is unsecured or (y) not secured on a more favorable basis than the Indebtedness being modified, refinanced, refunded, renewed or extended if such Indebtedness being modified, refinanced, refunded, renewed or extended is secured. For the avoidance of doubt, it is understood that a Permitted Refinancing may constitute a portion of an issuance of Indebtedness in excess of the amount of such Permitted Refinancing; provided that such excess amount is otherwise permitted to be incurred under Section 6.01. For the avoidance of doubt, it is understood and agreed that a Permitted Refinancing includes successive Permitted Refinancings of the same Indebtedness.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity, whether existing as of the Effective Date or subsequently created or coming to exist.

“PIK Interest” has the meaning assigned to such term in Section 2.13(d).

“Plan” means any employee pension benefit plan as such term is defined in Section 3(2) of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which a Loan Party or any ERISA Affiliate is an “employer” as defined in Section 3(5) of ERISA.

“Planned Expenditures” has the meaning assigned to such term in clause (b) of the definition of “Excess Cash Flow.”

“Platform” has the meaning assigned to such term in Section 5.01.

“Pledged Equity Interests” has the meaning set forth in the Collateral Agreement.

“Pluralsight Holdings” has the meaning assigned to such term in the preliminary statements hereto.

“Pluralsight Management” means Pluralsight Management, Inc., a Delaware corporation.

“Post-Transaction Period” means, with respect to any Specified Transaction, the period beginning on the date such Specified Transaction is consummated and ending on the last day of the full twelve-month period following the date on which such Specified Transaction is consummated.

“Prepayment Event” means:

(a) (i) any non-ordinary course sale, transfer or other disposition of any property or asset of the Borrower or any of its Restricted Subsidiaries permitted by (A) Section 6.05(k) other than dispositions resulting in aggregate Net Proceeds not exceeding (1) $1,500,000 in the case of any single transaction or series of related transactions and (2) $3,000,000 for all such transactions during any fiscal year of Holdings or (B) Section 6.05(f) other than dispositions constituting a sale-leaseback to the extent consummated substantially contemporaneously with the acquisition by the Borrower or such Restricted Subsidiary of the property subject to such sale-leaseback transaction or (ii) any Casualty Event other than Casualty Events resulting in aggregate Net Proceeds not exceeding (A) $1,500,000 in the case of any single transaction or series of related transactions and (B) $3,000,000 for all such transactions during any fiscal year of Holdings;

(b) the incurrence by the Borrower or any of its Restricted Subsidiaries of any Indebtedness, other than Indebtedness permitted under Section 6.01 or permitted by the Required Lenders pursuant to Section 9.02; or

(c) the issuance or sale of Qualified Equity Interests by Holdings or any of its Subsidiaries to be contributed to the Borrower as cash common equity for the purpose of curing a breach of any Financial Performance Covenant pursuant to Section 7.02.

“Prepayment Premium” has the meaning assigned to such term in Section 2.11(h)(i).

“Prepayment Premium Event” has the meaning assigned to such term in Section 2.11(h)(i).

“Pro Forma Adjustment” means, for any LTM Period or Test Period, as applicable, that includes all or any part of a fiscal quarter included in any Post-Transaction Period with respect to the Acquired EBITDA of the applicable Pro Forma Entity or the Consolidated EBITDA of the Borrower, the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, projected by the Borrower in good faith as a result of (a) actions taken, prior to or during such Post-Transaction Period, for the purposes of realizing reasonably identifiable and quantifiable cost savings, or (b) any additional costs incurred prior to or during such Post-Transaction Period in connection with the combination of the operations of such Pro Forma Entity with the operations of the Borrower and its Restricted Subsidiaries; provided that (A) so long as such actions are taken prior to or during such Post-Transaction Period or such costs are incurred prior to or during such Post-Transaction Period it may be assumed, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, that such cost savings will be realizable during the entirety of such LTM Period or Test Period, as applicable, or such additional costs will be incurred during the entirety of such LTM Period or Test Period, as applicable, (B) any Pro Forma Adjustment to Consolidated EBITDA shall be certified by a Financial Officer, the chief executive officer or president of Holdings and (C) any such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, shall be without duplication for cost savings or additional costs already included in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, for such LTM Period or Test Period, as applicable; provided that the foregoing pro forma adjustments may be applied to any such test or covenant solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDA and are subject to the limitations set forth therein (including any limitations on adjustments set forth in clauses (a)(viii) and (b) therein).

“Pro Forma Basis,” “Pro Forma Compliance” and “Pro Forma Effect” mean, with respect to compliance with any test, financial ratio or covenant hereunder required by the terms of this Agreement to be made on a Pro Forma Basis, that (a) to the extent applicable, the Pro Forma Adjustment shall have been made and (b) all Specified Transactions and the following transactions in connection therewith that have been made during the applicable period of measurement or subsequent to such period and prior to or simultaneously with the event for which the calculation is made shall be deemed to have occurred as of the first day of the applicable period of measurement in such test, financial ratio or covenant: (i) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (A) in the case of a Disposition of all or substantially all Equity Interests in any subsidiary of Holdings or any division, product line, or facility used for operations of Holdings, the Borrower or any of its Subsidiaries, shall be excluded and (B) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction,” shall be included, (ii) any retirement of Indebtedness, and (iii) any Indebtedness incurred or assumed by Holdings, the Borrower or any of its Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness as at the relevant date of determination and interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period; provided that, without limiting the application of the Pro Forma Adjustment pursuant to clause (a) above, the foregoing pro forma adjustments may be applied to any such test or covenant solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDA (including any limitations on adjustments set forth in clauses (a)(viii) and (b) therein) and give effect to operating expense reductions that are (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on Holdings, the Borrower or any of its Subsidiaries and (z) factually supportable or (ii) otherwise consistent with the definition of Pro Forma Adjustment, provided, further, that (1) any determination of Pro Forma Compliance with the Financial Performance Covenant set forth in Section 6.10(a) required at any time prior to September 30, 2017, shall be made assuming that compliance with such Financial Performance Covenant for the Test Period ending on September 30, 2017 is required with respect to the most recent LTM Period prior to such time, and (2) all pro forma adjustments made pursuant to this definition (including the Pro Forma Adjustment) with respect to the Transactions shall be consistent in character and amount with the adjustments reflected in the Pro Forma Financial Statements. References herein to Pro Forma Compliance or compliance on a pro forma basis with any Financial Performance Covenant shall mean Pro Forma Compliance with such Financial Performance Covenant.

“Pro Forma Disposal Adjustment” means, for any LTM Period or Test Period, as applicable, that includes all or a portion of a fiscal quarter included in any Post-Transaction Period with respect to any Sold Entity or Business, the pro forma increase or decrease in Consolidated EBITDA projected by the Borrower in good faith as a result of contractual arrangements between the Borrower or any Restricted Subsidiary entered into with such Sold Entity or Business at the time of its disposal or within the Post-Transaction Period and which represent an increase or decrease in Consolidated EBITDA which is incremental to the Disposed EBITDA of such Sold Entity or Business for the most recent LTM Period or Test Period, as applicable, prior to its disposal.

“Pro Forma Entity” has the meaning given to such term in the definition of “Acquired EBITDA.”

“Pro Forma Financial Statements” has the meaning assigned to such term in Section 3.04(b).

“Proposed Change” has the meaning assigned to such term in Section 9.02(c).

“Public Lender” has the meaning assigned to such term in Section 5.01.

“Purchase Accounting Differences” means the excess, if any, of (a) the amount of deferred revenue and customer deposits reflected on the balance sheet of the Borrower and its Restricted Subsidiaries prepared immediately prior to the consummation of any Permitted Acquisition over (b) the amount of deferred revenue and customer deposits reflected on the balance sheet of the Borrower and its Restricted Subsidiaries prepared immediately after the consummation of such Permitted Acquisition, as the case may be, due to adjustments associated with purchase accounting in accordance with GAAP. Such excess, if any, shall be allocated to periods after the applicable Permitted Acquisition closing date in the amounts and in the manner set forth in writing provided to the Administrative Agent, which schedule shall be mutually agreed to in good faith by the Borrower and the Administrative Agent within sixty (60) days after the applicable Permitted Acquisition closing date (or such later date as may be agreed to by the Administrative Agent in its sole discretion).

“Purchase Money Obligation” means, for any Person, the obligations of such Person in respect of Indebtedness incurred for the purpose of financing all or any part of the purchase price of any fixed or capital assets or the cost of installation, construction or improvement of any fixed or capital assets.

“Qualified Cash” means, as of any date of determination, the amount of Unrestricted Cash of the Borrower and its Domestic Subsidiaries on such date that is in deposit accounts or in securities accounts, or any combination thereof, and which such deposit account or securities account is the subject of a Control Agreement in favor of the Collateral Agent and is maintained by a branch office of the bank or securities intermediary located, in each case, within the United States; provided that such deposit account or securities account shall not be required to be subject to a Control Agreement until ninety (90) days following the Closing Date; provided, further, that amounts used in the determination of Qualified Cash as of any date of determination shall not constitute amounts “Not Otherwise Applied” pursuant to the definition thereof.

“Qualified Equity Interests” means Equity Interests of Holdings or the Borrower other than Disqualified Equity Interests.

“Qualifying Lender” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(3).

“Recurring Revenues” means, with respect to any period, all recurring maintenance and subscription revenues, all contractually recurring software revenues, and any other recurring revenues sold by the Borrower or any of Restricted Subsidiaries in the ordinary course of business, which recurring revenues are earned during such period net of any discounts; provided, that “Recurring Revenues” will be adjusted by the applicable allocation of Purchase Accounting Differences. Notwithstanding anything to the contrary, it is agreed, that for the purpose of calculating the Total Net Recurring Revenue Leverage Ratio for any period that includes the fiscal months ended on May 31, 2016, June 30, 2016, July 31, 2016, August 31, 2016, September 30, 2016, October 31, 2016, November 30, 2016, December 31, 2016, January 31, 2017, February 28, 2017, March 31, 2017, April 30, 2017 and May 31, 2017 shall be deemed to be $11,359,871, $10,780,307, $11,146,202, $11,303,663, $10,792,428, $11,461,924, $11,147,178, $11,670,357, $11,982,842, $11,098,215, $14,157,482, $12,328,960 and $13,054,583, respectively.

“Register” has the meaning assigned to such term in Section 8.04(b)(iv).

“Regulation D” means Regulation D of the Board of Governors as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the partners, directors, officers, employees, trustees, agents, controlling persons, advisors and other representatives of such Person and of each of such Person’s Affiliates and permitted successors and assigns of each of the foregoing.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) and including the environment within any building, or any occupied structure, facility or fixture.

“Removal Effective Date” has the meaning assigned to such term in Section 7.06.

“Required Additional Debt Terms” means with respect to any Indebtedness, (a) such Indebtedness does not mature earlier than the Latest Maturity Date (except in the case of customary bridge loans which, subject to customary conditions (including no payment or bankruptcy event of default), would either automatically be converted into or required to be exchanged for permanent refinancing which does not mature earlier than 91st day after to the Latest Maturity Date)) or have a Weighted Average Life to Maturity shorter than the remaining Weighted Average Life to Maturity of the Term Loans, (b) such Indebtedness does not have mandatory redemption features (other than customary asset sale, insurance and condemnation proceeds events, change of control offers or events of default or, if term loans, excess cash flow prepayments applicable to periods before the Latest Maturity Date) that could result in redemptions of such Indebtedness prior to the 91st day after the Latest Maturity Date in any mandatory repayments or prepayments in respect of the Initial Term Loans), (c) such Indebtedness is not guaranteed by any entity that is not a Loan Party and such Indebtedness that is not secured, (d) the covenants and events of default, shall not be more restrictive to the Borrower, when taken as a whole, than the terms of the Initial Term Loans or Revolving Loans, as applicable, unless (1) the Lenders under the Initial Term Loans or Revolving Loans, as applicable, (it being acknowledged that with respect to any “springing” financial maintenance covenant or other covenant or provision only applicable to, or for the benefit of, a revolving credit facility, shall also be added solely for the benefit of each revolving credit facility hereunder (and not for the benefit of any term loan facility hereunder)), also receive the benefit of such more restrictive terms (together with, at the election of the Borrower, any applicable “equity cure” provisions with respect to any financial maintenance covenant) (it being understood and agreed that to the extent any covenant is added for the benefit of any such Indebtedness, no consent shall be required from the Administrative Agent or any Lender to the extent that such covenant is also added for the benefit of any corresponding existing Term Loans or Revolving Loans, as applicable), (2) any such provisions apply after the Latest Maturity Date existing at such time, or (3) such terms shall be satisfactory to the Administrative Agent and the Borrower; provided that a certificate of a Responsible Officer delivered to the Administrative Agent in connection with the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such resulting Indebtedness and copies of the principal documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement, shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within fifteen (15) Business Days that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees).

“Required Lenders” means, at any time, Lenders having Revolving Exposures, Term Loans and unused Commitments representing more than 50% of the aggregate Revolving Exposures, outstanding Term Loans and unused Commitments at such time; provided that (a) whenever there are one or more Defaulting Lenders, the total outstanding Term Loans and Revolving Exposures of, and the unused Revolving Commitments of, each Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; and (b) in no event shall Required Lenders include fewer than two (2) Lenders who are not Affiliates of one another at any time when there are two (2) or more Lenders who are not Affiliates of one another.

“Required Revolving Lenders” means, at any time, Lenders having Revolving Exposures and unused Revolving Commitments representing more than 50% of the aggregate Revolving Exposures and unused Revolving Commitments at such time; provided that (a) whenever there are one or more Defaulting Lenders, the Revolving Exposures of, and the unused Revolving Commitments of, each Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders; and (b) in no event shall Required Revolving Lenders include fewer than two (2) Revolving Lenders who are not Affiliates of one another at any time when there are two (2) or more Revolving Lenders who are not Affiliates of one another.

“Requirements of Law” means, with respect to any Person, any statutes, laws, treaties, rules, regulations, orders, decrees, writs, injunctions or determinations of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resignation Effective Date” has the meaning assigned to such term in Section 7.06.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer, secretary or assistant secretary, or other similar officer, manager or a member of the Board of Directors of a Loan Party and with respect to certain limited liability companies or partnerships that do not have officers, any manager, sole member, managing member or general partner thereof, and as to any document delivered on the Effective Date or thereafter pursuant to paragraph (a)(i) of the definition of the term “Collateral and Guarantee Requirement,” any secretary or assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Borrower or any Restricted Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any Restricted Subsidiary.

“Restricted Subsidiary” means any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Retained Declined Proceeds” has the meaning assigned to such term in Section 2.11(e).

“Retained ECF Builder Basket” has the meaning assigned to such term in the definition of “Available Amount.”

“Revolving Availability Period” means the period from and including the Effective Date to (but excluding) the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to (i) assignments by or to such Lender pursuant to an Assignment and Assumption or (ii) a Loan Modification Agreement. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption or Loan Modification Agreement pursuant to which such Lender shall have assumed its Revolving Commitment, as the case may be. The initial aggregate amount of the Lenders’ Revolving Commitments is $5,000,000.

“Revolving Exposure” means, with respect to any Revolving Lender at any time, the sum of the outstanding principal amount of such Revolving Lender’s Revolving Loans at such time.

“Revolving Lender” means a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

“Revolving Loan” means a Loan made pursuant to clause (b) of Section 2.01.

“Revolving Maturity Date” means (i) June 12, 2022 (or if such day is not a Business Day, the immediately preceding Business Day) or (ii) with respect to any Revolving Lender that has extended its Revolving Commitment pursuant to a Permitted Amendment, the extended maturity date set forth in any such Loan Modification Agreement.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, Syria and Sudan).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, or Her Majesty’s Treasury of the United Kingdom.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and any successor to its rating agency business.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Secured Obligations” means (a) the Loan Document Obligations and (b) the Secured Swap Obligations (excluding (i) with respect to any Loan Party, Excluded Swap Obligations of such Loan Party and (ii) Secured Swap Obligations in excess of $4,000,000).

“Secured Parties” has the meaning assigned to such term in the Collateral Agreement.

“Secured Swap Obligations” means the due and punctual payment and performance of all obligations of the Borrower or any Subsidiary Loan Party under each Swap Agreement that (a) is with a counterparty that is the Administrative Agent or any of its Affiliates, (b) is in effect on the Effective Date with a counterparty that is a Lender, an Agent or an Affiliate of a Lender or an Agent as of the Effective Date, (c) is entered into after the Effective Date with any counterparty that is a Lender, an Agent or an Affiliate of a Lender or an Agent at the time such Swap Agreement is entered into or (d) is with any other Person in connection with an arrangement entered into in the ordinary course of business and not for speculative purposes for the purpose of hedging the foreign currency, interest rate or commodity risk associated with the operations of the Borrower and its Restricted Subsidiaries.

“Security Documents” means the Collateral Agreement, the Mortgages, each Control Agreement and each other security agreement or pledge agreement executed and delivered pursuant to the Collateral and Guarantee Requirement, Sections 5.11, 5.12 or 5.14 to secure any of the Secured Obligations.

“Sold Entity or Business” has the meaning assigned to such term in the definition of the term “Consolidated EBITDA.”

“Solicited Discount Proration” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(3).

“Solicited Discounted Prepayment Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(1).

“Solicited Discounted Prepayment Notice” means an irrevocable written notice by the Borrower pursuant to Section 2.11(a)(ii)(D) substantially in the form of Exhibit M.

“Solicited Discounted Prepayment Offer” means an irrevocable written by each Term Lender pursuant to Section 2.11(a)(ii)(D) substantially in the form of Exhibit N.

“Solicited Discounted Prepayment Response Date” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(1).

“Specified Discount” has the meaning assigned to such term in Section 2.11(a)(ii)(B)(1).

“Specified Discount Prepayment Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(B)(1).

“Specified Discount Prepayment Notice” means an irrevocable written notice by the Borrower pursuant to Section 2.11(a)(ii)(B) substantially in the form of Exhibit I.

“Specified Discount Prepayment Response” means an irrevocable written response by each Term Lender pursuant to Section 2.11(a)(ii)(B) substantially in the form of Exhibit J.

“Specified Discount Prepayment Response Date” has the meaning assigned to such term in Section 2.11(a)(ii)(B)(1).

“Specified Discount Proration” has the meaning assigned to such term in Section 2.11(a)(ii)(B)(3).

“Specified Transaction” means, with respect to any period, any Investment, sale, transfer or other disposition of assets, incurrence or repayment of Indebtedness, Restricted Payment, subsidiary designation or other event that by the terms of the Loan Documents requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a Pro Forma Basis.

“Sponsor” means, collectively, Insight, Iconiq and each of their respective Controlled Investment Affiliates.

“Starter Basket” has the meaning assigned to such term in the definition of “Available Amount.”

“Statutory Reserves” means for any Interest Period for any Eurodollar Borrowing, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the United States Federal Reserve System in New York City with deposits exceeding one billion dollars against “Eurocurrency liabilities” (as such term is used in Regulation D). Eurodollar Borrowings shall be deemed to constitute Eurodollar liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under Regulation D.

“Submitted Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(C)(1).

“Submitted Discount” has the meaning assigned to such term in Section 2.11(a)(ii)(C)(1).

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held (unless parent does not Control such entity), or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent; in each case, whether existing as of the Effective Date or subsequently created or coming to exist.

“Subsidiary” means any subsidiary of the Borrower (unless otherwise specified).

“Subsidiary Loan Party” means each Subsidiary of the Borrower that is a party to the Guarantee Agreement.

“Swap Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment” means with respect to any Lender, its Initial Term Commitment, Other Term Commitment of any Class or any combination thereof (as the context may require).

“Term Lender” means a Lender with a Term Commitment or an outstanding Term Loan.

“Term Loans” means, individually or collectively as the context requires, Initial Term Loans and Other Term Loans.

“Term Maturity Date” means June 12, 2023 (or, with respect to any Term Lender that has the maturity date of its Term Loans pursuant to a Permitted Amendment, the extended maturity date set forth in any such Loan Modification Agreement).

“Test Period” means, at any date of determination, the period of four consecutive fiscal quarters of Holdings then last ended as of such time for which financial statements have been delivered pursuant to Section 5.01(a) or (b); provided that for any date of determination before the delivery of the first financial statements pursuant to Section 5.01(a) or (b), the Test Period shall be the period of four consecutive fiscal quarters of Holdings then last ended as of such time.

“Total Net Leverage Ratio” means, as of any date of determination, the ratio, on a Pro Forma Basis, of (a) (x) Consolidated Total Indebtedness of Holdings and its Restricted Subsidiaries on such date minus (y) Qualified Cash on such date minus (z) the aggregate principal amount of Revolving Loans that are used to cash collateralize letters of credit permitted pursuant to Sections 6.01(a)(xvi) and Section 6.02(s), to (b) Consolidated EBITDA for the most recently completed LTM Period.

“Total Net Recurring Revenue Leverage Ratio” shall mean, at any date of determination, the ratio, on a Pro Forma Basis, of (a) (x) Consolidated Total Indebtedness of Holdings and its Restricted Subsidiaries on such date minus (y) Qualified Cash minus (z) the aggregate principal amount of Revolving Loans that are used to cash collateralize letters of credit permitted pursuant to Sections 6.01(a)(xvi) and Section 6.02(s), to (b) Recurring Revenues of the Borrower and its Restricted Subsidiaries for the most recently completed LTM Period; provided that Recurring Revenues attributable to Restricted Subsidiaries that are not Loan Parties shall be excluded from the foregoing calculation.

“Transaction Costs” means all fees, costs and expenses incurred or payable by Holdings, the Borrower or any other Subsidiary in connection with the Transactions.

“Transactions” means (a) the Financing Transactions, (b) the payment of the Transaction Costs and (c) the repayment of the amounts outstanding under the Existing Credit Agreement as of the Effective Date.

“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Collateral Agent’s security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a U.S. jurisdiction other than the State of New York, the term “UCC” and “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“Unaudited Financial Statements” means the unaudited consolidated balance sheet of Holdings and its Subsidiaries, and the related statements of operations and comprehensive income, shareholders’ equity and cash flows for the fiscal quarter ended March 31, 2017.

“Undisclosed Administration” means in relation to a Lender the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.

“United States Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B).

“Unrestricted Cash” means, at any time, the aggregate amount of unrestricted cash and Permitted Investments described in clauses (b) through (f) of the definition thereof that are held in accounts of the Borrower or any Domestic Subsidiary (whether or not held in an account pledged to the Administrative Agent or Collateral Agent); provided that “Unrestricted Cash” shall not include (x) the proceeds of any Cure Amount or (y) any cash or Permitted Investments that are subject to a Lien (other than any Lien in favor of the Administrative Agent or the Collateral Agent).

“Unrestricted Subsidiary” means any Subsidiary designated by the Borrower as an Unrestricted Subsidiary pursuant to Section 5.13. As of the Effective Date, there are no Unrestricted Subsidiaries.

“U.S.” and “United States” mean the United States of America.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended from time to time.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” means any Restricted Subsidiary that is a Wholly Owned Subsidiary.

“Wholly Owned Subsidiary” means, with respect to any Person at any date, a subsidiary of such Person of which securities or other ownership interests representing 100% of the Equity Interests (other than (a) directors’ qualifying shares and (b) nominal shares issued to foreign nationals to the extent required by applicable Requirements of Law) are, as of such date, owned, controlled or held by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.02 Classification of Loans and Borrowings.

For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan” or “ABR Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Loan Borrowing” or “Initial Term Loan Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Loan Borrowing”). For the avoidance of doubt, reference to Term Loan Borrowings herein shall include Initial Term Loan Borrowings.

Section 1.03 Terms Generally.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) any definition of or reference to any agreement (including this Agreement and the other Loan Documents), instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or other modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement; (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (f) references to agreements and other contractual instruments shall be deemed to include subsequent amendments, restatements, extensions, replacements, refinancing, substitutions, assignments and other modifications and supplements thereto, but only to the extent such amendments, restatements, extensions, replacements, refinancing, substitutions, assignments and other modifications and supplements are not prohibited by the terms of this Agreement or any other Loan Document.

Section 1.04 Accounting Terms; GAAP.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, except as otherwise specifically prescribed herein.

(b) Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test contained in this Agreement, the Total Net Leverage Ratio, the Total Net Recurring Revenue Leverage Ratio and any other financial ratio or test shall be calculated on a Pro Forma Basis to give effect to all Specified Transactions that have been made during the applicable period of measurement or subsequent to such period and prior to or simultaneously with the event for which the calculation is made.

Section 1.05 Effectuation of Transactions.

All references herein to Holdings, the Borrower and the other Subsidiaries shall be deemed to be references to such Persons, and all the representations and warranties of Holdings, the Borrower and the other Loan Parties contained in this Agreement and the other Loan Documents shall be deemed made, in each case, after giving effect to the Transactions to occur on the Effective Date, unless the context otherwise requires.

Section 1.06 Limited Conditionality Acquisition.

Notwithstanding anything in this Agreement or any Loan Document to the contrary, when (a) calculating any applicable ratio, the amount or availability of the Available Amount or any other basket based on Consolidated Net Income, Consolidated EBITDA or total assets or determining other compliance with this Agreement, in connection with incurrence of Indebtedness for the purposes of financing a Limited Condition Acquisition or making an Investment that is a Limited Condition Acquisition and (b) determining compliance with any provision of this Agreement which requires that no Default or Event of Default has occurred, is continuing or would result therefrom, to the extent that the incurrence of any Indebtedness referred to in clause (a) or the making of any Investment referred to in clause (a) would not be permitted if such Default or Event of Default then exists or would result therefrom, in each case in connection with a Limited Condition Acquisition, the date of determination of such ratio or other provisions or determination of whether any Default or Event of Default has occurred, is continuing or would result therefrom shall, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election”), be deemed to be the date the definitive agreements for such Limited Condition Acquisition are entered into (the “LCA Test Date”). If on a pro forma basis after giving effect to such Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if such Limited Condition Acquisition or other transactions had occurred at the beginning of the most recent LTM Period or Test Period, as applicable, ending prior to the LCA Test Date for which financial statements of the Borrower have been delivered pursuant to Section 5.01(a), (b) or (c), as applicable, the Borrower could have taken such action on the relevant LCA Test Date in compliance with the applicable ratios or other provisions, such provisions shall be deemed to have been complied with. For the avoidance of doubt, (i) if any of such ratios or other provisions are exceeded or breached as a result of fluctuations in such ratio (including due to fluctuations in Consolidated EBITDA or other components of such ratio) or other provisions at or prior to the consummation of the relevant Limited Condition Acquisition, such ratios and other provisions will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the Limited Condition Acquisition is permitted hereunder and (ii) such ratios and compliance with such conditions (other than conditions requiring no Event of Default under Section 7.01(a), (b), (h) or (i) and conditions requiring the accuracy of customary “Sungard” representations, in each case, which shall be required to be met upon the consummation of such Limited Condition Acquisition) shall not be tested at the time of consummation of such Limited Condition Acquisition or related transactions. If the Borrower has made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any ratio with respect to any other transactions on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the date that the definitive agreement for, or offer in respect of, such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio shall be calculated (and tested) on a pro forma basis (x) assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) had been consummated on the LCA Test Date and (y) assuming such Limited Condition Acquisition and other transactions in connection therewith (excluding any EBITDA and consolidated net income of the target and any incurrence of Indebtedness) had not been consummated on the LCA Test Date. Notwithstanding anything in this Agreement or any Loan Document to the contrary, if the Borrower or its Restricted Subsidiaries (x) incurs Indebtedness, creates Liens, makes asset sales, makes Investments, makes Restricted Payments, designates any Subsidiary as restricted or unrestricted or repays any Indebtedness in connection with any Limited Condition Acquisition under a ratio-based basket and (y) incurs Indebtedness, creates Liens, makes asset sales, Investments or Restricted Payments, designates any Subsidiary as restricted or unrestricted or repays any Indebtedness in connection with such Limited Condition Acquisition under a non-ratio-based basket (which shall occur within five Business Days of the events in clause (x) above), then the applicable ratio will be calculated with respect to any such action under the applicable ratio-based basket without regard to any such action under such non-ratio-based basket made in connection with such Limited Condition Acquisition.

Section 1.07 Certain Determinations.

(a) [Reserved].

(b) Notwithstanding anything to the contrary herein, with respect to any Indebtedness or other amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio or test (including, without limitation, the Total Net Leverage Ratio and the Total Net Recurring Revenue Leverage Ratio) (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with any such financial ratio or test (any such amounts, the “Incurrence Based Amounts”), it is understood and agreed that the Fixed Amounts (and any cash proceeds thereof) shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence Based Amounts in connection with such substantially concurrent incurrence, except that incurrences of Indebtedness and Liens constituting Fixed Amounts shall be taken into account for purposes of Incurrence Based Amounts other than Incurrence Based Amounts contained in Section 6.01 or Section 6.02.

ARTICLE II

THE CREDITS

Section 2.01 Commitments.

Subject to the terms and conditions set forth herein, (a) each Term Lender agrees to make Initial Term Loans to the Borrower on the Effective Date denominated in dollars in an aggregate principal amount not exceeding such Term Lender’s Initial Term Commitment and (b) each Revolving Lender agrees to make Revolving Loans to the Borrower denominated in dollars from time to time during the Revolving Availability Period in an aggregate principal amount which will not result in such Revolving Lender’s Revolving Exposure exceeding such Revolving Lender’s Revolving Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.

Section 2.02 Loans and Borrowings.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder, provided that the Commitments of the Lenders are several and other than as expressly provided herein with respect to a Defaulting Lender, no Lender shall be responsible for any other Lender’s failure to make Loans as required hereby.

(b) Subject to Section 2.14, each Revolving Loan Borrowing and Term Loan Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith; provided that all Borrowings made on the Effective Date must be made as ABR Borrowings unless the Borrower shall have given the notice required for a Eurodollar Borrowing under Section 2.03, and provided an indemnity letter extending the benefits of Section 2.16 to Lenders in respect of such Borrowings. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that a Eurodollar Borrowing that results from a continuation of an outstanding Eurodollar Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of eight Eurodollar Borrowings outstanding. Notwithstanding anything to the contrary herein, an ABR Revolving Loan Borrowing may be in an aggregate amount equal to the entire unused balance of the aggregate Revolving Commitments.

Section 2.03 Requests for Borrowings.

To request a Revolving Loan Borrowing or Term Loan Borrowing, the Borrower shall notify the Administrative Agent of such request in writing by telecopy, electronic mail, facsimile or overnight courier (a) in the case of a Eurodollar Borrowing, not later than 2:00 p.m., New York City time, three (3) Business Days before the date of the proposed Borrowing (or such shorter period as the Administrative Agent agrees in its sole discretion) and (b) in the case of an ABR Borrowing, not later than 1:00 p.m., New York City time, two (2) Business Days before the proposed Borrowing (or, with respect to up to $2,000,000 of Revolving Loans at any one time outstanding, not later than 1:00 p.m., New York City time on the date of the proposed Borrowing). Each such written Borrowing Request shall be signed by the Borrower substantially in the form of Exhibit R and shall be irrevocable. Each such written Borrowing Request shall specify the following information:

(a) whether the requested Borrowing is to be a Revolving Loan Borrowing, an Initial Term Loan Borrowing or a Borrowing of any other Class (specifying the Class thereof);

(b) the aggregate amount of such Borrowing;

(c) the date of such Borrowing, which shall be a Business Day;

(d) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(e) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period;”

(f) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06; and

(g) that as of the date of such Borrowing, the conditions set forth in Sections 4.02(a) and 4.02(b) are satisfied.

(h) If no election as to the Type of Borrowing is specified as to any Borrowing, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04 [Reserved].

Section 2.05 [Reserved].

Section 2.06 Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the Applicable Account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section 2.06 and may, in reliance on such assumption and in its sole discretion, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender agrees to pay to the Administrative Agent an amount equal to such share on demand of the Administrative Agent. If such Lender does not pay such corresponding amount forthwith upon demand of the Administrative Agent therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower agrees to pay such corresponding amount to the Administrative Agent forthwith on demand. The Administrative Agent shall also be entitled to recover from such Lender or Borrower interest on such corresponding amount, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, or (ii) in the case of the Borrower, the interest rate applicable to such Borrowing in accordance with Section 2.13. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

(c) The obligations of the Lenders hereunder to make Term Loans and Revolving Loans and to make payments pursuant to Section 9.03(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 9.03(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 9.03(c).

Section 2.07 Interest Elections.

(a) Each Revolving Loan Borrowing and Term Loan Borrowing initially shall be of the Type specified in the applicable Borrowing Request or designated by Section 2.03 and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or designated by Section 2.03. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.07. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election in writing by the time that a Revolving Loan Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such written Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, facsimile or other electronic transmission to the Administrative Agent of a written Interest Election Request signed by a Responsible Officer.

(c) Each written Interest Election Request shall specify the following information in compliance with Section 2.03:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is to be a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request in accordance with this Section 2.07, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.08 Termination and Reduction of Commitments.

(a) Unless previously terminated, (i) the Initial Term Commitments shall terminate at 5:00 p.m., New York City time, on the Effective Date and (ii) the Revolving Commitments shall terminate on the Revolving Maturity Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000 unless such amount represents all of the remaining Commitments of such Class and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, the aggregate Revolving Exposures would exceed the aggregate Revolving Commitments.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section 2.08 at least one (1) Business Day prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.08 shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of some other identifiable event or condition, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date of termination) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

Section 2.09 Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Lender on the Revolving Maturity Date and (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.10.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section 2.09 shall be prima facie evidence of the existence and amounts of the obligations recorded therein, provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to pay any amounts due hereunder in accordance with the terms of this Agreement. In the event of any inconsistency between the entries made pursuant to paragraphs (b) and (c) of this Section 2.09, the accounts maintained by the Administrative Agent pursuant to paragraph (c) of this Section 2.09 shall control, subject in all cases to Section 8.04(b)(iv).

(e) Any Lender may request through the Administrative Agent that Loans of any Class made by it be evidenced by a Note. In such event, the Borrower shall execute and deliver to such Lender a Note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns).

Section 2.10 Repayment of Term Loans.

To the extent not previously paid, all Term Loans made on the Effective Date shall be due and payable by the Borrower on the applicable Term Maturity Date together with accrued and unpaid interest thereon.

Section 2.11 Prepayment of Loans.

(a) (i) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part.

(ii) Notwithstanding anything in any Loan Document to the contrary, so long as no Default or Event of Default has occurred and is continuing, Holdings, the Borrower or any of their respective Subsidiaries may offer to prepay all or a portion of the outstanding Term Loans on the following basis:

(A) Holdings, the Borrower or any of their respective Subsidiaries shall have the right to make a voluntary prepayment of Term Loans at a discount to par (such prepayment, the “Discounted Term Loan Prepayment”) pursuant to a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offers or Borrower Solicitation of Discounted Prepayment Offers, in each case made in accordance with this Section 2.11(a)(ii); provided that Holdings, the Borrower or any of their respective Subsidiaries shall not make any Borrowing of Revolving Loans to fund any Discounted Term Loan Prepayment and (y) Holdings, the Borrower or any of their respective Subsidiaries shall not initiate any action under this Section 2.11(a)(ii) in order to make a Discounted Term Loan Prepayment unless (I) at least ten (10) Business Days shall have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by Holdings, the Borrower or any of their respective Subsidiaries on the applicable Discounted Prepayment Effective Date; or (II) at least three (3) Business Days shall have passed since the date Holdings, the Borrower or any of their respective Subsidiaries were notified that no Term Lender was willing to accept any prepayment of any Term Loan and/or Other Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of Holdings’, the Borrower’s or any of their respective Subsidiaries’ election not to accept any Solicited Discounted Prepayment Offers and (z) each Lender participating in any Discounted Term Loan Prepayment acknowledges and agrees that in connection with such Discounted Term Loan Prepayment, (1) the Borrower then may have, and later may come into possession of, information regarding the Term Loans or the Loan Parties hereunder that is not known to such Lender and that may be material to a decision by such Lender to participate in such Discounted Term Loan Prepayment (“Excluded Information”), (2) such Lender has independently and, without reliance on Holdings, any of its Subsidiaries, the Administrative Agent or any of their respective Affiliates, made its own analysis and determination to participate in such Discounted Term Loan Prepayment notwithstanding such Lender’s lack of knowledge of the Excluded Information and (3) none of Holdings, its Subsidiaries, the Administrative Agent, or any of their respective Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by Requirements of Law, any claims such Lender may have against Holdings, its Subsidiaries, the Administrative Agent, and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information; provided, further, that any Term Loan that is prepaid will be automatically and irrevocably cancelled.

(B) (1) Subject to the proviso to subsection (i) above, Holdings, the Borrower or any of their respective Subsidiaries may from time to time offer to make a Discounted Term Loan Prepayment by providing the Auction Agent with three (3) Business Days’ notice in the form of a Specified Discount Prepayment Notice; provided that (I) any such offer shall be made available, at the sole discretion of Holdings, the Borrower or any of their respective Subsidiaries, to each Term Lender and/or each Lender with respect to any Class of Term Loans on an individual tranche basis, (II) any such offer shall specify the aggregate principal amount offered to be prepaid (the “Specified Discount Prepayment Amount”) with respect to each applicable tranche, the tranche or tranches of Term Loans subject to such offer and the specific percentage discount to par (the “Specified Discount”) of such Term Loans to be prepaid (it being understood that different Specified Discounts and/or Specified Discount Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this Section), (III) the Specified Discount Prepayment Amount shall be in an aggregate amount not less than $1,000,000 and whole increments of $500,000 in excess thereof and (IV) each such offer shall remain outstanding through the Specified Discount Prepayment Response Date. The Auction Agent will promptly provide each relevant Term Lender with a copy of such Specified Discount Prepayment Notice and a form of the Specified Discount Prepayment Response to be completed and returned by each such Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York City time, on the third Business Day after the date of delivery of such notice to the relevant Term Lenders (the “Specified Discount Prepayment Response Date”).

(2) Each relevant Term Lender receiving such offer shall notify the Auction Agent (or its delegate) by the Specified Discount Prepayment Response Date whether or not it agrees to accept a prepayment of any of its relevant then outstanding Term Loans at the Specified Discount and, if so (such accepting Term Lender, a “Discount Prepayment Accepting Lender”), the amount and the tranches of such Lender’s Term Loans to be prepaid at such offered discount. Each acceptance of a Discounted Term Loan Prepayment by a Discount Prepayment Accepting Lender shall be irrevocable. Any Term Lender whose Specified Discount Prepayment Response is not received by the Auction Agent by the Specified Discount Prepayment Response Date shall be deemed to have declined to accept the applicable Borrower Offer of Specified Discount Prepayment.

(3) If there is at least one Discount Prepayment Accepting Lender, Holdings, the Borrower or any of their respective Subsidiaries will make prepayment of outstanding Term Loans pursuant to this paragraph (B) to each Discount Prepayment Accepting Lender in accordance with the respective outstanding amount and tranches of Term Loans specified in such Lender’s Specified Discount Prepayment Response given pursuant to subsection (2); provided that, if the aggregate principal amount of Term Loans accepted for prepayment by all Discount Prepayment Accepting Lenders exceeds the Specified Discount Prepayment Amount, such prepayment shall be made pro-rata among the Discount Prepayment Accepting Lenders in accordance with the respective principal amounts accepted to be prepaid by each such Discount Prepayment Accepting Lender and the Auction Agent (in consultation with Holdings, the Borrower or any of their respective Subsidiaries and subject to rounding requirements of the Auction Agent made in its reasonable discretion) will calculate such proration (the “Specified Discount Proration”). The Auction Agent shall promptly, and in any case within three (3) Business Days following the Specified Discount Prepayment Response Date, notify (I) Holdings, the Borrower or any of their respective Subsidiaries of the respective Term Lenders’ responses to such offer, the Discounted Prepayment Effective Date and the aggregate principal amount of the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, and the aggregate principal amount and the tranches of Term Loans to be prepaid at the Specified Discount on such date and (III) each Discount Prepayment Accepting Lender of the Specified Discount Proration, if any, and confirmation of the principal amount, tranche and Type of Loans of such Lender to be prepaid at the Specified Discount on such date. Each determination by the Auction Agent of the amounts stated in the foregoing notices to Holdings, the Borrower or any of their respective Subsidiaries and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to Holdings, the Borrower or any of their respective Subsidiaries shall be due and payable by Holdings, the Borrower or any of their respective Subsidiaries on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(C) (1) Subject to the proviso to subsection (A) above, Holdings, the Borrower or any of their respective Subsidiaries may from time to time solicit Discount Range Prepayment Offers by providing the Auction Agent with three (3) Business Days’ notice in the form of a Discount Range Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of Holdings, the Borrower or any of their respective Subsidiaries, to each Term Lender and/or each Lender with respect to any Class of Loans on an individual tranche basis, (II) any such notice shall specify the maximum aggregate principal amount of the relevant Term Loans (the “Discount Range Prepayment Amount”), the tranche or tranches of Term Loans subject to such offer and the maximum and minimum percentage discounts to par (the “Discount Range”) of the principal amount of such Term Loans with respect to each relevant tranche of Term Loans willing to be prepaid by Holdings, the Borrower or any of their respective Subsidiaries (it being understood that different Discount Ranges and/or Discount Range Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this Section), (III) the Discount Range Prepayment Amount shall be in an aggregate amount not less than $1,000,000 and whole increments of $500,000 in excess thereof and (IV) each such solicitation by Holdings, the Borrower or any of their respective Subsidiaries shall remain outstanding through the Discount Range Prepayment Response Date. The Auction Agent will promptly provide each relevant Term Lender with a copy of such Discount Range Prepayment Notice and a form of the Discount Range Prepayment Offer to be submitted by a responding relevant Term Lender to the

Auction Agent (or its delegate) by no later than 5:00 p.m., New York City time, on the third Business Day after the date of delivery of such notice to the relevant Term Lenders (the “Discount Range Prepayment Response Date”). Each relevant Term Lender’s Discount Range Prepayment Offer shall be irrevocable and shall specify a discount to par within the Discount Range (the “Submitted Discount”) at which such Term Lender is willing to allow prepayment of any or all of its then outstanding Term Loans of the applicable tranche or tranches and the maximum aggregate principal amount and tranches of such Lender’s Term Loans (the “Submitted Amount”) such Lender is willing to have prepaid at the Submitted Discount. Any Term Lender whose Discount Range Prepayment Offer is not received by the Auction Agent by the Discount Range Prepayment Response Date shall be deemed to have declined to accept a Discounted Term Loan Prepayment of any of its Term Loans at any discount to their par value within the Discount Range.

(2) The Auction Agent shall review all Discount Range Prepayment Offers received on or before the applicable Discount Range Prepayment Response Date and shall determine (in consultation with Holdings, the Borrower or any of their respective Subsidiaries and subject to rounding requirements of the Auction Agent made in its reasonable discretion) the Applicable Discount and Term Loans to be prepaid at such Applicable Discount in accordance with this subsection (C). Holdings, the Borrower or any of their respective Subsidiaries agree to accept on the Discount Range Prepayment Response Date all Discount Range Prepayment Offers received by the Auction Agent by the Discount Range Prepayment Response Date, in the order from the Submitted Discount that is the largest discount to par to the Submitted Discount that is the smallest discount to par, up to and including the Submitted Discount that is the smallest discount to par within the Discount Range (such Submitted Discount that is the smallest discount to par within the Discount Range being referred to as the “Applicable Discount”) which yields a Discounted Term Loan Prepayment in an aggregate principal amount equal to the lower of (I) the Discount Range Prepayment Amount and (II) the sum of all Submitted Amounts. Each Lender that has submitted a Discount Range Prepayment Offer to accept prepayment at a discount to par that is larger than or equal to the Applicable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Submitted Amount (subject to any required proration pursuant to the following subsection (3)) at the Applicable Discount (each such Lender, a “Participating Lender”).

(3) If there is at least one Participating Lender, Holdings, the Borrower or any of their respective Subsidiaries will prepay the respective outstanding Term Loans of each Participating Lender in the aggregate principal amount and of the tranches specified in such Lender’s Discount Range Prepayment Offer at the Applicable Discount; provided that if the Submitted Amount by all Participating Lenders offered at a discount to par greater than the Applicable Discount exceeds the Discount Range Prepayment Amount, prepayment of the principal amount of the relevant Term Loans for those Participating Lenders whose Submitted Discount is a discount to par greater than or equal to the Applicable Discount (the “Identified Participating Lenders”) shall be made pro-rata among the Identified Participating Lenders in accordance with the Submitted Amount of each such Identified Participating Lender and the Auction Agent (in consultation with Holdings, the Borrower or any of their respective Subsidiaries and subject to rounding requirements of the Auction Agent made in its reasonable discretion) will calculate such proration (the “Discount Range Proration”). The Auction Agent shall promptly, and in any case within five (5) Business Days following the Discount Range Prepayment Response Date, notify (I) Holdings, the Borrower or any of their respective Subsidiaries of the respective Term Lenders’ responses to such solicitation, the Discounted

Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount of the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount and tranches of Term Loans to be prepaid at the Applicable Discount on such date, (III) each Participating Lender of the aggregate principal amount and tranches of such Lender to be prepaid at the Applicable Discount on such date, and (z) if applicable, each Identified Participating Lender of the Discount Range Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to Holdings, the Borrower or any of their respective Subsidiaries and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to Holdings, the Borrower or any of their respective Subsidiaries shall be due and payable by such Borrower on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(D) (1) Subject to the proviso to subsection (A) above, Holdings, the Borrower or any of their respective Subsidiaries may from time to time solicit Solicited Discounted Prepayment Offers by providing the Auction Agent with three (3) Business Days’ notice in the form of a Solicited Discounted Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of Holdings, the Borrower or any of their respective Subsidiaries, to each Term Lender and/or each Lender with respect to any Class of Term Loans on an individual tranche basis, (II) any such notice shall specify the maximum aggregate dollar amount of the Term Loans (the “Solicited Discounted Prepayment Amount”) and the tranche or tranches of Term Loans Holdings, the Borrower or any of their respective Subsidiaries is willing to prepay at a discount (it being understood that different Solicited Discounted Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this Section), (III) the Solicited Discounted Prepayment Amount shall be in an aggregate amount not less than $1,000,000 and whole increments of $500,000 in excess thereof and (IV) each such solicitation by Holdings, the Borrower or any of their respective Subsidiaries shall remain outstanding through the Solicited Discounted Prepayment Response Date. The Auction Agent will promptly provide each relevant Term Lender with a copy of such Solicited Discounted Prepayment Notice and a form of the Solicited Discounted Prepayment Offer to be submitted by a responding Term Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York City time on the third Business Day after the date of delivery of such notice to the relevant Term Lenders (the “Solicited Discounted Prepayment Response Date”). Each Term Lender’s Solicited Discounted Prepayment Offer shall (x) be irrevocable, (y) remain outstanding until the Acceptance Date, and (z) specify both a discount to par (the “Offered Discount”) such Term Lender is willing to allow to be applied to the prepayment of its then outstanding Term Loan and the maximum aggregate principal amount and tranches of such Term Loans (the “Offered Amount”) such Term Lender is willing to have prepaid subject to such Offered Discount. Any Term Lender whose Solicited Discounted Prepayment Offer is not received by the Auction Agent by the Solicited Discounted Prepayment Response Date shall be deemed to have declined prepayment of any of its Term Loans at any discount.

(2) The Auction Agent shall promptly provide Holdings, the Borrower or any of their respective Subsidiaries with a copy of all Solicited Discounted Prepayment Offers received on or before the Solicited Discounted Prepayment Response Date. Holdings, the Borrower or any of their respective Subsidiaries shall review all such Solicited Discounted Prepayment Offers and select the largest of the Offered Discounts specified by the relevant responding Term Lenders in the Solicited Discounted Prepayment Offers that is acceptable to Holdings, the Borrower or any of their respective Subsidiaries (the “Acceptable Discount”), if any. If Holdings, the Borrower or any of their respective Subsidiaries elects to accept any Offered Discount as the Acceptable Discount, then as soon as practicable after the determination of the Acceptable Discount, but in no event later than by the third Business Day after the date of receipt by Holdings, the Borrower or any of their respective Subsidiaries from the Auction Agent of a copy of all Solicited Discounted Prepayment Offers pursuant to the first sentence of this subsection (2) (the “Acceptance Date”), the Borrower shall submit an Acceptance and Prepayment Notice to the Auction Agent. If the Auction Agent shall fail to receive an Acceptance and Prepayment Notice from Holdings, the Borrower or any of their respective Subsidiaries by the Acceptance Date, Holdings, the Borrower or any of their respective Subsidiaries shall be deemed to have rejected all Solicited Discounted Prepayment Offers.

(3) Based upon the Acceptable Discount and the Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, within three (3) Business Days after receipt of an Acceptance and Prepayment Notice (the “Discounted Prepayment Determination Date”), the Auction Agent will determine (in consultation with Holdings, the Borrower or any of their respective Subsidiaries and subject to rounding requirements of the Auction Agent made in its reasonable discretion) the aggregate principal amount and the tranches of Term Loans (the “Acceptable Prepayment Amount”) to be prepaid by Holdings, the Borrower or any of their respective Subsidiaries at the Acceptable Discount in accordance with this Section 2.11(a)(ii)(D). If Holdings, the Borrower or any of their respective Subsidiaries elects to accept any Acceptable Discount, then Holdings, the Borrower or any of their respective Subsidiaries agrees to accept all Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, in the order from largest Offered Discount to smallest Offered Discount, up to and including the Acceptable Discount. Each Lender that has submitted a Solicited Discounted Prepayment Offer with a Offered Discount that is greater than or equal to the Acceptable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Offered Amount (subject to any required pro-rata reduction pursuant to the following sentence) at the Acceptable Discount (each such Lender, a “Qualifying Lender”). Holdings, the Borrower or any of their respective Subsidiaries will prepay outstanding Term Loans pursuant to this subsection (D) to each Qualifying Lender in the aggregate principal amount and of the tranches specified in such Lender’s Solicited Discounted Prepayment Offer at the Acceptable Discount; provided that if the aggregate Offered Amount by all Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount exceeds the Solicited Discounted Prepayment Amount, prepayment of the principal amount of the Term Loans for those Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount (the “Identified Qualifying Lenders”) shall be made pro-rata among the Identified Qualifying Lenders in accordance with the Offered Amount of each such Identified Qualifying Lender and the Auction Agent (in consultation with Holdings, the Borrower or any of their respective Subsidiaries and subject to rounding requirements of the Auction Agent made in its reasonable discretion) will calculate such proration (the “Solicited Discount Proration”). On or prior to the Discounted Prepayment Determination Date, the Auction Agent shall promptly notify (I) Holdings, the Borrower or any of their respective Subsidiaries of the Discounted Prepayment Effective Date and Acceptable Prepayment Amount comprising the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Term Lender who made a Solicited Discounted Prepayment Offer of the Discounted Prepayment Effective Date, the Acceptable Discount, and the Acceptable Prepayment Amount of all Term Loans and the tranches to be prepaid to be prepaid at the Applicable Discount on such date, (III) each Qualifying Lender of the aggregate principal amount and the tranches of such Lender to be prepaid at the Acceptable Discount on such date, and (IV) if applicable, each Identified Qualifying Lender of the Solicited Discount Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to such Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to such Borrower shall be due and payable by such Borrower on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(E) In connection with any Discounted Term Loan Prepayment, Holdings, the Borrower or any of their respective Subsidiaries and the Lenders acknowledge and agree that the Auction Agent may require as a condition to any Discounted Term Loan Prepayment, the payment of reasonable and customary fees and expenses from Holdings, the Borrower or any of their respective Subsidiaries in connection therewith.

(F) If any Term Loan is prepaid in accordance with paragraphs (B) through (D) above, Holdings, the Borrower or any of their respective Subsidiaries shall prepay such Term Loans on the Discounted Prepayment Effective Date. Holdings, the Borrower or any of their respective Subsidiaries shall make such prepayment to the Auction Agent, for the account of the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, to the Applicable Account of the Administrative Agent in immediately available funds not later than 11:00 a.m. (New York City time) on the Discounted Prepayment Effective Date and all such prepayments shall be applied to the remaining principal installments of the relevant tranche of Term Loans on a pro rata basis across such installments. The Term Loans so prepaid shall be accompanied by all accrued and unpaid interest including any PIK Interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date. Each prepayment of the outstanding Term Loans pursuant to this Section 2.11(a)(ii) shall be paid to the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable. The aggregate principal amount of the tranches and installments of the relevant Term Loans outstanding shall be deemed reduced by the full par value of the aggregate principal amount of the tranches of Term Loans prepaid on the Discounted Prepayment Effective Date in any Discounted Term Loan Prepayment.

(G) To the extent not expressly provided for herein, each Discounted Term Loan Prepayment shall be consummated pursuant to procedures consistent with the provisions in this Section 2.11(a)(ii), established by the Auction Agent acting in its reasonable discretion and as reasonably agreed by Holdings, the Borrower or any of their respective Subsidiaries.

(H) Notwithstanding anything in any Loan Document to the contrary, for purposes of this Section 2.11(a)(ii), each notice or other communication required to be delivered or otherwise provided to the Auction Agent (or its delegate) shall be deemed to have been given upon Auction Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.

(I) Each of Holdings, the Borrower or any of their respective Subsidiaries and the Lenders acknowledges and agrees that the Auction Agent may perform any and all of its duties under this Section 2.11(a)(ii) by itself or through any Affiliate of the Auction Agent and expressly consents to any such delegation of duties by the Auction Agent to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Auction Agent and its respective activities in connection with any Discounted Term Loan Prepayment provided for in this Section 2.11(a)(ii) as well as activities of the Auction Agent.

(J) Holdings, the Borrower or any of their respective Subsidiaries shall have the right, by written notice to the Auction Agent, to revoke in full (but not in part) its offer to make a Discounted Term Loan Prepayment and rescind the applicable Specified Discount Prepayment Notice, Discount Range Prepayment Notice or Solicited Discounted Prepayment Notice therefor at its reasonable discretion at any time on or prior to the applicable Specified Discount Prepayment Response Date, Discount Range Prepayment Response Date or Solicited Discounted Prepayment Response Date, as applicable (and if such offer is revoked pursuant to the preceding clauses, any failure by such Borrower to make any prepayment to a Term Lender, as applicable, pursuant to this Section 2.11(a)(ii) shall not constitute a Default or Event of Default under Section 7.01 or otherwise).

(b) In the event and on each occasion that the aggregate Revolving Exposures exceed the aggregate Revolving Commitments, the Borrower shall prepay Revolving Loan Borrowings (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.05(j)) in an aggregate amount necessary to eliminate such excess.

(c) In the event and on each occasion that any Net Proceeds are received by or on behalf of the Borrower or any of its Restricted Subsidiaries in respect of any Prepayment Event, the Borrower shall, within five Business Days after such Net Proceeds are received (or, in the case of a Prepayment Event described in clause (b) of the definition of the term “Prepayment Event,” on the date of such Prepayment Event), prepay Term Loan Borrowings in an aggregate amount equal to 100% of the amount of such Net Proceeds; provided that, in the case of any event described in clause (a) of the definition of the term “Prepayment Event,” if the Borrower or any of the Restricted Subsidiaries invest (or commit to invest) the Net Proceeds from such event (or a portion thereof) within 12 months after receipt of such Net Proceeds in the business of the Borrower and the other Subsidiaries (including any acquisitions permitted under Section 6.04), then no prepayment shall be required pursuant to this paragraph in respect of such Net Proceeds in respect of such event (or the applicable portion of such Net Proceeds, if applicable) except to the extent of any such Net Proceeds therefrom that have not been so invested (or committed to be invested) by the end of such 12-month period (or if committed to be so invested within such 12-month period, have not been so invested within 18 months after receipt thereof), at which time a prepayment shall be required in an amount equal to such Net Proceeds that have not been so invested (or committed to be invested); provided, further, that in the case of a Default or Event of Default, such Net Cash Proceeds shall be applied pro rata to prepay the Term Loans and the Revolving Loans.

(d) Following the end of each fiscal year of Holdings, commencing with the fiscal year ending December 31, 2019, the Borrower shall prepay Term Loan Borrowings in an aggregate amount equal to the ECF Percentage of Excess Cash Flow for such fiscal year; provided that such amount shall, at the option of the Borrower, be reduced on a dollar-for-dollar basis for such fiscal year by the aggregate amount of prepayments and repurchases of Term Loans (and, to the extent the Revolving Commitments are reduced in a corresponding amount pursuant to Section 2.08, Revolving Loans) made pursuant to Section 2.11(a) or otherwise in a manner not prohibited by Section 8.04(g) during such fiscal year or after such fiscal year and prior to the time such prepayment is due (without duplication to subsequent years) (provided that such reduction as a result of prepayments pursuant to Section 2.11(a)(ii) or Section 8.04(g) shall (x) be limited to the actual amount of such cash prepayment and (y) only be applicable if the applicable prepayment offer was made to all Lenders) (excluding all such prepayments or repurchases funded with the proceeds of other long term Indebtedness other than Revolving Loans or the issuance of Equity Interests). Each prepayment pursuant to this paragraph shall be made on or before the date that is five (5) Business Days after the date on which financial statements are required to be delivered pursuant to Section 5.01 with respect to the fiscal year for which Excess Cash Flow is being calculated.

(e) Prior to any optional prepayment of Borrowings pursuant to Section 2.11(a)(i), the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (f) of this Section 2.11. In the event of any mandatory prepayment of Term Loan Borrowings made at a time when Term Loan Borrowings of more than one Class remain outstanding, the Borrower shall select Term Loan Borrowings to be prepaid so that the aggregate amount of such prepayment is allocated between Term Loan Borrowings pro rata based on the aggregate principal amount of outstanding Borrowings of each such Class; provided that any Term Lender may elect, by notice to the Administrative Agent in writing (delivered by hand, facsimile or other similar electronic transmission) at least two (2) Business Days prior to the prepayment date, to decline all or any portion of any prepayment of its Term Loans or Other Term Loans of any such Class pursuant to this Section 2.11 (other than an optional prepayment pursuant to paragraph (a)(i) of this Section or a mandatory prepayment as a result of the Prepayment Event set forth in clause (b) of the definition thereof, which may not be declined), in which case the aggregate amount of the prepayment that would have been applied to prepay Term Loans or Other Term Loans of any such Class but was so declined (and not used pursuant to the immediately following sentence) shall be retained by the Borrower (such amounts, “Retained Declined Proceeds”). Retained Declined Proceeds first, shall be offered to the Term Lenders that accepted their pro rata shares of such prepayments, pro rata among such Lenders. Optional prepayments of Term Loan Borrowings shall be allocated among the Classes of Term Loan Borrowings as directed by the Borrower. In the absence of a designation by the Borrower as described in the preceding provisions of this paragraph of the Type of Borrowing of any Class, the Administrative Agent shall make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.16; provided that, in connection with any mandatory prepayments by the Borrower of the Term Loans pursuant to Section 2.11(c) or Section 2.11(d), such prepayments shall be applied on a pro rata basis to the then outstanding Term Loans being prepaid irrespective of whether such outstanding Term Loans are ABR Loans or Eurodollar Loans.

(f) The Borrower shall notify the Administrative Agent of any optional prepayment pursuant to Section 2.11(a)(i) in writing (delivered by hand, facsimile or other similar electronic transmission) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one (1) Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that a notice of optional prepayment may state that such notice is conditional upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of some other identifiable event or condition, in which case such notice of prepayment may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13, and subject to Section 2.11(a)(i) and Section 2.11(h), shall be without premium or penalty. At the Borrower’s election in connection with any prepayment pursuant to this Section 2.11, such prepayment shall not be applied to any Term Loan or Revolving Loan of a Defaulting Lender (under any of subclauses (a), (b) or (c) of the definition of “Defaulting Lender”) and shall be allocated ratably among the relevant non-Defaulting Lenders.

(g) Notwithstanding any other provisions of Section 2.11(c) or Section 2.11(d), (A) to the extent that any of or all the Net Proceeds of any Prepayment Event or Excess Cash Flow of a Foreign Subsidiary of the Borrower giving rise to a prepayment pursuant to Section 2.11(c) or Section 2.11(d) (a “Foreign Prepayment Event”) are prohibited or delayed by applicable local law from being repatriated to the Borrower, the portion of such Net Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in Section 2.11(c) or Section 2.11(d), as the case may be, and such amounts may be retained by such Subsidiary so long, but only so long, as the Borrower determined in good faith that the applicable local law will not permit repatriation to the Borrower, and once the Borrower has determined in good faith that such repatriation of any of such affected Net Proceeds or Excess Cash Flow is permitted under the applicable local law, such repatriation will be effected as soon as practicable and such repatriated Net Proceeds or Excess Cash Flow will be applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to Section 2.11(c) or Section 2.11(d), as applicable, (B) to the extent that and for so long as the Borrower has determined in good faith that repatriation of any of or all the Net Proceeds of any Foreign Prepayment Event or Excess Cash Flow would have a material adverse tax or cost consequence to the Borrower and its Subsidiaries with respect to such Net Proceeds or Excess Cash Flow, the Net Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in Section 2.11(c) or Section 2.11(d), as the case may be, and such amounts may be retained by such Subsidiary; provided that when the Borrower determines in good faith that repatriation of any of or all the Net Proceeds of any Foreign Prepayment Event or Excess Cash Flow would no longer have a material adverse tax consequence with respect to such Net Proceeds or Excess Cash Flow, such Net Proceeds or Excess Cash Flow shall be applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to Section 2.11(c) or Section 2.11(d), as applicable, and (C) to the extent that and for so long as the Borrower has determined in good faith that repatriation of any of or all the Net Proceeds of any Foreign Prepayment Event or Excess Cash Flow would give rise to a risk of liability for the directors of such Subsidiary, the Net Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in Section 2.11(c) or Section 2.11(d), as the case may be, and such amounts may be retained by such Subsidiary.

(h) Call Protection.

(i) All prepayments of the Term Loans made or required to be made prior to the third anniversary of the Effective Date (whether voluntary or mandatory, and whether before or after acceleration of the Loan Document Obligations or the commencement of any bankruptcy or insolvency proceeding, but in any event (A) including any such prepayment in connection with (u) a Change of Control, (v) an acceleration of the Loan Document Obligations as a result of the occurrence of an Event of Default, (w) foreclosure and sale of, or collection of, the Collateral, (x) sale of the Collateral in any insolvency proceeding, (y) the restructure, reorganization, or compromise of the Loan Document Obligations by the confirmation of a plan of reorganization or any other plan of compromise, restructure, or arrangement in any insolvency proceeding, or (z) the termination of this Agreement for any reason, and (B) excluding mandatory prepayments made pursuant to any of Section 2.11(d) (any such prepayment or event described in this Section 2.11(h), a “Prepayment Premium Event”)) shall be subject to a premium (the “Prepayment Premium”) in an amount equal to the product of (1) the principal amount (which shall include accrued and unpaid PIK Interest) subject to the Prepayment Premium Event and (2)(x) on any date on or prior to the first anniversary of the Effective Date, 3.0%, (y) on any date after the first anniversary of the Effective Date but on or prior to the second anniversary of the Effective Date, 2.0% and (z) on any date after the second anniversary of the Effective Date but on or prior to the third anniversary of the Effective Date, 1.0%; provided that (I) if an IPO occurs at any time or (II) a Change of Control occurs at any time on or after the first anniversary of the Effective Date, 50% of the Prepayment Premium (if any) paid by the Borrower hereunder shall be refunded by the Lender in receipt thereof. Notwithstanding anything to the contrary contained in this Agreement, to the extent that (x) any Non-Accepting Lender is replaced pursuant to Section 2.24 or (y) any Non-Consenting Lender is replaced pursuant to Section 9.02 due to such Lender’s failure to approve a consent, waiver or amendment extending the termination date of any of such Lender’s Loans or the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of any of such Lender’s Loans, such Non-Accepting Lender or Non-Consenting Lender, as the case maybe, shall be entitled to receive a premium in connection with such replacement or prepayment in the amount that would have been payable in respect of the Term Loans of such Non-Accepting Lender or such Non-Consenting Lender, as applicable, under this clause (h)(i) had such Term Loans been the subject of a voluntary prepayment at such time.

(ii) It is understood and agreed that if the Loan Document Obligations are accelerated prior to the third anniversary of the Effective Date for any reason, including because of default, the commencement of any insolvency proceeding or other proceeding pursuant to any applicable debtor relief laws, sale, disposition or encumbrance (including that by operation of law or otherwise), the Prepayment Premium, determined as of the date of acceleration will also be due and payable as though said Loan Document Obligations were voluntarily prepaid as of such date and shall constitute part of the Loan Document Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s lost profits as a result thereof. The Prepayment Premium payable in accordance with the immediately preceding sentence shall be presumed to be the liquidated damages sustained by each Lender as the result of the early termination and the Borrower agrees that it is reasonable under the circumstances. The Borrower expressly agrees that: (A) the Prepayment Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel and (B) the Prepayment Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made. The Borrower expressly acknowledges that its agreement to pay the Prepayment Premium as herein described is a material inducement to the Lenders to provide the Commitments and make the Loans.

(iii) On or after the third anniversary of the Effective Date, no premiums shall be payable pursuant to this Section 2.11(h) in connection with any prepayments of the Term Loans other than Eurodollar funding breakage costs as required under the terms of this Agreement.

(iv) The Prepayment Premium shall be paid to Administrative Agent for the benefit of the Term Loan Lenders as liquidated damages and compensation for the costs of being prepared to make funds available hereunder with respect to the Term Loans.

Section 2.12 Fees.

(a) The Borrower agrees to pay to the Administrative Agent in dollars for the account of each Revolving Lender a commitment fee, which shall accrue at the rate of the Commitment Fee Percentage per annum on the average daily unused amount of the Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which the Revolving Commitments terminate. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the Effective Date. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans of such Lender.

(b) [Reserved].

(c) [Reserved].

(d) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent in the Fee Letter.

(e) Notwithstanding the foregoing, and subject to Section 2.22, the Borrower shall not be obligated to pay any amounts to any Defaulting Lender pursuant to this Section 2.12.

Section 2.13 Interest.

(a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if upon the occurrence and during the continuance of any Event of Default under Section 7.01, any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of the overdue principal of any Loan, 2.00% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.13 or (ii) in the case of any other amount, 2.00% per annum plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section 2.13; provided that no amount shall be payable pursuant to this Section 2.13(c) to a Defaulting Lender so long as such Lender shall be a Defaulting Lender; provided, further, that no amounts shall accrue pursuant to this Section 2.13(c) on any overdue amount or other amount payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(d) All accrued interest on each Loan shall be payable in cash in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) the Borrower may elect (in writing) on or prior to such Interest Payment Date, to pay-in-kind (such interest, “PIK Interest”) 2.50% per annum of the Applicable Rate in respect of any Loan (whereupon, from and after such Interest Payment Date, such amount shall (x) be capitalized, compounded and added to the unpaid principal amount of such Loan and (y) also accrue interest pursuant to this clause (d)); (ii) interest accrued pursuant to paragraph (c) of this Section 2.13 shall be payable on demand, (iii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iv) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion. The aggregate amount of interest capitalized and added to principal on any relevant date shall be subject to determination by the Administrative Agent, which determination shall be conclusive and binding on the Borrower absent manifest error

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(f) Notwithstanding any provision of this Agreement to the contrary, provided that no Event of Default shall have occurred and be continuing, if (a) the Term Loans remain outstanding after the fifth anniversary of the initial issuance thereof and (b) the aggregate amount of the accrued but unpaid interest on any Term Loan (including any amounts treated as interest for federal income tax purposes, such as “original issue discount”) as of any AHYDO Testing Date occurring after such fifth anniversary exceeds an amount equal to the Maximum Accrual, then all such accrued but unpaid interest on such Term Loan as of such time in excess of an amount equal to the Maximum Accrual shall be paid in cash to the holders of such Term Loan on such AHYDO Testing Date, it being the intent of the parties hereto that the deductibility of interest under the Term Loans shall not be limited or deferred by reason of Section 163(i) of the Code and this provision shall be treated consistently therewith. For these purposes, (i) the “Maximum Accrual” is an amount equal to the product of the issue price (as defined in Sections 1273(b) and 1274(a) of the Code) of such Term Loan and its yield to maturity (as defined in Treasury Regulation Section 1.1272-1(b)(1)(i)), and (ii) an “AHYDO Testing Date” is any interest payment date and the date on which any “accrual period” (within the meaning of Section 1272(a)(5) of the Code) closes.

Section 2.14 Alternate Rate of Interest.

If at least two (2) Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period (in each case with respect to the Loans impacted by this clause (b) or clause (a) above, “Impacted Loans”);

(c) the Administrative Agent shall give notice thereof to the Borrower and the Lenders in writing (delivered by hand, facsimile or other similar electronic transmission) as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest

Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, then such Borrowing shall be made as an ABR Borrowing; provided, however, that, in each case, the Borrower may revoke any Borrowing Request that is pending when such notice is received.

(d) Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (a) of this Section 2.14 and/or is advised by the Required Lenders of their determination in accordance with clause (b) of this Section 2.14 and the Borrower shall so request, the Administrative Agent, the Required Lenders and the Borrower shall negotiate in good faith to amend the definition of “Adjusted LIBO Rate” and other applicable provisions to preserve the original intent thereof in light of such change; provided that, until so amended, such Impacted Loans will be handled as otherwise provided pursuant to the terms of this Section 2.14.

Section 2.15 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii) impose on any Lender or the London interbank market any other condition, cost or expense (other than Excluded Taxes or Indemnified Taxes) affecting this Agreement or Eurodollar Loans (or, with respect to Taxes, any Loans) made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or, with respect to Taxes, any Loan), or of maintaining its obligation to make any such Loan or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then, from time to time upon request of such Lender, the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender, as the case may be, for such increased costs actually incurred or reduction actually suffered; provided that the Borrower shall not be liable for such compensation if, in the case of requests for reimbursement under clause (ii) above resulting from a market disruption, (A) the relevant circumstances are not generally affecting the banking market or (B) the applicable request has not been made by (1) the Majority in Interest of Term Lenders with respect to Term Loans or (2) Majority in Interest of Revolving Lenders with respect to Revolving Loans; provided, further, that to the extent any such costs or reductions are incurred by any Lender as a result of any requests, rules, guidelines or directives enacted or promulgated under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Basel III, then such Lender shall be compensated pursuant to this Section 2.15(a) only to the extent such Lender is imposing such charges on similarly situated borrowers where the terms of other syndicated credit facilities permit it to impose such charges.

(b) If any Lender determines that any Change in Law regarding capital requirements has the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then, from time to time upon request of such Lender, the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction actually suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company in reasonable detail, as the case may be, as specified in paragraph (a) or (b) of this Section 2.15 delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.15 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.15 for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16 Break Funding Payments.

In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan or Term Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(f) and is revoked in accordance therewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19 or Section 9.02(c), then, in any such event, the Borrower shall, after receipt of a written request by any Lender affected by any such event (which request shall set forth in reasonable detail the basis for requesting such amount), compensate each Lender for the loss, cost and expense (excluding loss of profit) actually incurred by it as a result of such event. Such loss, cost or expense shall in no event exceed that which would have been incurred by such Lender had it funded each Eurodollar Loan made by it at the Adjusted LIBO Rate for such Loan by a matching deposit or other borrowing in the applicable interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Loan was in fact so funded. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.16 and the reasons therefor delivered to the Borrower shall be prima facie evidence of such amounts. The Borrower shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt of such demand. Notwithstanding the foregoing, this Section 2.16 will not apply to losses, costs or expenses resulting from Taxes, as to which Section 2.17 shall govern. Notwithstanding the foregoing, no Lender shall demand compensation pursuant to this Section 2.16 if it shall not at the time be the general policy or practice of such Lender to demand such compensation in similar circumstances under comparable provisions of other credit agreements.

Section 2.17 Taxes.

(a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction for any Taxes, except as required by applicable Requirements of Law. If the applicable withholding agent shall be required by applicable Requirements of Law (as determined in the good faith discretion of the applicable withholding agent) to deduct any Taxes from such payments, then the applicable withholding agent shall make such deductions and shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law, and if such Taxes are Indemnified Taxes, then the amount payable by the applicable Loan Party shall be increased as necessary so that after all such required deductions have been made (including such deductions applicable to additional amounts payable under this Section 2.17), each Lender (or, in the case of a payment made to the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deductions for Indemnified Taxes been made.

(b) Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Requirements of Law, or at the option of the Administrative Agent, timely reimburse it for the payment of such Other Taxes.

(c) The Borrower shall indemnify the Administrative Agent and each Lender within 10 days after written demand therefor, for the full amount of any Indemnified Taxes payable or paid by the Administrative Agent or such Lender as the case may be, on or with respect to any payment by or on account of any obligation of any Loan Party under any Loan Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 8.04(c)(ii).relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e) As soon as practicable after any payment of any Taxes by a Loan Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) (i) Each Lender shall, at such times as are reasonably requested by Borrower or the Administrative Agent, provide Borrower and the Administrative Agent with any properly completed and executed documentation prescribed by any Requirement of Law, or reasonably requested by Borrower or the Administrative Agent, certifying as to any entitlement of such Lender to an exemption from, or reduction in, any withholding Tax with respect to any payments to be made to such Lender under the Loan Documents. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding sentence, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), 2.17(f)(ii)(B)(1), 2.17(f)(ii)(B)(2), 2.17(f)(ii)(B)(3), 2.17(f)(ii)(B)(4), and 2.17(f)(iii) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing:

(A) Each Lender that is a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed copies of Internal Revenue Service Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding.

(B) Each Lender that is not a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver (to the extent it is legally entitled to do so) to Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Administrative Agent) whichever of the following is applicable:

(1) two properly completed and duly signed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable (or any successor forms) claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(2) two properly completed and duly signed copies of Internal Revenue Service Form W-8ECI (or any successor forms),

(3) in the case of a foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (x) two properly completed and duly signed certificates, substantially in the form of Exhibit P (any such certificate a “United States Tax Compliance Certificate”), and (y) two properly completed and duly signed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable (or any successor forms),

(4) to the extent a foreign Lender is not the beneficial owner (for example, where the Lender is a partnership or a participating Lender), two properly completed and duly signed copies of Internal Revenue Service Form W-8IMY (or any successor forms) of the foreign Lender, accompanied by a Form W-8ECI, W-8BEN or W-8BEN-E, United States Tax Compliance Certificate, Form W-9, Form W-8IMY (or other successor forms) or any other required information from each beneficial owner that would be required under this Section 2.17 if such beneficial owner were a Lender, as applicable (provided that, if the Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Lender on behalf of such direct or indirect partner(s)), or

(5) any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit Borrower and the Administrative Agent to determine the withholding or deduction required to be made.

(iii) If a payment made to any Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine whether such Lender has or has not complied with such Lender’s obligations under FATCA and, if necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iv) Each such Lender shall, whenever a lapse in time or change in circumstances renders any previously delivered documentation expired, obsolete or inaccurate in any respect (including any specific documentation required in this Section 2.17(f)), deliver promptly to Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the applicable withholding agent) or promptly notify Borrower and the Administrative Agent in writing of its legal ineligibility to do so.

(g) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such indemnifying party, upon the request of such indemnified party, agrees promptly to repay the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such indemnified party in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.17(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to Taxes which it deems confidential) to the indemnifying party or any other person.

(h) The agreements in this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(i) For purposes of this Section 2.17, the term “applicable Requirements of Law” includes FATCA.

Section 2.18 Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a) The Borrower shall make each payment required to be made by it under any Loan Document (whether of principal, interest or fees, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time), on the date when due, in immediately available funds, without condition or deduction for any counterclaim, recoupment or setoff. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to such account as may be specified by the Administrative Agent, except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. Except as otherwise provided herein, if any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate for the period of such extension. All payments or prepayments of any Loan shall be made in dollars, all payments of accrued interest payable on a Loan shall be made in dollars, and all other payments under each Loan Document shall be made in dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or Term Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and Term Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and Term Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and Term Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest and (ii) the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant or (C) any disproportionate payment obtained by a Lender of any Class as a result of the extension by Lenders of the maturity date or expiration date of some but not all

Loans or Revolving Commitments of that Class or any increase in the Applicable Rate in respect of Loans of Lenders that have consented to any such extension. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption and in its sole discretion, distribute to the Lenders, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), Section 2.05(e) or Section 2.05(f), Section 2.06(a) or Section 2.06(b), Section 2.18(d) or Section 9.03(c), then the Administrative Agent may, in its sole discretion and in the order determined by the Administrative Agent (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Section until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and to be applied to, any future funding obligations of such Lender under any such Section.

Section 2.19 Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 or any event gives rise to the operation of Section 2.23, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder affected by such event, or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment and delegation (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17 or mitigate the applicability of Section 2.23, as the case may be, and (ii) would not subject such Lender to any unreimbursed cost or expense reasonably deemed by such Lender to be material and would not be inconsistent with the internal policies of, or otherwise be disadvantageous in any material economic, legal or regulatory respect to such Lender.

(b) If (i) any Lender requests compensation under Section 2.15 or gives notice under Section 2.23, (ii) the Borrower is required to pay any additional amount to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.17 or (iii) any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 8.04), all its interests, rights and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment and delegation); provided that (A) the Borrower shall have received the prior written consent of the Administrative Agent to the extent such consent would be required under Section 8.04(b) for an assignment of Loans or Commitments, as applicable, which consents, in each case, shall not unreasonably be withheld or delayed, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued but unpaid interest thereon, accrued but unpaid fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (C) the Borrower or such assignee shall have paid (unless waived) to the Administrative Agent the processing and recordation fee specified in Section 8.04(b)(ii) and (D) in the case of any such assignment resulting from a claim for compensation under Section 2.15, or payments required to be made pursuant to Section 2.17 or a notice given under Section 2.23, such assignment will result in a material reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise (including as a result of any action taken by such Lender under paragraph (a) above), the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment need not be a party thereto.

Section 2.20 [Reserved].

Section 2.21 [Reserved].

Section 2.22 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.02.

(ii) Reallocation of Payments. Subject to the last sentence of Section 2.11(f), any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 9.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, in the case of a Revolving Lender, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to any Loan Party as a result of any judgment of a court of competent jurisdiction obtained by any Loan Party against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Loans and such Lender is a Defaulting Lender under clause (a) of the definition thereof, such payment shall be applied solely to pay the relevant Loans of the relevant non-Defaulting Lenders on a pro rata basis prior to being applied pursuant to Section 2.05(j) or this Section 2.22(a)(ii). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to Section 2.05(j) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. That Defaulting Lender shall not be entitled to receive or accrue any commitment fee pursuant to Section 2.12(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b) Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash Collateral), such Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.22(a)(iv) or the proviso to the definition thereof), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.23 Illegality.

If any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender to make, maintain or fund Loans whose interest is determined by reference to the Adjusted LIBO Rate, or to determine or charge interest rates based upon the Adjusted LIBO Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Loans denominated in dollars or to convert ABR Loans denominated in dollars to Eurodollar Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the Adjusted LIBO Rate component of the Alternate Base Rate, the interest rate on such ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted LIBO Rate component of the Alternate Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon three Business Days’ notice from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Loans denominated in dollars of such Lender to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted LIBO Rate component of the Alternate Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans, and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Adjusted LIBO Rate, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to the Adjusted LIBO Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Adjusted LIBO Rate. Each Lender agrees to notify the Administrative Agent and the Borrower in writing promptly upon becoming aware that it is no longer illegal for such Lender to determine or charge interest rates based upon the Adjusted LIBO Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

Section 2.24 Loan Modification Offers.

(a) At any time after the Effective Date, the Borrower may on one or more occasions, by written notice to the Administrative Agent, make one or more offers (each, a “Loan Modification Offer”) to all the Lenders of one or more Classes (each Class subject to such a Loan Modification Offer, an “Affected Class”) to effect one or more Permitted Amendments relating to such Affected Class pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower (including mechanics to permit cashless rollovers and exchanges by Lenders). Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendment and (ii) the date on which such Permitted Amendment is requested to become effective. Permitted Amendments shall become effective only with respect to the Loans and Commitments of the Lenders of the Affected Class that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Loans and Commitments of such Affected Class as to which such Lender’s acceptance has been made.

(b) A Permitted Amendment shall be effected pursuant to a Loan Modification Agreement executed and delivered by Holdings, the Borrower, each applicable Accepting Lender and the Administrative Agent; provided that no Permitted Amendment shall become effective unless Holdings and the Borrower shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents as shall be reasonably requested by the Administrative Agent in connection therewith. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement. Each Loan Modification Agreement may, without the consent of any Lender other than the applicable Accepting Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section 2.24, including any amendments necessary to treat the applicable Loans and/or Commitments of the Accepting Lenders as a new “Class” of loans and/or commitments hereunder.

(c) If, in connection with any proposed Loan Modification Offer, any Lender declines to consent to such Loan Modification Offer on the terms and by the deadline set forth in such Loan Modification Offer (each such Lender, a “Non-Accepting Lender”) then after receipt of consents from Lenders constituting the Required Lenders hereunder the Borrower may, on notice to the Administrative Agent and the Non-Accepting Lender, (i) replace such Non-Accepting Lender in whole or in part by causing such Lender to (and such Lender shall be obligated to) assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 8.04) all or any part of its interests, rights and obligations under this Agreement in respect of the Loans and Commitments of the Affected Class to one or more Eligible Assignees (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender; provided, further, that (a) the applicable assignee shall have agreed to provide Loans and/or Commitments on the terms set forth in the applicable Permitted Amendment, (b) such Non-Accepting Lender shall have received payment of an amount equal to the outstanding principal of the Loans of the Affected Class assigned by it pursuant to this Section 2.24(c), accrued interest thereon, accrued fees and all other amounts (including any amounts under Section 2.11(a)(i)) payable to it hereunder from the Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) and (c) unless waived, the Borrower or such Eligible Assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 8.04(b).

(d) Notwithstanding anything to the contrary, this Section 2.24 shall supersede any provisions in Section 2.18 or Section 9.02 to the contrary.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each of Holdings and the Borrower represents and warrants to the Lenders that as of the Effective Date and upon any credit extension made thereafter subject to Section 4.02:

Section 3.01 Organization; Powers.

Each of Holdings the Borrower and its Restricted Subsidiaries is (a) duly organized or incorporated, validly existing and in good standing (to the extent such concept exists in the relevant jurisdictions) under the laws of the jurisdiction of its organization, (b) has the corporate or other organizational power and authority to carry on its business as now conducted and to execute, deliver and perform its obligations under each Loan Document to which it is a party and (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except in each case where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.02 Authorization; Enforceability.

This Agreement has been duly authorized, executed and delivered by each of Holdings and the Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of Holdings, the Borrower or such Loan Party, as the case may be, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03 Governmental Approvals; No Conflicts.

Except as set forth in Schedule 3.03, the execution, delivery performance by, or enforcement against any Loan Party of this Agreement or any other Loan Document (a) does not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens created under the Loan Documents, (b) will not violate (i) the Organizational Documents of, or (ii) any Requirements of Law applicable to, Holdings, the Borrower or any Restricted Subsidiary, (c) will not violate or result in a default under any indenture or other agreement or instrument binding upon Holdings, the Borrower or any Restricted Subsidiary or their respective assets, or give rise to a right thereunder to require any payment, repurchase or redemption to be made by Holdings, the Borrower or any Restricted Subsidiary, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation thereunder and (d) will not result in the creation or imposition of any Lien on any asset of Holdings, the Borrower or any Restricted Subsidiary, except Liens created under the Loan Documents, except (in the case of each of clauses (a), (b)(ii) and (c)) to the extent that the failure to obtain or make such consent, approval, registration, filing or action, or such violation, default or right, or imposition of Lien, as the case may be, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 3.04 Financial Condition; No Material Adverse Effect.

(a) The Unaudited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of Holdings and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(b) The audited consolidated balance sheet and related statements of operations and comprehensive income, shareholders’ income and cash flows of Holdings and its Subsidiaries for the fiscal year ended December 31, 2016 (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of Holdings and its Subsidiaries as of December 31, 2016 and their results of operations for the fiscal year ended December 31, 2016.

(c) The Borrower has heretofore furnished to the Lead Arranger the pro forma balance sheet of Holdings and its Subsidiaries, and related statements of operations and comprehensive income, shareholders’ equity and cash flows as of and for the trailing twelve month period ended April 30, 2017 (the “Pro Forma Financial Statements”), which have been prepared giving effect to the Transactions (excluding the impact of purchase accounting effects required by GAAP) as if such Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of operations). The Pro Forma Financial Statements have been prepared in good faith, based on assumptions believed by the Borrower to be reasonable as of the date of delivery thereof, and present fairly in all material respects on a pro forma basis and in accordance with GAAP the estimated financial position of Holdings and its Subsidiaries as at April 30, 2017, and their estimated results of operations for the periods covered thereby, assuming that the Transactions had actually occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of operations).

(d) Since the Effective Date, there has been no Material Adverse Effect.

Section 3.05 Properties.

Each of Holdings, the Borrower and its Restricted Subsidiaries has good title to, or valid interests in, all its real and personal property material to its business, if any (including all of the Mortgaged Properties), (i) free and clear of all Liens except for Liens permitted by Section 6.02 and (ii) except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or as proposed to be conducted or to utilize such properties for their intended purposes, in each case, except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.06 Litigation and Environmental Matters.

(a) Except as set forth in Schedule 3.06, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Holdings or the Borrower, threatened in writing against or affecting Holdings, the Borrower or any Restricted Subsidiary that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) Except as set forth in Schedule 3.06, and except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, none of Holdings, the Borrower or any Restricted Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has, to the knowledge of Holdings or the Borrower, become subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) has, to the knowledge of Holdings or the Borrower, any basis to reasonably expect that Holdings, the Borrower or any Restricted Subsidiary will become subject to any Environmental Liability.

Section 3.07 Compliance with Laws.

Each of Holdings, the Borrower and its Restricted Subsidiaries is in compliance with all Requirements of Law applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.08 Investment Company Status.

None of the Loan Parties is required to register as an “investment company” under the Investment Company Act of 1940, as amended from time to time.

Section 3.09 Taxes.

Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, Holdings, the Borrower and each Restricted Subsidiary (a) have timely filed or caused to be filed all Tax returns and reports required to have been filed and (b) have paid or caused to be paid all Taxes levied or imposed on their properties, income or assets (whether or not shown on a Tax return) including in their capacity as tax withholding agents, except any Taxes that are being contested in good faith by appropriate proceedings, provided that Holdings, the Borrower or such Subsidiary, as the case may be, has set aside on its books adequate reserves therefor in accordance with GAAP. There is no proposed Tax assessment, deficiency or other claim against Holdings, the Borrower or any Restricted Subsidiary that would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

Section 3.10 ERISA.

(a) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state laws.

(b) Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) no ERISA Event has occurred during the six year period prior to the date on which this representation is made or deemed made or is reasonably expected to occur, and (ii) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could reasonably be expected to be subject to Section 4069 or 4212(c) of ERISA.

(c) Except as would not reasonably be expected, individually or in the aggregate to result in a Material Adverse Effect, (i) each employee benefit plan (as defined in Section 3(2) of ERISA) that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service; (ii) to the knowledge of Holdings and the Borrower, nothing has occurred that would prevent or cause the loss of such tax-qualified status; and (iii) there are no pending or, to the knowledge of Holdings and the Borrower, threatened in writing claims, actions or lawsuits, or action by any Governmental Authority, with respect to any such plan.

Section 3.11 Disclosure.

As of the Effective Date, all written information and written data (other than (i) financial estimates, budgets, forecasts and other forward-looking information and (ii) information of a general economic or industry specific nature) in respect of the Transactions that has been made available to the Administrative Agent or the Lead Arranger by or on behalf of any Loan Party in connection with the negotiation of any Loan Document or delivered thereunder, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements contained therein not materially misleading in the light of the circumstances under which they were made (after giving effect to all supplements and updated thereto from time to time); provided that, with respect to projected financial information, Holdings and the Borrower represent only that such information, when taken as a whole, was prepared in good faith based upon assumptions that were believed to be reasonable at the time made and at the time delivered, it being understood that (i) any such projected financial information are as to future events and are not to be viewed as facts, (ii) such projected financial information is subject to significant uncertainties and contingencies, many of which are beyond the control of Holdings or any of its Subsidiaries and (iii) no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projections may differ significantly from the projected results and such differences may be material.

Section 3.12 Subsidiaries.

As of the Effective Date, Schedule 3.12 sets forth the name of, and the ownership interest of Holdings and each of its subsidiaries in, each subsidiary of Holdings.

Section 3.13 Intellectual Property; Licenses, Etc.

Except as would not reasonably be expected to have a Material Adverse Effect, each of Holdings, and the Borrower and its Restricted Subsidiaries owns, licenses or possesses the right to use all Intellectual Property that is used in the operation of its business as currently conducted. To the knowledge of Holdings and the Borrower, neither Holdings, the Borrower or any Restricted Subsidiary nor the operation of their business as currently conducted is infringing upon, misappropriating, diluting or otherwise violating the Intellectual Property of any Person except for such infringements that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No claim or litigation regarding any of the Intellectual Property owned or used by Holdings, the Borrower, or any of its Restricted Subsidiaries is pending against, or to the knowledge of Holdings and the Borrower, threatened in writing against Holdings, the Borrower or any Restricted Subsidiary, which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 3.14 Solvency.

Immediately after the consummation of each of the Transactions to occur on the Effective Date, after taking into account all applicable rights of indemnity and contribution, (a) the sum of the debt (including contingent liabilities) of Holdings and its Subsidiaries, on a consolidated basis, does not exceed the present fair saleable value of the present assets of Holdings and its Subsidiaries, on a consolidated basis, (b) the capital of Holdings and its Subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as contemplated on the Effective Date, (c) Holdings and its Subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts including current obligations, beyond their ability to pay such debts as they become due (whether at maturity or otherwise) and (d) Holdings and its Subsidiaries, on a consolidated basis, are “solvent” within the meaning given to that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this Section 3.14, the amount of any contingent liability at any time shall be computed as the amount that, in the light of all of the facts and circumstances existing at such time, represents the amount that would reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual pursuant to Financial Accounting Standards Board Statement No. 5).

Section 3.15 Federal Reserve Regulations.

None of Holdings, the Borrower or any Restricted Subsidiary is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors), or extending credit for the purpose of purchasing or carrying margin stock. No part of the proceeds of the Loans will be used, directly or indirectly, to purchase or carry any margin stock or to refinance any Indebtedness originally incurred for such purpose, or for any other purpose that entails a violation (including on the part of any Lender) of the provisions of Regulations U or X of the Board of Governors.

Section 3.16 Use of Proceeds.

The Borrower will use the proceeds of the (a) Initial Term Loans made on the Effective Date to consummate the Transactions contemplated to occur on the Effective Date and (b) Revolving Loans made on or after the Effective Date for working capital and for other general corporate purposes (including to finance the Transactions, to cash collateralize letters of credit and for any other transaction not prohibited by the Loan Documents).

Section 3.17 Anti-Corruption Laws and Sanctions.

(a) The operations of Holdings, the Borrower and their respective Subsidiaries are in compliance in all material respects with the USA PATRIOT Act and locally applicable anti-money laundering and anti-terrorism laws, and no action, suit or proceeding by or before any court or government agency, authority or body or any arbitrator or non-government authority involving Holdings, the Borrower or any of their respective Subsidiaries with respect to anti-money laundering or anti-terrorism laws is pending or, to their knowledge, threatened in writing.

(b) None of Holdings, the Borrower, or, to their knowledge, their respective directors, officers or employees, is subject to Sanctions, or resides, is organized or chartered, or has a place of business in any Sanctioned Country.

(c) None of Holdings, the Borrower, or, to their knowledge, their respective directors, officers or employees, will, in connection with the services rendered under this Agreement, engage or transact, either directly or indirectly, with any person or entity that is subject to Sanctions or resides, is organized or chartered, or has a place of business in any Sanctioned Country.

(d) The Borrower will not use the proceeds of the transaction in violation of applicable Sanctions.

(e) None of Holdings, the Borrower or their respective Subsidiaries, and to the knowledge of Holdings and the Borrower, any director, officer, employee or other person associated with or acting on behalf of Holdings, the Borrower or their respective Subsidiaries has, in connection with this Agreement (i) used or will use any corporate funds directly or indirectly for any contribution, gift, entertainment or other expense; or (ii) made or will make any offer, payment or promise to pay anything of value, directly or indirectly to or for the benefit of any public official or any other party, in either case in violation of any Anti-Corruption Laws. As used herein, the term “public official” includes: (a) any officer or employee of a government or any government department or agency; (b) any person acting in an official capacity for or on behalf of a government or any government department or agency; (c) any officer or employee of a government investment vehicle owned or funded by a government, including but not limited to currency reserve funds, government-employee pension funds, and sovereign wealth funds; (d) any officer or employee of a company or business that is 25% or more owned or controlled by a government agency (even if such agency is not considered a public official under local law); (e) any officer or employee of a public international organization, such as the World Bank or the United Nations; (f) any officer or employee of a political party or any person acting in an official capacity on behalf of a political party; and (g) any candidate for political office.

(f) Holdings and the Borrower have implemented procedures, and will consistently apply those procedures throughout the term of the Loans, to ensure compliance with Anti-Corruption Laws and Applicable Sanctions during the term of the Loans.

Section 3.18 Senior Indebtedness.

The Loan Document Obligations constitute “Senior Indebtedness” or “Senior Obligations” (or any comparable term) under, and as defined in, the documentation governing any Junior Financing that is by its terms subordinated in right of payment or security to the Loan Document Obligations and the Liens in favor of the Collateral Agent.

Section 3.19 Security Documents.

The Security Documents are effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid, binding and enforceable security interest in the Collateral described therein and proceeds and products thereof. In the case of (i) Pledged Equity Interests represented by certificates, (x) when such certificates are delivered to the Collateral Agent or (y) when financing statements in appropriate form are filed in the appropriate filing offices, and (ii) the other Collateral described in the Collateral Agreement, which can be perfected by filing a financing statement, when financing statements in appropriate form are filed in the appropriate filing offices and such other filings as are required in the Collateral Agreement have been completed (including filing), the Lien created by the Collateral Agreement shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds and products thereof, as security for the Secured Obligations.

Section 3.20 Insurance.

Schedule 3.20 sets forth a listing of all material insurance policies maintained by the Loan Parties as of the Effective Date, with the amounts insured (and any deductibles) set forth in reasonable detail therein.

ARTICLE IV

CONDITIONS

Section 4.01 Effective Date.

The obligation of each Lender to make Loans hereunder on the Effective Date shall be subject to satisfaction of the following conditions (or waiver thereof by the Administrative Agent):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed counterpart of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received a customary written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of each of (i) Goodwin Procter LLP and (ii) Parr Brown Gee & Loveless, P.C., in each case in form and substance satisfactory to the Administrative Agent. Each of Holdings and the Borrower hereby requests such counsel to deliver such opinions.

(c) The Administrative Agent shall have received (i) a certificate of the Borrower, dated the Effective Date, substantially in the form of Exhibit H with appropriate insertions, or otherwise in form and substance satisfactory to the Administrative Agent, executed by a Responsible Officer of the Borrower, and including or attaching the documents referred to in paragraph (d) of this Section 4.01 and (ii) a solvency certificate substantially in the form of Exhibit G executed by the chief financial officer, chief accounting officer or other officer with equivalent duties of the Borrower.

(d) The Administrative Agent shall have received a copy of (i) each Organizational Document of each Loan Party certified, to the extent applicable, as of a recent date by the applicable Governmental Authority, (ii) signature and incumbency certificates of the Responsible Officers of each Loan Party executing the Loan Documents to which it is a party, (iii) copies of resolutions of the Board of Directors of each Loan Party approving and authorizing the execution, delivery and performance of Loan Documents to which it is a party, certified as of the Effective Date by its secretary, an assistant secretary or a Responsible Officer as being in full force and effect without modification or amendment and (iv) a good standing certificate (to the extent such concept exists) as of a recent date from the applicable Governmental Authority of each Loan Party’s jurisdiction of incorporation, organization or formation.

(e) The Administrative Agent shall have received all fees previously agreed in writing by the Administrative Agent and the Borrower to be paid and reasonable and documented out-of-pocket expenses required to be paid on the Effective Date, to the extent invoiced at least two Business Days prior to the Effective Date.

(f) The Collateral and Guarantee Requirement (other than in accordance with Section 5.14) shall have been satisfied and the Administrative Agent shall have received a completed Perfection Certificate dated the Effective Date and signed by a Responsible Officer of Holdings and the Borrower, together with all attachments contemplated thereby. For the avoidance of doubt, Control Agreements shall not be required to have been entered into on or prior to the Effective Date.

(g) Since December 31, 2016, there has not been a Material Adverse Effect.

(h) The Lead Arranger shall have received (i) the Unaudited Financial Statements and (ii) the Pro Forma Financial Statements.

(i) [Reserved].

(j) [Reserved].

(k) The Administrative Agent shall have received evidence, including certificates of insurance, that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect.

(l) The Administrative Agent shall have received, at least three (3) calendar days prior to the Effective Date all documentation and other information about the Loan Parties as shall have been reasonably requested in writing by the Administrative Agent at least ten calendar days prior to the Effective Date and as is mutually agreed to be required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act.

(m) The Administrative Agent shall have received a fully executed and delivered Borrowing Request in accordance with the requirements hereof.

(n) (i) Substantially concurrently with the initial funding of the Loans on the Effective Date and the use of proceeds thereof, Holdings and its Subsidiaries shall have consummated the repayment of all amounts outstanding under the Existing Credit Agreement as of the Effective Date, and (ii) the Administrative Agent shall have received a fully executed payoff letter satisfactory to the Administrative Agent confirming that all non-contingent obligations owing by Loan Party or any of their Subsidiaries under the Existing Credit Agreement will be repaid upon payment of the payoff amount stated therein, and all Liens upon any property of the Loan Parties or any of their Subsidiaries under the Existing Credit Agreement shall be terminated promptly upon receiving such payment.

Section 4.02 Each Credit Event.

On and after the Effective Date, the obligation of each Lender to make a Loan on the occasion of any Borrowing is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a) in the case of any Borrowing, the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further that, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on the date of such credit extension or on such earlier date, as the case may be; and

(b) at the time of and immediately after giving effect to such Borrowing, no Default or Event of Default shall have occurred and be continuing.

Each Borrowing (provided that a conversion or a continuation of a Borrowing shall not constitute a “Borrowing” for purposes of this Section 4.02) shall be deemed to constitute a representation and warranty by Holdings and the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section 4.02.

ARTICLE V

AFFIRMATIVE COVENANTS

From and after the Effective Date and until the Commitments shall have expired or been terminated, the principal of and interest on each Loan and all fees, expenses and other amounts (other than contingent amounts not yet due) payable under any Loan Document shall have been paid in full, each of Holdings (in the case of Sections 5.03(a), 5.04, 5.05, 5.08, 5.09, 5.11, 5.12 and 5.17) and the Borrower covenants and agrees with the Lenders that:

Section 5.01 Financial Statements and Other Information.

The Borrower will furnish to the Administrative Agent, for further distribution to each Lender:

(a) on or before the date that is one hundred and twenty (120) days after the end of each fiscal year of Holdings, an audited consolidated balance sheet and related statements of operations and comprehensive income, shareholders’ income and cash flows of Holdings and its Subsidiaries as of the end of and for such year, and related notes thereto, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by (i) PricewaterhouseCoopers LLP or (ii) other independent public accountants of recognized national standing (or such other independent public accountants reasonably acceptable to the Administrative Agent) (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit (other than with respect to, or resulting from, (A) an upcoming maturity date of any Indebtedness of the Borrower and its Subsidiaries occurring within one year from the time such opinion is delivered or (B) any potential inability to satisfy a financial maintenance covenant on a future date or in a future period)) to the effect that such consolidated financial statements present fairly in all material respects the financial condition as of the end of and for such year and results of operations and cash flows of Holdings and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) commencing with the financial statements for the fiscal quarter ending June 30, 2017, on or before the date that is forty-five (45) days after the end of each fiscal quarter of each fiscal year of Holdings, unaudited consolidated balance sheet and related statements of operations and comprehensive income, shareholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year and the budget for such fiscal year, all certified by a Financial Officer as presenting fairly in all material respects the financial condition as of the end of and for such fiscal quarter and such portion of the fiscal year and results of operations and cash flows of Holdings and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) commencing with the financial statements for the fiscal month ending May 31, 2017, on or before the date that is thirty (30) days after the end of each fiscal month of each fiscal year of Holdings (other than the last month of each fiscal quarter and each fiscal year), the unaudited balance sheet of Holdings and its Subsidiaries, and the related statements of operations and comprehensive income, shareholders’ equity and cash flows as of the end of and for such fiscal month, certified by a Financial Officer as presenting fairly in all material respects the financial condition as of the end of and for such fiscal month and results of operations and cash flows of Holdings and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(d) simultaneously with the delivery of each set of consolidated financial statements referred to in clauses (a) and (b) above, the related unaudited consolidating financial information reflecting adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements;

(e) not later than five (5) days after any delivery of financial statements under paragraph (a) or (b) above (other than, in the case of clause (b) above, financial statements for the last fiscal quarter of any fiscal year), a certificate of a Financial Officer in the form of Exhibit F hereto (i) certifying as to whether a Default then exists and, if a Default does then exist, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations (A) demonstrating compliance with the required Financial Performance Covenants and (B) in the case of financial statements delivered under paragraph (a) above, beginning with the financial statements for the fiscal year of Holdings ending December 31, 2019, of Excess Cash Flow for such fiscal year, (iii) in the case of financial statements delivered under paragraph (a) above, setting forth a reasonably detailed calculation of the Net Proceeds received during the applicable period by or on behalf of the Borrower or any of its Restricted Subsidiaries in respect of any event described in clause (a) of the definition of the term “Prepayment Event” and the portion of such Net Proceeds that has been invested or are intended to be reinvested in accordance with the proviso in Section 2.11(c) and (iv) certifying as to the matters set forth in sub-clauses (A) and (B) in clause (b) of the definition of the term “Consolidated EBITDA;” if applicable;

(f) (i) concurrent with the delivery of financial information under Section 5.01(a) above, a management discussion and analysis describing the performance of Holdings and its Subsidiaries for such periods and explaining any variances between such results and the results from the comparable periods in the prior year and the projected results for such period set forth in the budget delivered pursuant to Section 5.01(g) (and any revised budgets) for the applicable fiscal year, (ii) concurrent with the delivery of financial information under Section 5.01(b), a report summarizing in reasonable detail the performance of Holdings and its Subsidiaries for such quarter and (iii) concurrent with the delivery of financial information under Section 5.01(a), (b) or (c), a liquidity report in form and substance satisfactory to the Administrative Agent which discloses, as of the date of such report, the amount of Liquidity as of such date;

(g) not later than sixty (60) days after the commencement of each fiscal year of Holdings, a consolidated budget (in quarterly detail) for Holdings and its Subsidiaries for such fiscal year (including a projected consolidated balance sheet and consolidated statements of projected statements of operations and comprehensive loss, shareholders’ deficit and cash flows as of the end of and for such fiscal year and setting forth the material assumptions used for purposes of preparing such budget); provided that the obligations of this paragraph shall be suspended upon and following the filing for an IPO;

(h) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and registration statements (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) filed by Holdings, the Borrower or any Restricted Subsidiary with the SEC or with any national securities exchange; and

(i) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of Holdings, the Borrower or any Restricted Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent on its own behalf or on behalf of any Lender may reasonably request in writing.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 5.01 may be satisfied with respect to financial information of Holdings and its Subsidiaries by furnishing (A) the Form 10-K or 10-Q (or the equivalent), as applicable, of Holdings (or a parent company thereof) filed with the SEC within the applicable time periods required by applicable law and regulations (including any extended deadlines available thereunder in connection with an IPO or (B) the applicable financial statements of Holdings (or any direct or indirect parent of Holdings)); provided that (i) to the extent such information relates to a parent of Holdings, such information is accompanied by consolidating information, which may be unaudited, that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to Holdings and its Subsidiaries on a standalone basis, on the other hand, and (ii) to the extent such information is in lieu of information required to be provided under Section 5.01(a), such materials are accompanied by a report and opinion of PricewaterhouseCoopers LLP or any other independent registered public accounting firm of nationally recognized standing (or such other independent public accountants reasonably acceptable to the Administrative Agent), which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than any exception or explanatory paragraph but not a qualification, that is expressly solely with respect to, or expressly resulting solely from, (i) an upcoming maturity date of any Indebtedness occurring within one year from the time such opinion is delivered or (ii) any potential inability to satisfy a financial maintenance covenant on a future date or in a future period).

Documents required to be delivered pursuant to Section 5.01(a), (b) or (h) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 8.01 (or otherwise notified pursuant to Section 8.01); or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent). The Administrative Agent shall have no obligation to request the delivery of or maintain paper copies of the documents referred to above, and each Lender shall be solely responsible for timely accessing posted documents and maintaining its copies of such documents.

Notwithstanding anything in this Section 5.01 to the contrary herein, neither Holdings nor any Subsidiary of Holdings shall be required to deliver, disclose, permit the inspection, examination or making of copies of or excerpts from, or any discussion of, any document, information, or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent (or any Lender (or their respective representatives or contractors)) is prohibited by applicable law, (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) with respect to which any Loan Party owes confidentiality obligations (to the extent not created in contemplation of such Loan Party’s obligations under this Section 5.01) to any third party.

Each of Holdings and the Borrower hereby acknowledges that (a) the Administrative Agent, the Lead Arranger and/or the Bookrunner will make available to the Lenders materials and/or information provided by or on behalf of the Loan Parties hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive Material Non-Public Information and who may be engaged in investment and other market-related activities with respect to Holdings’ or its Affiliates’ securities. Each of Holdings and the Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Loan Parties shall be deemed to have authorized the Administrative Agent, the Bookrunner, the Lead Arranger and the Lenders to treat such Borrower Materials as not containing any Material Non-Public Information (although it may be sensitive and proprietary) (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 8.12); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent, the Bookrunner and the Lead Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information;” provided that Holdings’ or the Borrower’s failure to comply with this sentence shall not constitute a Default or an Event of Default under this Agreement or the Loan Documents. Notwithstanding the foregoing, each of Holdings and the Borrower shall be under no obligation to mark any Borrower Materials as “PUBLIC.” Each of Holdings and the Borrower hereby acknowledges and agrees that, unless Holdings or the Borrower notifies the Administrative Agent otherwise in advance, all financial statements and certificates furnished pursuant to Sections 5.01(a), (b), (c), (d) and (e) above are hereby deemed to be suitable for distribution, and to be made available, to all Lenders and may be treated by the Administrative Agent, the Bookrunner, the Lead Arranger and the Lenders as not containing any Material Non-Public Information.

Section 5.02 Notices of Material Events.

Promptly after any Responsible Officer of the Borrower obtains actual knowledge thereof, the Borrower will furnish to the Administrative Agent (for distribution to each Lender through the Administrative Agent) written notice of the following:

(a) the occurrence of any Default or Event of Default;

(b) to the extent permissible by Requirements of Law, the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of a Financial Officer or another executive officer of Holdings, the Borrower or any Subsidiary, affecting Holdings, the Borrower or any Subsidiary or the receipt of a written notice of an Environmental Liability, in each case that would reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect;

(d) the receipt by any Loan Party or any of its Subsidiaries of any management letter, exception report or similar letter or report received by such Loan Party or such Subsidiary from its independent certified public accountants; subject, if necessary, to the consent of such certified public accountants and the execution by the Administrative Agent and applicable Lenders of nondisclosure agreements in form and substance reasonably satisfactory to the Administrative Agent and each applicable Lender; and

(e) any development or event that would, individually or in the aggregate, result in a Material Adverse Effect.

Each notice delivered under this Section 5.02 shall be accompanied by a written statement of a Responsible Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03 Information Regarding Collateral.

(a) Holdings and the Borrower will furnish to the Administrative Agent prompt (and in any event within thirty (30) days or such longer period as agreed to by the Administrative Agent) written notice of any change (i) in any Loan Party’s legal name (as set forth in its certificate of organization or like document), (ii) in the jurisdiction of incorporation or organization of any Loan Party or in the form of its organization or location of its chief executive office or (iii) in any Loan Party’s organizational identification number to the extent that such Loan Party is organized or owns Mortgaged Property in a jurisdiction where an organizational identification number is required to be included in a UCC financing statement for such jurisdiction.

(b) Not later than five Business Days after delivery of financial statements pursuant to Section 5.01(a), the Borrower shall deliver to the Administrative Agent a certificate executed by a Responsible Officer of the Borrower (i) identifying any Wholly Owned Restricted Subsidiary that has become, or ceased to be, a Material Subsidiary or an Excluded Subsidiary during the most recently ended fiscal quarter and (ii) certifying that all notices required to be given prior to the date of such certificate by Section 5.03 have been given.

Section 5.04 Existence; Conduct of Business.

Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary to, do or cause to be done all things necessary to obtain, preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, Intellectual Property and Governmental Approvals material to the conduct of its business, except to the extent (other than with respect to the preservation of the existence of Holdings and the Borrower) that the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 or any Disposition permitted by Section 6.05.

Section 5.05 Payment of Taxes, etc.

Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary to, pay all Taxes (whether or not shown on a Tax return) imposed upon it or its income or properties or in respect of its property or assets, before the same shall become delinquent or in default, except where (a) the same are being contested in good faith by an appropriate proceeding diligently conducted by the Borrower or any of its Subsidiaries, (b) adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP or (c) the failure to make payment would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.06 Maintenance of Properties.

The Borrower will, and will cause each Restricted Subsidiary to, keep and maintain all tangible property material to the conduct of its business in good working order and condition (subject to casualty, condemnation and ordinary wear and tear), except where the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.07 Insurance.

(a) The Borrower will, and will cause each Restricted Subsidiary to, maintain, with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as the Borrower believes (in the good faith judgment or the management of the Borrower) are reasonable and prudent in light of the size and nature of its business, and will furnish to the Lenders, upon written request from the Collateral Agent, information presented in reasonable detail as to the insurance so carried. Each such general liability policy of insurance (other than directors and officers policies, workers compensation policies and business interruption insurance) shall (i) name the Collateral Agent, on behalf of the Secured Parties, as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, contain a loss payable clause or mortgagee endorsement that names the Collateral Agent, on behalf of the Secured Parties, as the loss payee or mortgagee thereunder.

(b) If any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then the Borrower shall, or shall cause each Loan Party to (i) maintain, or cause to be maintained, with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) furnish to the Lenders, upon written request from the Collateral Agent, information presented in reasonable detail as to the flood insurance so carried.

Section 5.08 Books and Records; Inspection and Audit Rights.

Holdings and the Borrower will, and will cause each Restricted Subsidiary to, maintain proper books of record and account in which entries that are full, true and correct in all material respects and are in conformity with GAAP (or applicable local standards) consistently applied shall be made of all material financial transactions and matters involving the assets and business of Holdings, the Borrower or its Restricted Subsidiary, as the case may be. Holdings and the Borrower will, and will cause each Restricted Subsidiary to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior written notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise visitation and inspection rights of the

Administrative Agent and the Lenders under this Section 5.08 and the Administrative Agent shall not exercise such rights more often than one time during any calendar year absent the existence of an Event of Default and such time shall be at the Borrower’s expense; provided, further, that (a) when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance written notice and (b) the Administrative Agent and the Lenders shall give Holdings the opportunity to participate in any discussions with Holdings’ independent public accountants. Notwithstanding anything to the contrary in this Section 5.08, none of Holdings, the Borrower or any of the Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter (a) unless an Event of Default has occurred and is continuing, that constitutes non-financial trade secrets or non-financial proprietary information, (b) in respect of which access or inspection by, or disclosure to, the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Requirements of Law or any binding agreement with a non-affiliated third party or (c) that is subject to attorney-client or similar privilege or constitutes attorney work product.

Section 5.09 Compliance with Laws.

Each of Holdings and the Borrower will, and will cause each of their respective Subsidiaries, to, comply with its Organizational Documents and all applicable Requirements of Law (including Environmental Laws and ERISA) with respect to it, its property and operations, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. Each of Holdings and the Borrower will, and will cause each of their respective Subsidiaries and their respective officers, directors, employees and, to the knowledge of the Borrower, their respective agents, to comply in all material respects with Anti-Corruption Laws, the USA PATRIOT Act and applicable Sanctions.

Section 5.10 Use of Proceeds.

The Borrower will use the proceeds of the Initial Term Loans on the Effective Date to consummate the Transactions (including to pay all or a portion of Transaction Costs related thereto) contemplated hereunder to occur on the Effective Date. The Borrower will use the proceeds of the Revolving Loans for working capital and for other general corporate purposes, including capital expenditures, cash collateralizing letters of credit, Permitted Acquisitions, Restricted Payments, refinancing of Indebtedness and any other transactions not prohibited by this Agreement.

Section 5.11 Additional Subsidiaries.

(a) If (i) any additional Restricted Subsidiary is formed or acquired after the Effective Date, (ii) any Restricted Subsidiary ceases to be an Excluded Subsidiary or (iii) the Borrower, at its option, elects to cause a Domestic Subsidiary, or to the extent reasonably acceptable to the Administrative Agent, a Foreign Subsidiary that is not a Wholly Owned Subsidiary (including any consolidated Affiliate in which the Borrower and its Subsidiaries own no Equity Interest) to become a Subsidiary Loan Party, then, Holdings and the Borrower will, within 30 days (or such longer period as may be agreed to by the Administrative Agent in its sole discretion) after such newly formed or acquired Restricted Subsidiary is formed or acquired or such Restricted Subsidiary ceases to be an Excluded Subsidiary or the Borrower has made such election, notify the Administrative Agent thereof, and Holdings and the Borrower will cause such Restricted Subsidiary (unless such Restricted Subsidiary is an Excluded Subsidiary) to satisfy the Collateral and Guarantee Requirement with respect to such Restricted Subsidiary and with respect to any Equity Interest in or Indebtedness of such Restricted Subsidiary owned by or on behalf of any Loan Party within 30 days after such notice (or such longer period as the Administrative Agent shall agree) and the Administrative Agent shall have received a completed Perfection Certificate (or supplement thereof) with respect to such Restricted Subsidiary signed by a Responsible Officer, together with all attachments contemplated thereby.

(b) Within 60 days (or such longer period as otherwise provided in this Agreement or as the Administrative Agent may agree) after the Borrower identifies any new Material Subsidiary pursuant to Section 5.03(b), all actions (if any) required to be taken with respect to such Subsidiary in order to satisfy the Collateral and Guarantee Requirement shall have been taken with respect to such Subsidiary, to the extent not already satisfied pursuant to Section 5.11(a).

(c) Notwithstanding the foregoing, in the event any real property would be required to be mortgaged pursuant to this Section 5.11, Holdings and the Borrower shall be required to comply with the “Collateral and Guarantee Requirement” as it relates to such real property within 90 days, following the formation or acquisition of such real property or such Restricted Subsidiary or the identification of such new Material Subsidiary, or such longer time period as agreed by the Administrative Agent in its sole discretion.

Section 5.12 Further Assurances.

(a) Solely with respect to the Effective Date, Holdings and the Borrower will, and will cause each Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), that may be required under any applicable law and that the Administrative Agent or the Required Lenders may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties.

(b) If, after the Effective Date, any material assets (other than Excluded Assets), including any owned (but not leased or ground-leased) Material Real Property or improvements thereto or any interest therein, are acquired by the Borrower or any other Loan Party or are held by any Subsidiary on or after the time it becomes a Loan Party pursuant to Section 5.11 (other than assets constituting Collateral under a Security Document that become subject to the Lien created by such Security Document upon acquisition thereof or constituting Excluded Assets), the Borrower will notify the Administrative Agent thereof, and, if requested by the Administrative Agent, Holdings and the Borrower will cause such assets to be subjected to a Lien securing the Secured Obligations and will take and cause the other Loan Parties to take, such actions as shall be necessary and reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section and as required pursuant to the “Collateral and Guarantee Requirement,” all at the expense of the Loan Parties and subject to the last paragraph of the definition of the term “Collateral and Guarantee Requirement.” In the event any Material Real Property is mortgaged pursuant to this Section 5.12(b), the Borrower or such other Loan Party, as applicable, shall be required to comply with the “Collateral and Guarantee Requirement” and paragraph (a) of this Section 5.12 within 90 days following the acquisition of such Material Real Property or such longer time period as agreed by the Administrative Agent in its sole discretion.

Section 5.13 Designation of Subsidiaries.

The Borrower may at any time after the Effective Date designate any Restricted Subsidiary of the Borrower as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately after giving effect to such designation, the Borrower shall be in compliance, on a Pro Forma Basis, with the Financial Performance Covenants then in effect for the Test

Period then last ended, (ii) immediately after giving effect to such designation, no Event of Default shall have occurred and be continuing, (iii) any Unrestricted Subsidiary that has been designated as a Restricted Subsidiary after the Effective Date cannot subsequently be re-designated as an Unrestricted Subsidiary, (iv) no Subsidiary may be designated as an Unrestricted Subsidiary or continue as an Unrestricted Subsidiary if it is the legal owner of Material Intellectual Property or if it is a Restricted Subsidiary (or similar applicable term) under any other Material Indebtedness, (v) no Unrestricted Subsidiary may hold any Equity Interests or Indebtedness of, or any lien on any property of, Holdings or any Subsidiary of Holdings (other than another Unrestricted Subsidiary) and (vi) immediately after giving effect to such designation, the Consolidated EBITDA of all Unrestricted Subsidiaries at such time shall not, in the aggregate, exceed 5.0% of the Consolidated EBITDA of Holdings and its Subsidiaries at the time of such designation. The designation of any Subsidiary as an Unrestricted Subsidiary after the Effective Date shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the fair market value of the Borrower’s or its Subsidiary’s (as applicable) investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time.

Section 5.14 Certain Post-Closing Obligations.

As promptly as practicable, and in any event within the time periods after the Effective Date specified in Schedule 5.14 or such later date as the Administrative Agent agrees to in writing in its sole discretion, the Borrower and each other Loan Party shall deliver the documents or take the actions specified on Schedule 5.14 that would have been required to be delivered or taken on the Effective Date, in each case except to the extent otherwise agreed by the Administrative Agent pursuant to its authority as set forth in the definition of the term “Collateral and Guarantee Requirement.” With respect to time periods applicable to entering into Control Agreements, the applicable Loan Parties shall have those time periods specified in clause (f) of the term “Collateral and Guarantee Requirement.”

Section 5.15 Lines of Business.

The Borrower and its Restricted Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by them on the Effective Date and other business activities which are extensions thereof or otherwise incidental, reasonably related or ancillary to any of the foregoing.

Section 5.16 Lenders’ Meetings.

The Borrower will conduct a meeting (a) in person (at Borrower’s chief executive officer or another location agreed to by the Borrower) once per fiscal year beginning with the fiscal year ending on December 31, 2017 and (b) by teleconference each fiscal quarter beginning with the fiscal quarter ending on June 30, 2017 (but excluding the fiscal quarter in which the annual in person meeting is held) with the Administrative Agent and the Lenders to discuss the financial results and the financial condition of the Holdings and its Subsidiaries, along with any other material developments relating to the business of Holdings and its Subsidiaries, at which meeting appropriate members of management of the Borrower shall be present together with such other officers of the Loan Parties and their Subsidiaries as may be reasonably requested by the Administrative Agent to participate in such meeting; provided that such request to be made within a reasonable period of time prior to the scheduled date of such meeting (taking into account the business cycle and activities of the Loan Parties and their Subsidiaries). Such meeting shall be held reasonably promptly following delivery of the applicable financial statements at a time convenient to the Administrative Agent and the Borrower.

Section 5.17 Changes in Fiscal Periods.

Holdings may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year acceptable to the Administrative Agent, in which case, Holdings and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

ARTICLE VI

NEGATIVE COVENANTS

From and after the Effective Date and until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable (other than contingent amounts not yet due) under any Loan Document have been paid in full, each of Holdings (with respect to Sections 6.03(b) and (c) only) and the Borrower covenants and agrees with the Lenders that:

Section 6.01 Indebtedness; Certain Equity Securities.

(a) The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(i) Indebtedness of the Borrower and any of the Restricted Subsidiaries under the Loan Documents;

(ii) Indebtedness outstanding on the Effective Date and listed on Schedule 6.01, and any Permitted Refinancing thereof;

(iii) Guarantees by the Borrower and its Restricted Subsidiaries in respect of Indebtedness of the Borrower or any Restricted Subsidiary otherwise permitted hereunder; provided that (A) such Guarantee is otherwise permitted by Section 6.04, (B) no Guarantee by any Restricted Subsidiary of any Junior Financing shall be permitted unless such Restricted Subsidiary shall have also provided a Guarantee of the Loan Document Obligations pursuant to the Guarantee Agreement, (C) if the Indebtedness being Guaranteed is subordinated to the Loan Document Obligations, such Guarantee shall be subordinated to the Guarantee of the Loan Document Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness and (D) in the case of any Guarantee by a Restricted Subsidiary that is not a Loan Party of any Indebtedness of a Loan Party, such non-Loan Party Restricted Subsidiary would otherwise be permitted to incur such Indebtedness being Guaranteed pursuant to this Section 6.01;

(iv) Indebtedness of the Borrower owing to any Restricted Subsidiary or of any Restricted Subsidiary owing to any other Restricted Subsidiary or the Borrower, to the extent permitted by Section 6.04; provided that all such Indebtedness of any Loan Party owing to any Restricted Subsidiary that is not a Loan Party shall (a) be subordinated to the Loan Document Obligations (but only to the extent permitted by applicable law and not giving rise to material adverse tax consequences) on terms (i) at least as favorable to the Lenders as those set forth in the Master Intercompany Note or (ii) otherwise satisfactory to the Administrative Agent and (b) together with any Investments made by a Loan Party in Restricted Subsidiaries that are not Loan Parties pursuant to Section 6.04(c), not exceed $2,000,000 in the aggregate;

(v) (A) Indebtedness (including Capital Lease Obligations and purchase money indebtedness) incurred, issued or assumed by the Borrower or any Restricted Subsidiary to finance the acquisition, purchase, lease, construction, repair, replacement or improvement of fixed or capital property, equipment or other assets; provided that such Indebtedness is incurred concurrently with or within 270 days after the applicable acquisition, purchase, lease, construction, repair, replacement or improvement, and (B) any Permitted Refinancing of any Indebtedness set forth in the immediately preceding clause (A) (or successive Permitted Refinancings thereof); provided, further, that the aggregate principal amount of Indebtedness that is outstanding in reliance on this clause (v) (excluding any Capital Lease Obligations incurred pursuant to a sale and leaseback transaction permitted under Section 6.06) shall not exceed $3,000,000;

(vi) Indebtedness in respect of Swap Agreements incurred in the ordinary course of business and not for speculative purposes;

(vii) [reserved];

(viii) Indebtedness of the Borrower, any Restricted Subsidiary or any Person that becomes a Restricted Subsidiary incurred, issued or assumed after the Effective Date in connection with any Permitted Acquisition; provided that (A) such Indebtedness is unsecured (other than assumed Indebtedness secured by Liens permitted pursuant to Section 6.02(k)), in the case of incurred or issued Indebtedness, subject to the Required Additional Debt Terms; and (B) the aggregate principal amount of Indebtedness under this clause (viii) does not exceed, in the aggregate, $2,000,000 at any one time outstanding;

(ix) [reserved];

(x) Indebtedness in respect of Cash Management Obligations and other Indebtedness in respect of netting services, automated clearinghouse arrangements, overdraft protections and similar arrangements, in each case, in connection with deposit accounts or from the honoring of a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(xi) unsecured Indebtedness in the form of Earn-Outs, deferred compensation, incentive non-competes or notes owing to sellers, in each case, in connection with a Permitted Acquisition; provided that (A) the aggregate principal amount of Indebtedness under this clause (xi) does not exceed, in the aggregate, $15,000,000 at any one time outstanding, (b) such Indebtedness is subordinated to the Loan Document Obligations on terms and conditions satisfactory to the Administrative Agent, (C) in the case of Earn-Outs, the amount thereof is calculated in accordance with GAAP and the Earn-Out is not a disguised installment payment of the initial purchase price in respect of the applicable Permitted Acquisition and (D) such Indebtedness (excluding Earn-Outs) does not mature earlier than the Latest Maturity Date or have a Weighted Average Life to Maturity shorter than the remaining Weighted Average Life to Maturity of the Term Loans;

(xii) Indebtedness consisting of obligations under indemnification obligations, obligations in respect of purchase price adjustments and other contingent obligations that in each case, (A) do not include Earn-Outs or other similar arrangements incurred or (B) are assumed in connection with any Permitted Acquisition, any other Investment or any Disposition, in each case, permitted under this Agreement;

(xiii) unsecured Junior Financing of the Borrower and the Subsidiary Loan Parties, subject to compliance with the Required Additional Debt Terms; provided that (A) no Default or Event of Default shall have occurred or be continuing or shall result therefrom, (B) such Indebtedness is subordinated to the Loan Document Obligations on terms and conditions satisfactory to the Administrative Agent and (C) the aggregate principal amount of Indebtedness under this clause (xiii) does not exceed, in the aggregate, $15,000,000 at any one time outstanding;

(xiv) [reserved];

(xv) Indebtedness consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(xvi) Indebtedness of the Borrower and its Restricted Subsidiaries in respect of letters of credit in an aggregate face amount not to exceed $2,000,000 at any time outstanding;

(xvii) [reserved];

(xviii) [reserved];

(xix) [reserved];

(xx) [reserved];

(xxi) Indebtedness of any Restricted Subsidiary that is not a Loan Party; provided that the aggregate principal amount of Indebtedness of which the primary obligor or a guarantor is a Restricted Subsidiary that is not a Loan Party outstanding in reliance of this clause (xxi) shall not exceed $2,000,000;

(xxii) Indebtedness incurred by the Borrower or any of the Restricted Subsidiaries in respect of warehouse receipts, bankers’ acceptances or similar instruments issued or created in the ordinary course of business or consistent with past practice, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other reimbursement-type obligations regarding workers compensation claims;

(xxiii) Indebtedness (contingent or otherwise) owing to sureties arising from bid, performance or surety bonds or letters of credit supporting such bid, performance or surety bonds issued on behalf of any Loan Party or its respective Subsidiaries as support for, among other things, their contracts with customers, whether such indebtedness is owing directly or indirectly by such Loan Party or any such Subsidiary, in each case in the ordinary course of business or consistent with past practice;

(xxiv) (x) Indebtedness representing deferred compensation or stock-based compensation owed to employees, consultants or independent contractors of Holdings, the Borrower or its Restricted Subsidiaries incurred in the ordinary course of business or consistent with past practice and (y) Indebtedness consisting of obligations of the Borrower (or any direct or indirect parent thereof) or its Restricted Subsidiaries under deferred compensation to employees, consultants or independent contractors of the Borrower (or any direct or indirect parent thereof) or its Restricted Subsidiaries or other similar arrangements incurred by such Persons in connection with the Transactions, Permitted Acquisitions or any other Investment permitted by this Agreement;

(xxv) [reserved];

(xxvi) [reserved];

(xxvii) Capital Lease Obligations arising under any sale-leaseback transaction permitted hereunder in reliance upon Section 6.05(f);

(xxviii) unsecured Indebtedness of Holdings and its Subsidiaries owing to future, current or former employees, officers, managers, consultants or directors of Holdings, its Subsidiaries and any direct or indirect parent entity thereof (or any spouses, former spouses, or estates of any of the foregoing) to finance the repurchase by Holdings and its Subsidiaries of equity interests of Holdings (or any direct or indirect parent entity thereof) and its Subsidiaries that has been issued to such Persons upon the death or separation from employment thereof, so long as (x) no Event of Default has occurred and is continuing at the time of issuance or, to the extent permitted by Section 6.07(a), would result from the incurrence of such indebtedness and (y) the amount of all such Indebtedness does not exceed $1,500,000 in the aggregate at any time outstanding;

(xxix) additional Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries in an aggregate principal amount not to exceed $5,000,000 at any one time outstanding; and

(xxx) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (i) through (xxix) above.

(b) The Borrower will not, and will not permit any Restricted Subsidiary to, issue any preferred Equity Interests or any Disqualified Equity Interests, except (A) in the case of the Borrower, preferred Equity Interests that are Qualified Equity Interests and (B) preferred Equity Interests issued to and held by the Borrower or any Restricted Subsidiary; provided that in the case of this clause (B) any such issuance of preferred Equity Interests that are not Qualified Equity Interests shall be deemed to be incurred Indebtedness and subject to the provisions set forth in Section 6.01(a) and (b) (and shall only be permitted if the incurrence of such Indebtedness would have been permitted thereunder).

For purposes of determining compliance with any U.S. dollar denominated restriction on the incurrence of Indebtedness, the U.S. dollar equivalent principal amount of Indebtedness denominated in a foreign currency will be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided, however, that if such Indebtedness is a Permitted Refinancing incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance such U.S. dollar denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Permitted Refinancing does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased. Notwithstanding any other provision of this Section 6.01, the maximum amount of Indebtedness any Person may incur pursuant to this Section 6.01 shall not be deemed exceeded by fluctuations in the exchange rate of currencies. The principal amount of any Permitted Refinancing shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of any extension, replacement, refunding, refinancing, renewal or defeasance of any Indebtedness.

Section 6.02 Liens.

The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned (but not leased or ground-leased) or hereafter acquired (but not leased or ground-leased) by it, except:

(a) Liens securing the Secured Obligations;

(b) Permitted Encumbrances;

(c) Liens existing on the Effective Date and set forth on Schedule 6.02, and any modifications, replacements, renewals or extensions thereof; provided that such modified, replacement, renewal or extension Lien does not extend to any additional property other than (1) after-acquired property that is affixed or incorporated into the property covered by such Lien and (2) proceeds and products thereof;

(d) Liens securing Indebtedness permitted under Section 6.01(a)(v); provided that (A) such Liens attach concurrently with or within 270 days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens, (B) such Liens do not at any time encumber any property other than the property financed by such Indebtedness except for replacements, additions, accessions and improvements to such property and the proceeds and the products thereof, and any lease of such property (including accessions thereto) and the proceeds and products thereof and (C) with respect to Capital Lease Obligations, such Liens do not at any time extend to or cover any assets (except for replacements, additions, accessions and improvements to or proceeds of such assets) other than the assets subject to such Capital Lease Obligations; provided, further, that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(e) (i) easements, leases, licenses, subleases or sublicenses granted to others (including licenses and sublicenses of Intellectual Property) that do not (A) interfere in any material respect with the business of the Borrower and its Restricted Subsidiaries, taken as a whole, or (B) secure any Indebtedness and (ii) any interest or title of a lessor or licensee under any lease or license entered into by the Borrower or any Restricted Subsidiary in the ordinary course of its business and covering only the assets so leased or licensed;

(f) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(g) Liens (A) of a collection bank arising under Section 4-210 of the Uniform Commercial Code, or any comparable or successor provision, on items in the course of collection or (B) attaching to pooling, commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business; or (C) in favor of a banking or other financial institution or entity, or electronic payment service provider, arising as a matter of law encumbering deposits (including the right of setoff) and that are within the general parameters customary in the banking or finance industry;

(h) Liens (A) on cash advances or escrow deposits in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 6.04 to be applied against the purchase price for such Investment or otherwise in connection with any escrow arrangements with respect to any such Investment or any Disposition permitted under Section 6.05 (including any letter of intent or purchase agreement with respect to such Investment or Disposition), or (B) consisting of an agreement to dispose of any property in a Disposition permitted under Section 6.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(i) Liens on property or other assets of any Restricted Subsidiary that is not a Loan Party, which Liens secure Indebtedness of such Restricted Subsidiary or another Restricted Subsidiary that is not a Loan Party, in each case permitted under Section 6.01(a);

(j) Liens granted by a Restricted Subsidiary that is not a Loan Party in favor of any Restricted Subsidiary and Liens granted by a Loan Party in favor of any other Loan Party;

(k) Liens existing on property or other assets at the time of its acquisition or existing on the property or other assets of any Person at the time such Person becomes a Restricted Subsidiary, in each case after the Effective Date and any modifications, replacements, renewals or extensions thereof; provided that (A) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary and (B) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require or include, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition);

(l) any interest or title of a lessor or sublessor under leases or subleases (other than leases constituting Capital Lease Obligations) entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(m) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale or purchase of goods by any of the Borrower or any Restricted Subsidiaries in the ordinary course of business;

(n) Liens deemed to exist in connection with Investments in repurchase agreements under clause (e) of the definition of the term “Permitted Investments;”

(o) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(p) Liens that are contractual rights of setoff (A) relating to the establishment of depository relations with banks not given in connection with the incurrence of Indebtedness, (B) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and its Restricted Subsidiaries or (C) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business;

(q) Liens on cash and Permitted Investments securing Cash Management Obligations of the Borrower or any Restricted Subsidiary established in the ordinary course of business and in an aggregate amount not to exceed $4,000,000 (less that aggregate amount of Secured Obligations constituting Secured Swap Obligations at such time);

(r) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(s) Liens on cash collateral not to exceed 105% of the face amount of letters of credit permitted under Section 6.01(a)(xvi);

(t) Liens on real property other than the Mortgaged Properties but only to the extent that the aggregate fair market value of all such real property (other than Mortgaged Properties) subject to the foregoing Liens does not exceed $500,000;

(u) [reserved];

(v) Liens securing Indebtedness permitted under Section 6.01(a)(viii);

(w) Liens on cash and Permitted Investments used to satisfy or discharge Indebtedness; provided such satisfaction or discharge is permitted hereunder;

(x) receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof;

(y) Liens on Equity Interests of any joint venture (a) securing obligations of such joint venture or (b) pursuant to the relevant joint venture agreement or arrangement;

(z) [reserved]; and

(aa) other Liens securing obligations otherwise permitted under this Agreement, so long as the fair market value of the assets securing such obligations shall not exceed $3,000,000 in the aggregate.

Section 6.03 Fundamental Changes; Holdings Covenant.

(a) The Borrower will not, and will not permit any other Restricted Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve (which, for the avoidance of doubt, shall not restrict the Borrower or any Restricted Subsidiary from changing its organizational form pursuant to clause (ii)(B) below), except that:

(i) any Restricted Subsidiary may merge or consolidate with (A) the Borrower; provided that the Borrower shall be the continuing or surviving Person or (B) any one or more other Restricted Subsidiaries; provided that when any Subsidiary Loan Party is merging or consolidating with another Restricted Subsidiary (1) the continuing or surviving Person shall be a Subsidiary Loan Party or (2) if the continuing or surviving Person is not a Subsidiary Loan Party, the acquisition of such Subsidiary Loan Party by such surviving Restricted Subsidiary is otherwise permitted under Section 6.04;

(ii) (A) any Restricted Subsidiary that is not a Loan Party may merge or consolidate with or into any other Restricted Subsidiary that is not a Loan Party and (B) any Restricted Subsidiary may change its legal form if the Borrower determines in good faith that such action is in the best interests of the Borrower and its Restricted Subsidiaries and is not materially disadvantageous to the Lenders;

(iii) any Restricted Subsidiary may make a Disposition of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or another Restricted Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then (A) the transferee must be a Loan Party, (B) to the extent constituting an Investment, such Investment must be a permitted Investment in a Restricted Subsidiary that is not a Loan Party in accordance with Section 6.04 or (C) to the extent constituting a Disposition to a Restricted Subsidiary that is not a Loan Party, (w) such Disposition is for fair market value (as determined in good faith by the Borrower), (x) the amount of all Dispositions under this clause (iii)(C) shall not exceed, in the aggregate, $500,000, (y) any promissory note or other non-cash consideration received in respect thereof is a permitted Investment in a Restricted Subsidiary that is not a Loan Party in accordance with Section 6.04 and (z) such Disposition shall not include the disposition of any Material Intellectual Property;

(iv) the Borrower may merge or consolidate with any other Person; provided that the Borrower shall be the continuing or surviving Person;

(v) [reserved];

(vi) Holdings, the Borrower and any Restricted Subsidiary may effect the IPO Reorganization Transactions or any transaction related thereto or contemplated thereby; provided that after giving effect to any such transactions the interests of the Lenders (including, without limitation, the security interests of the Secured Parties in the Collateral), taken as a whole, would not be impaired;

(vii) any Restricted Subsidiary may merge, consolidate or amalgamate with any other Person in order to effect an Investment permitted pursuant to Section 6.04; provided that the continuing or surviving Person shall be the Borrower or a Restricted Subsidiary, which together with each of the Restricted Subsidiaries, shall have complied with the requirements of Sections 5.11 and 5.12; and

(viii) any Restricted Subsidiary may effect a merger, dissolution, liquidation consolidation or amalgamation to effect a Disposition permitted pursuant to Section 6.05.

(b) Holdings will not conduct, transact or otherwise engage in any business or operations other than (i) the ownership and/or acquisition of the Equity Interests of the Borrower, (ii) the maintenance of its legal existence, including the ability to incur fees, costs and expenses relating to such maintenance, (iii) participating in tax, accounting and other administrative matters as a member of the consolidated group of Holdings and the Borrower, (iv) the performance of its obligations under and in connection with the Loan Documents, (v) any public offering of its common stock or any other issuance or registration of its Equity Interests for sale or resale not prohibited by this Agreement, including the costs, fees and expenses related thereto, (vi) making any dividend or distribution or other transaction similar to a Restricted Payment and not otherwise prohibited by Section 6.08, or any Investment in the Borrower, (vii) the incurrence of any Indebtedness related to the actions and transactions permitted under this clause (b) and permitted by Section 6.01(a)(xi), (xii), (xiv) or (xviii) as if such Indebtedness were incurred by the Borrower or a Restricted Subsidiary, (viii) incurring fees, costs and expenses relating to overhead and general operating including professional fees for legal, tax and accounting issues and paying taxes, (ix) providing indemnification to officers and members of the Board of Directors, (x) activities incidental to the consummation of the Transactions and (xi) activities incidental to the businesses or activities described in clauses (i) to (ix) of this paragraph. Holdings will not permit any Lien to exist on the Equity Interests of the Borrower, other than Liens permitted by Section 6.02(a) (other than any non-consensual Liens permitted under Section 6.02).

(c) Holdings will not own or acquire any material assets (other than Equity Interests as referred to in paragraph (b)(i) above, cash and Permitted Investments, intercompany Investments in the Borrower permitted hereunder) or incur any liabilities (other than liabilities as referred to in paragraph (b) above, liabilities imposed by law, including tax liabilities, and other liabilities incidental to its existence and business and activities permitted by this Agreement).

Section 6.04 Investments, Loans, Advances, Guarantees and Acquisitions.

The Borrower will not, and will not permit any Restricted Subsidiary to, make or hold any Investment, except:

(a) an Investment that constitutes a Permitted Investment at the time such Permitted Investment is made;

(b) loans or advances to officers, members of the Board of Directors and employees of Holdings, the Borrower and its Restricted Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests of Holdings (or any direct or indirect parent thereof) and (iii) for purposes not described in the foregoing clauses (i) and (ii), in an aggregate principal amount (with respect to clauses (i) through (iii)) outstanding at any time not to exceed $1,500,000;

(c) (A) Investments by any Loan Party in any other Loan Party and (B) Investments by the Borrower in any Restricted Subsidiary and Investments by any Restricted Subsidiary in any of the Borrower or any other Restricted Subsidiary; provided that, in the case of any Investment by a Loan Party in a Restricted Subsidiary that is not a Loan Party, (i) no Event of Default shall have occurred and be continuing or would result therefrom and (ii) all such Investments by Loan Parties in Restricted Subsidiaries that are not Loan Parties shall not exceed $2,000,000 (less the amount of Indebtedness owed by Loan Parties to Subsidiaries that are not Loan Parties pursuant to Section 6.01(a)(iv)));

(d) Investments consisting of extensions of trade credit and accommodation guarantees in the ordinary course of business;

(e) Investments (i) existing or contemplated on the Effective Date and set forth on Schedule 6.04(e) and any modification, replacement, renewal, reinvestment or extension thereof and (ii) Investments existing on the Effective Date by the Borrower or any Restricted Subsidiary in the Borrower or any Restricted Subsidiary and any modification, renewal or extension thereof; provided that, in each case, the amount of the original Investment is not increased except by the terms of such Investment to the extent as set forth on Schedule 6.04(e) or as otherwise permitted by this Section 6.04;

(f) Investments in Swap Agreements incurred in the ordinary course of business and not for speculative purposes;

(g) promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 6.05;

(h) Permitted Acquisitions; provided that in the case of any Permitted Acquisition of targets that do not become Loan Parties (or of subsidiaries or equity interests that are not acquired by Loan Parties), the aggregate cash consideration paid for Permitted Acquisitions of targets that do not become Loan Parties (or of assets that are acquired by non-Loan Parties) shall not in the aggregate exceed $5,000,000 plus the Net Proceeds from the issuance of such Qualified Equity Interests (which Qualified Equity Interests shall not increase the Available Equity Amount or constitute any Cure Amount and are Not Otherwise Applied);

(i) Investments in Unrestricted Subsidiaries or in joint ventures of any Loan Party in an aggregate amount not to exceed $2,000,000;

(j) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers in the ordinary course of business;

(k) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(l) loans and advances to Holdings (or any direct or indirect parent thereof) in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to Holdings (or such parent) in accordance with Section 6.07(a);

(m) additional Investments; provided that (i) at the time any such Investment or other acquisition is made no Event of Default shall have occurred and be continuing or would result therefrom, (ii) the aggregate outstanding amount of such Investment made in reliance on this clause (m), together with the aggregate amount of all consideration paid in connection with all other Investments and acquisitions made in reliance on this clause (m) (including the aggregate principal amount of all Indebtedness assumed in connection with any such other Investment previously made under this clause (m)), shall not exceed the sum of (A) the Available Amount that is Not Otherwise Applied as in effect immediately prior to the time of making of such Investment, plus (B) the Available Equity Amount that is Not Otherwise Applied as in effect immediately prior to the time of making of such Investment plus (C) the Net Proceeds from the issuance of such Qualified Equity Interests (which Qualified Equity Interests shall not increase the Available Equity Amount or constitute any Cure Amount and are Not Otherwise Applied) and (iii) other than with respect to clause (C), the Borrower shall be in compliance, on a Pro Forma Basis, with the Financial Performance Covenants then in effect for the Test Period then last ended;

(n) [reserved];

(o) [reserved];

(p) advances of payroll payments to employees in the ordinary course of business;

(q) [reserved];

(r) Investments of a Subsidiary acquired after the Effective Date or of a Person merged or consolidated with any Subsidiary in accordance with this Section 6.04 and Section 6.03 after the Effective Date or that otherwise becomes a Subsidiary (provided that if such Investment is made under Section 6.04(h), existing Investments in subsidiaries of such

Subsidiary or Person shall comply with the requirements of Section 6.04(h)) to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(s) receivables owing to the Borrower or any Restricted Subsidiary, if created or acquired in the ordinary course of business;

(t) Investments (A) for utilities, security deposits, leases and similar prepaid expenses incurred in the ordinary course of business and (B) trade accounts created, or prepaid expenses accrued, in the ordinary course of business;

(u) non-cash Investments in connection with tax planning and reorganization activities; provided that after giving effect to any such activities, the interests (including, without limitation, the security interests of the Secured Parties in the Collateral), taken as a whole, would not be impaired;

(v) [reserved];

(w) Investments consisting of Indebtedness, Liens, fundamental changes, Dispositions and Restricted Payments permitted (other than by reference to this Section 6.04(w)) under Sections 6.01, 6.02, 6.03, 6.05 and 6.07, respectively;

(x) contributions to a “rabbi” trust for the benefit of employees, directors, consultants, independent contractors or other service providers or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Borrower;

(y) to the extent that they constitute Investments, purchases and acquisitions of inventory, supplies, materials or equipment or purchases, acquisitions, licenses or leases of other assets, Intellectual Property, or other rights, in each case in the ordinary course of business;

(z) Investments by an Unrestricted Subsidiary (that has not previously been a Restricted Subsidiary Loan Party) entered into prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary pursuant to the definition of “Unrestricted Subsidiary”;

(aa) so long as no Event of Default shall have occurred and be continuing or would result therefrom, other Investments in an aggregate amount not to exceed $2,000,000; provided that amounts permitted under this clause (aa) may be increased by any available capacity under Section 6.07(a)(xv); and

(bb) Investments arising as a result of sale-leaseback transactions permitted by Section 6.06 hereto.

Notwithstanding the foregoing, no Material Intellectual Property owned by any Loan Party may be contributed as an Investment by any Loan Party to any non-Loan Party.

Section 6.05 Asset Sales.

The Borrower will not, and will not permit any Restricted Subsidiary to, (i) sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it or (ii) permit any Restricted Subsidiary to issue any additional Equity Interest in such Restricted Subsidiary

(other than issuing directors’ qualifying shares, nominal shares issued to foreign nationals to the extent required by applicable Requirements of Law and other than issuing Equity Interests to the Borrower or a Restricted Subsidiary in compliance with Section 6.04(c)) (each, a “Disposition” and the term “Dispose” as a verb has the corresponding meaning), except:

(a) Dispositions of obsolete, damaged, used, surplus or worn out property, whether now owned or hereafter acquired, and Dispositions of non-core assets or property (including assets or of property no longer used or useful, or economically practicable to maintain, in the conduct of the core or principal business of the Borrower and its Restricted Subsidiaries but excluding non-core assets or property acquired in connection with any Permitted Acquisition or other Investment not prohibited hereunder) (including allowing any registration or application for registration of any Intellectual Property (excluding Material Intellectual Property) that is no longer used or useful, or economically practicable to maintain, to lapse, go abandoned, or be invalidated);

(b) Dispositions (other than with respect to Material Intellectual Property) of (i) inventory and other assets in the ordinary course of business or consistent with past practice or no longer used in the ordinary course of business and (ii) immaterial assets (considered in the aggregate) in the ordinary course of business;

(c) Dispositions of equipment to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) an amount equal to Net Proceeds of such Disposition are promptly applied to the purchase price of such replacement property, in each case, in the ordinary course of business;

(d) Dispositions of property to the Borrower or a Restricted Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then either (i) the transferee must be a Loan Party or (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in a Restricted Subsidiary that is not a Loan Party in accordance with Section 6.04;

(e) Dispositions permitted by Section 6.03, Investments permitted by Section 6.04, Restricted Payments permitted by Section 6.07 and Liens permitted by Section 6.02;

(f) Dispositions of property pursuant to sale-leaseback transactions permitted by Section 6.06 hereto;

(g) Dispositions of Permitted Investments in the ordinary course of business;

(h) Dispositions of accounts receivable in connection with the collection or compromise thereof (including sales to factors or other third parties) in the ordinary course of business;

(i) leases, subleases, service agreements, product sales, abandonments, licenses, sublicenses or other disposals, in each case, (i) other than in respect of Intellectual Property and (ii) in the ordinary course of business and that does not materially interfere with the business of the Borrower and its Restricted Subsidiaries, taken as a whole;

(j) transfers of property subject to Casualty Events;

(k) Dispositions of property (other than Material Intellectual Property) to Persons other than Restricted Subsidiaries (including the sale or issuance of Equity Interests of a

Restricted Subsidiary) for fair market value (as determined by a Responsible Officer of the Borrower in good faith) not otherwise permitted under this Section 6.05, so long as no Event of Default shall have occurred and be continuing or would result from any such Disposition; provided that (i) with respect to any Disposition pursuant to this clause (k) for a purchase price in excess of $1,000,000, the Borrower or any Restricted Subsidiary shall receive not less than 75% of such consideration in the form of cash and (ii) any Designated Non-Cash Consideration received by the Borrower or such Restricted Subsidiary in respect of such Disposition having an aggregate fair market value (as determined by a Responsible Officer of the Borrower in good faith), taken together with all other Designated Non-Cash Consideration received pursuant to this clause (k), shall not exceed $3,000,000 in the aggregate (with the fair market value (as determined by a Responsible Officer of the Borrower in good faith) of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value);

(l) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(m) Dispositions or forgiveness of accounts receivable in the ordinary course of business in connection with the collection or compromise thereof;

(n) Dispositions of any assets (including Equity Interests) (A) acquired in connection with any Permitted Acquisition, which assets are not used or useful to the core or principal business of the Borrower and its Restricted Subsidiaries, so long as the aggregate fair market value (as determined by a Responsible Officer of the Borrower in good faith) of all such assets subject to Dispositions made in reliance on this clause (A) does not exceed $10,000,000 and (B) made to obtain the approval of any applicable antitrust authority in connection with a Permitted Acquisition;

(o) transfers of condemned property as a result of the exercise of “eminent domain” or other similar powers to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of property arising from foreclosure or similar action or that have been subject to a casualty to the respective insurer of such real property as part of an insurance settlement;

(p) [reserved];

(q) any disposition of property (i) between or among Loan Parties (other than Holdings) or (ii) between or among any non-Loan Parties;

(r) any Disposition of any Material Intellectual Property to any Person that is not a Loan Party so long as the Administrative Agent shall have consented to such Disposition in its sole discretion; and

(s) any Disposition of other assets for fair market value not to exceed $2,000,000 in the aggregate; and

(t) transfer pricing and cost sharing arrangements among any Loan Party and any non-Loan Party.

Section 6.06 Sale and Leaseback Transactions.

The Borrower will not, and will not permit any Restricted Subsidiary to, enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any tangible property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for any such sale of any fixed or capital assets by the Borrower or any Restricted Subsidiary that is made for cash consideration in an amount not less than the fair market value (as determined in good faith by the Borrower) of such fixed or capital asset and is consummated within 270 days after the Borrower or such Restricted Subsidiary, as applicable, acquires or completes the construction of such fixed or capital asset, so long as (x) no Event of Default shall have occurred and be continuing or would result therefrom and (y) the aggregate fair market value (as determined by a Responsible Officer of the Borrower in good faith) of all property sold or transferred pursuant to sale and leaseback transactions otherwise permitted under this Section 6.06 is not in excess of $1,000,000.

Section 6.07 Restricted Payments; Certain Payments of Indebtedness.

(a) The Borrower will not, and will not permit any Restricted Subsidiary to, make or pay, directly or indirectly, any Restricted Payment, except:

(i) each Restricted Subsidiary may make Restricted Payments to the Borrower or any other Restricted Subsidiary; provided that in the case of any such Restricted Payment by a Restricted Subsidiary that is not a Wholly Owned Subsidiary of the Borrower, such Restricted Payment is made to the Borrower, any Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests (it being understood and agreed that any cash distributed to a Subsidiary that is an owner of Equity Interests but is not a Loan Party shall be deemed to utilize on a dollar for dollar basis the basket for Investments by Loan Parties in non-Loan Parties under Section 6.04(c));

(ii) the Borrower and each Restricted Subsidiary may make dividend payments or other distributions payable solely in the Equity Interests (other than Disqualified Equity Interests) of such Person;

(iii) [reserved];

(iv) non-cash repurchases of Equity Interests in Holdings (or any direct or indirect parent of Holdings), the Borrower or any Restricted Subsidiary deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price payable in connection with the exercise of such options or warrants;

(v) so long as no Event of Default has occurred and is continuing or would immediately result therefrom, Restricted Payments to Holdings, which Holdings may use to redeem, acquire, retire, repurchase or settle its Equity Interests (or any options, warrants, restricted stock or stock appreciation rights or similar securities issued with respect to any such Equity Interests) or to service Indebtedness incurred by Holdings to finance the redemption, acquisition, retirement, repurchase or settlement of such Equity Interest (or make Restricted Payments to allow any of Holdings’ direct or indirect parent companies to so redeem, retire, acquire or repurchase their Equity Interests or to service Indebtedness incurred by Holdings to finance the redemption, acquisition, retirement, repurchase or settlement of such Equity Interests or to service Indebtedness incurred to finance the redemption, retirement, acquisition or repurchase of such Equity Interests), held directly or indirectly by current or former officers, managers, members of the Board of Directors or employees (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) of Holdings (or any direct or indirect parent thereof), the Borrower and its Restricted Subsidiaries, in each case upon the death, disability, retirement or termination of employment of any such Person or otherwise in accordance with any stock option or stock appreciation rights plan, any management, director and/or employee stock ownership or incentive plan, stock subscription plan, employment termination agreement or any other employment agreements or equity holders’ agreement in an aggregate amount together with the aggregate amount of loans and advances to Holdings made pursuant to Section 6.04(l) in lieu of Restricted Payments permitted by this clause (v) not to exceed $1,000,000 in any calendar year with unused amounts in any calendar year being carried over to succeeding calendar years; provided that (A) the aggregate amount of all such Restricted Payments made on or after the Effective Date shall not exceed $5,000,000 and (B) such amount in any calendar year may be increased by an amount not to exceed the cash proceeds of key man life insurance policies received by the Borrower (or by Holdings and contributed to the Borrower) or the Restricted Subsidiaries after the Effective Date;

(vi) the Borrower and its Restricted Subsidiaries may make Restricted Payments in cash to Holdings:

(A) cash dividends or other distributions on the stock of the Borrower to Holdings paid and declared solely for the purpose of funding, without duplication, (i) payments by Holdings in respect of taxes directly payable by Holdings attributable to its ownership of the Borrower, including any franchise or similar taxes directly payable by Holdings, (ii) so long as Holdings and the Borrower are treated as flow-through entities for U.S. federal income Tax purposes, any federal, state and local income Taxes required to be paid by the direct or indirect parent of Holdings on its taxable income attributable to the Borrower and its Subsidiaries for any taxable year, (1) calculated by multiplying such income by the maximum combined tax rate applicable to a corporation or individual, whichever is higher, whose sole asset is its indirect interest in Borrower, (2) taking into account the character of income or gain and any allowable federal income tax deduction for state and local taxes, and (3) taking into account any carryovers of losses previously allocated by Holdings to such parent, to the extent such losses would be deductible in determining such parent’s tax liability for such year if such parent’s only items of income, gain and loss were those allocated to it by Holdings; provided that payments hereunder attributable to the taxable income of Borrower’s Unrestricted Subsidiaries shall be permitted only to the extent such Unrestricted Subsidiaries have made a corresponding payment to the Borrower and/or its Restricted Subsidiaries;

(B) the proceeds of which shall be used by Holdings to pay (or to make Restricted Payments to allow any direct or indirect parent of Holdings to pay but only to the extent any such Restricted Payments in respect of any direct or indirect parent of Holdings are actually paid in cash and reduce Consolidated Net Income of Holdings for the applicable period when paid) (1) [reserved], (2) any reasonable and customary indemnification claims made by members of the Board of Directors or officers, employees, directors or managers, consultants or independent contractors of Holdings (or any parent thereof) directly attributable to the ownership or operations of Holdings, the Borrower and its Restricted Subsidiaries, (3) [reserved] and (4) amounts due and payable pursuant to any investor management agreement entered into with the Sponsor on or after the Effective Date in an aggregate amount not to exceed $1,000,000 in any fiscal year of Holdings, so long as no Event of Default specified in Section 7.01(a), (b), (h) or (i) shall have occurred and be continuing or would result from such payment;

(C) the proceeds of which shall be used by Holdings to pay ordinary course administrative, overhead and related expenses (including franchise Taxes (but not including income or similar Taxes) to extent directly attributable to the operations or ownership of the Borrower and its Subsidiaries;

(D) to finance any Investment made by Holdings that, if made by the Borrower, would be permitted to be made pursuant to Section 6.04; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (B) Holdings shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the Borrower or a Subsidiary Loan Party or (2) the Person formed or acquired to merge into or consolidate with the Borrower or any of the Subsidiary Loan Parties to the extent such merger or consolidation is permitted in Section 6.03) in order to consummate such Investment, in each case in accordance with the requirements of Sections 5.11 and 5.12;

(E) the proceeds of which shall be used to pay (or to make Restricted Payments to allow Holdings or any direct or indirect parent thereof to pay) fees and expenses related to any equity offering not prohibited by this Agreement;

(F) [reserved];

(G) the proceeds of which are used to make concurrent payments permitted by clauses (b)(iv) and (b)(v) of this Section 6.07;

(vii) [reserved];

(viii) redemptions in whole or in part of any of its Equity Interests for another class of its Equity Interests (other than Disqualified Equity Interests); provided that such new Equity Interests contain terms and provisions at least as advantageous to the Lenders in all respects material to their interests as those contained in the Equity Interests redeemed thereby;

(ix) [reserved];

(x) the Borrower may make Restricted Payments to allow Holdings to (a) pay cash in lieu of the issuance of fractional Equity Interests in connection with any dividend, split or combination thereof or any Permitted Acquisition (or other similar Investment) and (b) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;

(xi) (A) without duplication of any Restricted Payment made pursuant to clause (B) below, Restricted Payments that the Borrower, in good faith, determines are reasonably necessary to effectuate the IPO Reorganization Transactions and (B) without duplication of any Restricted Payments made pursuant to Section 6.07(a)(vi)(A)(ii), any customary payments required to be made pursuant to any tax receivables agreements entered into in connection with an with an “up-C” IPO by any IPO Shell Company entered into in connection with the IPO Reorganization Transactions, but excluding any accelerated lump sum amount payable by reason of any early termination of any such agreement or otherwise, to the extent such amount exceeds the amount that would have been payable under such tax receivable agreement in the absence of such acceleration;

(xii) payments made or expected to be made by Holdings, the Borrower or any Restricted Subsidiary in respect of withholding or similar Taxes payable upon exercise of Equity Interests by any future, present or former employee, director, officer, manager or consultant (or their respective controlled Affiliates or permitted transferees) and any repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants or required withholding or similar taxes;

(xiii) the distribution, by dividend or otherwise, of shares of Equity Interests (other than Disqualified Equity Interests);

(xiv) the declaration and payment of Restricted Payment on Holdings’ or the Borrower’s common stock (or the payment of Restricted Payments to any direct or indirect parent company of Holdings to fund a payment of dividends on such company’s common stock), following consummation of an IPO, of up to 6.0% per annum of the net cash proceeds of such IPO received by or contributed to the Borrower, other than public offerings with respect to the IPO Entity’s common stock registered on Form S-8; and

(xv) so long as no Event of Default shall have occurred and be continuing or would result therefrom, additional Restricted Payments in an amount not to exceed $3,000,000.

(b) The Borrower will not, and will not permit any Restricted Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Junior Financing, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Junior Financing, or any other payment (including any payment under any Swap Agreement) that has a substantially similar effect to any of the foregoing, except:

(i) payment of regularly scheduled interest and principal payments, mandatory offers to repay, repurchase or redeem, mandatory prepayments of principal premium and interest, and payment of fees, expenses and indemnification obligations, with respect to such Junior Financing, other than payments in respect of any Junior Financing prohibited by the subordination provisions thereof;

(ii) Permitted Refinancing of Indebtedness to the extent permitted by Section 6.01;

(iii) the conversion of any Junior Financing to Equity Interests (other than Disqualified Equity Interests) of Holdings or any of its direct or indirect parent;

(iv) [reserved];

(v) [reserved];

(vi) [reserved];

(vii) [reserved]; and

(viii) prepayment of Junior Financing owed to the Borrower or a Restricted Subsidiary or the prepayment of Permitted Refinancing of such Indebtedness with the proceeds of any other Junior Financing; provided, that, no Loan Party shall make any prepayment of Junior Financing owed to any Restricted Subsidiary that is not a Loan Party pursuant to this clause (viii).

Section 6.08 Transactions with Affiliates.

The Borrower will not, and will not permit any Restricted Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (i) (A) transactions between or among the Borrower or any Restricted Subsidiary or any entity that becomes a Restricted Subsidiary as a result of such transaction and (B) transactions involving aggregate payment or consideration of less than $2,500,000, (ii) on terms substantially as favorable to the Borrower or such Restricted Subsidiary as would be obtainable by such Person at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, (iii) in connection with the IPO Reorganization Transactions, that the Borrower, in good faith, determines are reasonably necessary to effectuate the IPO Reorganization Transactions or any transaction related thereto or contemplated thereby, (iv) the payment of management, consulting, advisory and monitoring fees to the Investors (or management companies of the Investors) in an aggregate amount in any fiscal year not to exceed the amount permitted to be paid pursuant to Section 6.07(a)(vi)(B)(4), (v) issuances of Equity Interests of the Borrower to the extent otherwise permitted by this Agreement, (vi) employment and severance arrangements between the Borrower and its Restricted Subsidiaries and their respective officers and employees in the ordinary course of business (including loans and advances pursuant to Sections 6.04(b) and 6.04(n)), (vii) payments by the Borrower and its Restricted Subsidiaries pursuant to tax sharing agreements among Holdings (and any such parent thereof), , the Borrower and its Restricted Subsidiaries on customary terms to the extent attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries, to the extent such payments are permitted by Section 6.07, (viii) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, members of the Board of Directors, officers and employees of Holdings (or any direct or indirect parent thereof), the Borrower and the Restricted Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries, (ix) transactions pursuant to permitted agreements in existence or contemplated on the Effective Date and set forth on Schedule 6.08 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect, (x) Restricted Payments permitted under Section 6.07 and loans and advances in lieu thereof pursuant to Section 6.04(l), (xi) payments to or from, and transactions with, any joint venture in the ordinary course of business (including, without limitation, any cash management activities related thereto), (xii) transactions with customers, clients, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services that are Affiliates, in each case in the ordinary course of business and which are fair to the Borrower and the Restricted Subsidiaries, in the reasonable determination of the Borrower, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party, (xiii) customary payments by the Borrower and any Restricted Subsidiaries to the Sponsor made for any financial advisory, consulting, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions, divestitures or financings), which payments are approved by a majority of the disinterested members of the Board of Directors of the Borrower in good faith and (xiv) transfer pricing arrangements (including any cost sharing) by and among the Loan Parties and their Restricted Subsidiaries in the ordinary course of business.

Section 6.09 Restrictive Agreements.

The Borrower will not, and will not permit any Restricted Subsidiary to enter into any agreement, instrument, deed or lease that prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of their respective properties or revenues, whether now owned or hereafter acquired, for the benefit of the Secured Parties with respect to the Secured Obligations or under the Loan Documents; provided that the foregoing shall not apply to:

(a) restrictions and conditions imposed by (1) Requirements of Law, (2) any Loan Document and (3) any documentation governing Indebtedness incurred pursuant to Section 6.01(a)(xxi) and any Permitted Refinancing of any such Indebtedness; provided that, in the case of this clause (3), such restrictions and conditions apply only to the Subsidiary or assets that have incurred Indebtedness as permitted thereunder;

(b) [reserved];

(c) restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any assets pending such sale; provided that such restrictions and conditions apply only to the Subsidiary or assets that is or are to be sold and such sale is permitted hereunder;

(d) customary provisions in leases, licenses and other contracts restricting the assignment thereof;

(e) restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent such restriction applies only to the property securing such Indebtedness;

(f) any restrictions or conditions set forth in any agreement in effect at any time any Person becomes a Restricted Subsidiary (but not any modification or amendment expanding the scope of any such restriction or condition); provided that such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary and the restriction or condition set forth in such agreement does not apply to the Borrower or any Restricted Subsidiary;

(g) restrictions or conditions in any Indebtedness permitted pursuant to Section 6.01 that is incurred or assumed by Restricted Subsidiaries that are not Loan Parties to the extent such restrictions or conditions are no more restrictive in any material respect than the restrictions and conditions in the Loan Documents or, in the case of Junior Financing, are market terms at the time of issuance and are imposed solely on such Restricted Subsidiary and its Subsidiaries;

(h) restrictions on cash (or Permitted Investments) or other deposits imposed by agreements entered into in the ordinary course of business, in each case constituting Permitted Encumbrances;

(i) restrictions set forth on Schedule 6.09 and any extension, renewal, amendment, modification or replacement thereof, except to the extent any such amendment, modification or replacement expands the scope of any such restriction or condition;

(j) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted by Section 6.04 solely to the extent of the Equity Interests of or property held in the subject joint venture;

(k) customary restrictions contained in leases, subleases, licenses, sublicenses or asset sale agreements otherwise permitted hereby;

(l) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of Holdings, the Borrower or any Restricted Subsidiary; and

(m) customary provisions related to creditworthiness of the tenant contained in real property leases entered into by Subsidiaries, so long as the Borrower has determined in good faith that such creditworthiness provisions could not reasonably be expected to impair the ability of the Borrower and its Subsidiaries to meet their ongoing obligations.

Section 6.10 Financial Performance Covenants.

(a) Total Net Recurring Revenue Leverage Ratio. For any Test Period ended on or before September 30, 2019, permit the Total Net Recurring Revenue Leverage Ratio as of the last day of any Test Period set forth below to be greater than the ratio set forth below opposite such Test Period below:

Test Period Ended	Total Net Recurring Revenue Leverage Ratio
September 30, 2017	0.65:1.00
December 31, 2017	0.60:1.00
March 31, 2018	0.60:1.00
June 30, 2018	0.60:1.00
September 30, 2018	0.60:1.00
December 31, 2018	0.55:1.00
March 31, 2019	0.55:1.00
June 30, 2019	0.55:1.00

(b) Total Net Leverage Ratio. For any Test Period ended after September 30, 2019, permit the Total Net Leverage Ratio as of the last day of any Test Period set forth below to be greater than the ratio set forth below opposite such Test Period below:

Test Period Ended	Total Net Leverage Ratio
September 30, 2019	6.000:1.000
December 31, 2019	5.875:1.000
March 31, 2020	5.750:1.000
June 30, 2020	5.500:1.000
September 30, 2020	5.375:1.000
December 31, 2020	5.250:1.000
March 31, 2021	5.125:1.000
June 30, 2021	5.000:1.000
September 30, 2021	4.812:1.000
December 31, 2021	4.625:1.000
March 31, 2022	4.437:1.000
June 30, 2022	4.250:1.000
September 30, 2022	4.125:1.000
December 31, 2022	4.000:1.000
March 31, 2023	3.875:1.000
June 30, 2023	3.750:1.000

(c) Liquidity. Permit Liquidity, as of the last day of any calendar month, to be less than $10,000,000.

ARTICLE VII

EVENTS OF DEFAULT

Section 7.01 Events of Default.

If any of the following events (any such event, an “Event of Default”) shall occur:

(a) any Loan Party shall fail to pay any principal or any premium (including the Prepayment Premium) of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) any Loan Party shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in paragraph (a) of this Section 7.01) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;

(c) any representation or warranty made or deemed made by or on behalf of Holdings, the Borrower or any of the Restricted Subsidiaries in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) (i) Holdings, the Borrower or any of the Restricted Subsidiaries shall fail to observe or perform any covenant, condition or agreement contained in Sections 5.02, 5.04 (with respect to the existence of Holdings, the Borrower or such Restricted Subsidiaries), 5.10, 5.14 or in Article VI (other than the Financial Performance Covenants);

(ii) the Borrower or any of the Restricted Subsidiaries shall fail to observe or perform the Financial Performance Covenants; provided that any Event of Default resulting from failure to comply with Section 6.10 is subject to cure as provided in Section 7.02; or

(iii) Holdings, the Borrower or any of the Restricted Subsidiaries shall fail to observe or perform any covenant, condition or agreement contained in (x) Sections 5.01(a) through 5.01(g), and such failure shall continue unremedied for a period of ten (10) days or (y) Section 6.08, and such failure shall continue unremedied for a period of five (5) Business Days;

(e) Holdings, the Borrower or any of the Restricted Subsidiaries shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraph (a), (b) or (d) of this Section 7.01), and such failure shall continue unremedied for a period of thirty (30) days after the earlier of (i) the date an officer of Holdings, the Borrower or any such Restricted Subsidiary becomes aware of such default and (ii) written notice thereof is delivered by the Administrative Agent to the Borrower; provided that any Default or Event of Default which may occur as a result of the failure to timely meet any delivery requirements under the Loan Documents shall cease to exist upon any delivery otherwise in compliance with such requirements;

(f) Holdings, the Borrower or any of the Restricted Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace period);

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, provided that this paragraph (g) shall not apply to (i) secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement) or (ii) termination events or similar events occurring under any Swap Agreement that constitutes Material Indebtedness (it being understood that paragraph (f) of this Section 7.01 will apply to any failure to make any payment required as a result of any such termination or similar event);

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, court protection, reorganization or other relief in respect of Holdings, the Borrower or any Restricted Subsidiary or its debts, or of a material part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, examiner, sequestrator, conservator or similar official for Holdings, the Borrower or any Restricted Subsidiary or for a material part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or unstayed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) Holdings, the Borrower or any Restricted Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, court protection, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in paragraph (h) of this Section 7.01, (iii) apply for or consent to the appointment of a receiver, trustee, examiner, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Restricted Subsidiary or for a material part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors;

(j) (i) one or more enforceable judgments for the payment of money in an aggregate amount in excess of $2,000,000 (to the extent not covered by insurance as to which the insurer has been notified of such judgment or order and has not denied coverage) shall be rendered against Holdings, the Borrower and any of the Restricted Subsidiaries or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or (ii) any judgment creditor shall legally attach or levy upon assets of a Loan Party that are material to the businesses and operations of Holdings, the Borrower and its Restricted Subsidiaries, taken as a whole, to enforce any such judgment;

(k) an ERISA Event occurs that has resulted or would reasonably be expected to result in a Material Adverse Effect;

(l) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any material portion of the Collateral, with the priority required by the applicable Security Documents, except (i) as a result of the sale or other disposition of the applicable Collateral to a Person that is not a Loan Party in a transaction permitted under the Loan Documents, (ii) as a result of the Administrative Agent’s failure to (A) maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Security Documents or (B) file Uniform Commercial Code continuation statements, (iii) as to Collateral consisting of real property to the extent that such losses are covered by a lender’s title insurance policy in favor of the Administrative Agent and such insurer has not denied coverage, and (iv) as a result of acts or omissions of the Administrative Agent (other than actions or omissions taken as a direct result of the advice of or at the direction of Holdings, the Borrower or any Subsidiary);

(m) any material provision of any Loan Document or any Guarantee of the Loan Document Obligations shall for any reason be asserted in writing by any Loan Party not to be a legal, valid and binding obligation of any Loan Party thereto other than as expressly permitted hereunder or thereunder;

(n) any material Guarantees of the Loan Document Obligations by any Loan Party pursuant to the Guarantee Agreement shall cease to be in full force and effect (in each case, other than in accordance with the terms of the Loan Documents); or

(o) a Change of Control shall occur;

then, and in every such event (other than an event described in paragraph (h) or (i) of this Section 7.01), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal (including the Prepayment Premium in respect thereof) of the Loans so declared to be due and payable (including the Prepayment Premium in respect thereof), together with accrued interest (including the PIK Interest) thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event described in paragraph (h) or (i) of this Section 7.01, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. For the avoidance of doubt, any Default or Event of Default which may have occurred shall cease to exist upon the cure of such Default or Event of Default (if capable of cure) by compliance with the applicable requirement or covenant causing such Default or Event of Default, including with respect to an Event of Default pursuant to (x) Section 7.01(a) or Section 7.01(b), upon payment in full of any overdue amounts and interest thereon, if applicable, and (y) the failure to timely meet any delivery requirements for financial statements under the Loan Documents, upon any delivery otherwise in compliance with such requirement; provided that the foregoing shall not apply with respect to any Default or Event of Default from and after the acceleration of any of the Loan Document Obligations hereunder or the other exercise or reservation of any of the Administrative Agent’s or the Secured Parties’ rights or remedies hereunder or under applicable law.

Section 7.02 Right to Cure.

(a) Notwithstanding anything to the contrary contained in Section 7.01 (but subject to the provisions of this Section 7.02), in the event that the Borrower fails to comply with the requirements of the Financial Performance Covenants set forth in Section 6.10(b) and/or (c) as of the last day of any applicable fiscal quarter or month, as applicable, of Holdings, at any time after the end of such fiscal quarter or month, as applicable, until the expiration of the 10th Business Day subsequent to the date on which the financial statements with respect to such fiscal quarter or month, as applicable (or the fiscal year ended on the last day of such fiscal quarter with respect to the Financial Performance Covenant set forth in Section 6.10(b), or the fiscal quarter ended on the last day of such month with respect to the Financial Performance Covenant set forth in Section 6.10(c)) are required to be delivered pursuant to Section 5.01(a), (b) or (c), as applicable (the “Cure Period”), Holdings shall have the right to issue Qualified Equity Interests for cash or otherwise receive cash contributions to the capital of Holdings as cash common equity or other Qualified Equity Interests (which Holdings shall contribute to the Borrower as cash common equity) (collectively, the “Cure Right”), and upon the receipt by the Borrower of the Net Proceeds of such issuance (the “Cure Amount”) pursuant to the exercise by Holdings of such Cure Right, (x) the Borrower shall apply the Cure Amount to prepay Term Loan Borrowings pursuant to Section 2.11(c) and the Prepayment Premium pursuant to Section 2.11(h) and (y) the Financial Performance Covenant in Section 6.10(b) and/or (c), as applicable, shall be recalculated giving effect to the following pro forma adjustment:

(i) Consolidated EBITDA shall be increased with respect to such applicable fiscal quarter or month, as applicable, and any four fiscal quarter period that contains such fiscal quarter or month, as applicable, solely for the purpose of measuring such Financial Performance Covenant and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and

(ii) if, after giving effect to the foregoing pro forma adjustment (without giving effect to any repayment of any Indebtedness with any portion of the Cure Amount or any portion of the Cure Amount on the balance sheet of Holdings, the Borrower and its Restricted Subsidiaries, in each case, with respect to such fiscal quarter only), the Borrower shall then be in compliance with the requirements of such Financial Performance Covenant, the Borrower shall be deemed to have satisfied the requirements of such Financial Performance Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of such Financial Performance Covenant that had occurred shall be deemed cured for the purposes of this Agreement;

provided that the Borrower shall have notified the Administrative Agent of the exercise of such Cure Right (such notice, a “Cure Notice”) within one (1) Business Day prior to the issuance of the relevant Qualified Equity Interests for cash or the receipt of the cash contributions by Holdings.

(b) Notwithstanding anything herein to the contrary, (i) in any four (4) consecutive fiscal quarter period of Holdings there shall be no more than two (2) fiscal quarters, or, with respect to the Financial Performance Covenant set forth in Section 6.10(c), no more than three (3) months, in which the Cure Right is exercised, (ii) there shall be no more than two (2) consecutive fiscal quarters or, with respect to the Financial Performance Covenant set forth in Section 6.10(c), no more than three (3) consecutive months, in which the Cure Right is exercised, (iii) during the term of this Agreement, the Cure Right shall not be exercised more than five (5) times and (iv) for purposes of this Section 7.02, the Cure Amount shall be no greater than the amount required for purposes of complying with the Financial Performance Covenant in Section 6.10(b) and/or (c), as applicable, and any amounts in excess thereof shall not be deemed to be a Cure Amount. Notwithstanding any other provision in this Agreement to the contrary, the

Cure Amount received pursuant to any exercise of the Cure Right shall be disregarded for purposes of determining any available basket or ratio under this Agreement (and the Cure Amount shall not be credited as an addition to any basket or ratio or for any other calculation). For the avoidance of doubt, no Cure Amounts shall be applied to reduce the Indebtedness of Holdings, the Borrower and its Restricted Subsidiaries on a Pro Forma Basis for purposes of determining compliance with the Financial Performance Covenant in Section 6.10(b) and/or (c), as applicable, for the fiscal quarter in which such Cure Right was made. If a Cure Notice shall have been delivered in accordance with this Section 7.02, neither the Administrative Agent nor any Lender shall have the right to terminate the Commitments, declare all or any portion of the unpaid principal amount of any outstanding Loans, interest accrued and unpaid thereof, and all amounts owing or payable hereunder or under any other Loan Document to be due and payable and/or exercise any other rights and remedies available under the Loan Documents or applicable law (including, without limitation, any right to foreclose on or take possession of Collateral) solely on the basis of an allegation an Event of Default having occurred and continuing as a result of Borrower’s non-compliance with the Financial Performance Covenant in Section 6.10(b) and/or (c), as applicable, with respect to any Test Period until the Cure Period has elapsed; provided that if a Cure Notice shall have been delivered, the Borrower shall not thereafter be permitted to make any Borrowing of Loans until the Borrower has received the related Cure Amount or all Events of Default have been otherwise waived in accordance with the terms of this Agreement.

Section 7.03 Application of Proceeds.

After the exercise of remedies provided for in Section 7.01, any amounts received on account of the Secured Obligations shall be applied by the Administrative Agent in accordance with Section 5.02 of the Collateral Agreement and/or the similar provisions in the other Security Documents. Notwithstanding the foregoing, Excluded Swap Obligations with respect to any Subsidiary Loan Party shall not be paid with amounts received from such Subsidiary Loan Party or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Secured Obligations otherwise set forth in Section 4.02 of the Collateral Agreement and/or the similar provisions in the other Security Documents.

ARTICLE VIII

ADMINISTRATIVE AGENT

Section 8.01 Appointment and Authority.

(a) Each of the Lenders hereby irrevocably appoints Guggenheim to act on its behalf as the Administrative Agent and Collateral Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent and Collateral Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Collateral Agent and the Lenders, and none of the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

(b) The Administrative Agent shall also act as the “Collateral Agent” under the Loan Documents, and each of the Lenders hereby irrevocably appoints and authorizes and, by their acceptance of the benefits of the Security Documents, each of the other Secured Parties is deemed to appoint and authorize, the Collateral Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent and any co-agents, sub-agents and attorneys-in-fact appointed by the

Administrative Agent and Collateral Agent pursuant to Section 8.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article VIII and Article IX (including Section 9.03 as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

Section 8.02 Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, own securities of, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Holdings, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 8.03 Exculpatory Provisions.

The Administrative Agent and the Collateral Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and their duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent and the Collateral Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent or the Collateral Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that neither the Administrative Agent nor the Collateral Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent or the Collateral Agent to liability or that is contrary to any Loan Document or applicable Requirements of Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by any Person serving as the Administrative Agent or the Collateral Agent or any of its Affiliates in any capacity;

(d) shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders or the Required Revolving Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment; provided that the Administrative Agent and the Collateral Agent shall be deemed not to have knowledge of any Default unless and until written notice describing such Default is given to the Administrative Agent and the Collateral Agent by the Borrower or a Lender;

(e) shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent and the Collateral Agent; and

(f) shall not be responsible for or have any liability for, or have any duty to ascertain , inquire into, monitor or enforce compliance with the provisions hereof relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative Agent and the Collateral Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender.

Section 8.04 Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the effectiveness of this Agreement or the making of a Loan that, in either case, by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the effectiveness of this Agreement or the making of such Loan, as applicable. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.05 Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities as Administrative Agent.

Section 8.06 Resignation and Removal of Agents.

The Administrative Agent may resign upon thirty (30) days’ notice to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the Borrower’s consent (such consent not to be unreasonably withheld or delayed) unless an Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent, which shall be an Approved Bank with an office in New York, New York, or an Affiliate of any such Approved Bank (the date upon which the retiring Administrative Agent is replaced, the “Resignation Effective Date”); provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice.

If the Person serving as Administrative Agent is a Defaulting Lender, the Required Lenders and Holdings may, to the extent permitted by applicable law, by notice in writing to such Person remove such Person as Administrative Agent and, with the consent of the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except (i) that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed and (ii) with respect to any outstanding payment obligations) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder and under the other Loan Documents as set forth in this Section. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 8.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

Section 8.07 Non-Reliance on Administrative Agent and Other Lenders.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Each Lender, by delivering its signature page to this Agreement and funding its Loans on the Effective Date, or delivering its signature page to an Assignment and Assumption pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders.

No Lender shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Secured Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent and Collateral Agent on behalf of the Lenders in accordance with the terms thereof. In the event of a foreclosure by the Administrative Agent or Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent, the Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Administrative Agent or Collateral Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent or Collateral Agent on behalf of the Lenders at such sale or other disposition. Each Lender, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Secured Obligations, to have agreed to the foregoing provisions.

Section 8.08 No Other Duties, Etc.

Anything herein to the contrary notwithstanding, neither the Bookrunner nor any person named on the cover page hereof as a Lead Arranger shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

Section 8.09 Administrative Agent May File Proofs of Claim.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.12 and 9.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.12 and 9.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender or in any such proceeding.

Section 8.10 No Waiver; Cumulative Remedies; Enforcement.

No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Article VII for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 9.08 (subject to the terms of Section 2.18), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Article VII and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.18, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

Section 8.11 Withholding Taxes.

To the extent required by any applicable Requirements of Law (as determined in good faith by the Administrative Agent), the Administrative Agent may deduct or withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other Governmental Authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered or not property executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective), such Lender shall indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Loan Parties pursuant to Section 2.17 and without limiting any obligation of the Loan Parties to do so pursuant to such Section) fully for all amounts paid, directly or indirectly, by the Administrative Agent as Taxes or otherwise, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this Section 8.11. The agreements in this Section 8.11 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and the repayment, satisfaction or discharge of all other obligations under any Loan Document.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Notices.

(a) All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax or other electronic transmission, as follows:

(i) if to Holdings, the Borrower or the Administrative Agent, to the address, fax number or e-mail address specified for such Person on Schedule 9.01; and

(ii) if to any other Lender, to it at its address (or fax number or e-mail address) set forth in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain Material Non-Public Information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by fax shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures reasonably approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Holdings, the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Holdings, the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of Holdings, the Borrower and the Administrative Agent may change its address, electronic mail address or fax number for notices and other communications or website hereunder by notice to the other parties hereto. Each other Lender may change its address or fax number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, fax number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e) Reliance by Administrative Agent and Lenders. The Administrative Agent, the and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the

Administrative Agent, each Lender and the Related Parties from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in the absence of gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction.

Section 9.02 Waivers; Amendments.

(a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power under this Agreement or any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time. No notice or demand on the Borrower or Holdings in any case shall entitle the Borrower or Holdings to any other or further notice or demand in similar or other circumstances.

(b) Except as provided in Section 2.24 with respect to any Permitted Amendment, neither this Agreement, any Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings, the Borrower, the Administrative Agent (to the extent that such waiver, amendment or modification does not affect the rights, duties, privileges or obligations of the Administrative Agent under this Agreement, the Administrative Agent shall execute such waiver, amendment or other modification to the extent approved by the Required Lenders) and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall:

(i) increase the Commitment of any Lender or change any ratable sharing or payment provision that directly and adversely affects any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender),

(ii) reduce the principal amount of any Loan (it being understood that a waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute a reduction or forgiveness of principal) or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly and adversely affected thereby; provided that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay default interest pursuant to Section 2.13(c),

(iii) postpone the maturity of any Loan (it being understood that a waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension of any maturity date), or the date of any scheduled amortization payment of the principal amount of any Term Loan under Section 2.10, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly and adversely affected thereby,

(iv) change any of the provisions of this Section 9.02 without the written consent of each Lender directly and adversely affected thereby; provided that any such change which is in favor of a Class of Lenders holding Loans maturing after the maturity of other Classes of Lenders (and only takes effect after the maturity of such other Classes of Loans or Commitments) will require the written consent of the Required Lenders with respect to each Class directly and adversely affected thereby,

(v) change any of the percentages set forth in the definitions of “Required Lenders,” “Required Revolving Lenders,” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder or otherwise change, amend, modify or supplement the definitions of “Required Lenders,” “Required Revolving Lenders,” in each case, without the written consent of each Lender (or each Lender of such Class, as the case may be),

(vi) release all or substantially all the value of the Guarantees under the Guarantee Agreement (except as expressly provided in the Loan Documents) without the written consent of each Lender (other than a Defaulting Lender),

(vii) release all or substantially all the Collateral from the Liens of the Security Documents, without the written consent of each Lender (other than a Defaulting Lender) except as expressly provided in the Loan Documents, or

(viii) change Section 5.02 of the Collateral Agreement, without the written consent of each Lender (other than a Defaulting Lender);

provided that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent without the prior written consent of the Administrative Agent, (B) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by Holdings, the Borrower and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency (x) in a manner not materially adverse to the Lenders or (y) if the Required Lenders have not objected to such amendment within ten Business Days following delivery to the Lenders of written notice of such proposed amendment to cure such ambiguity, omission, defect or inconsistency and (C) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class) may be effected by an agreement or agreements in writing entered into by Holdings, the Borrower and the requisite percentage in interest of the affected Class of Lenders stating that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time. Notwithstanding the foregoing, (a) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, Holdings and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Required Revolving Lenders on substantially the same basis as the Lenders prior to such inclusion and (b) guarantees, Security Documents and related documents in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement and the other Loan Documents, amended and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local law or advice of local counsel, (ii) to cure ambiguities or defects (x) in a manner not materially adverse to the Lenders or (y) if the Required Lenders have not objected to such amendment or waiver within ten Business Days following delivery to the Lenders of written notice of the proposed amendment or waiver to cure such ambiguity or defect or (iii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.

(c) In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders or all directly and adversely affected Lenders, if the consent of the Required Lenders (and, to the extent any Proposed Change requires the consent of Lenders holding Loans of any Class pursuant to clause (iv), (ix) or (xi) of paragraph (b) of this Section 9.02, the consent of a Majority in Interest of the outstanding Loans and unused Commitments of such Class) to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in paragraph (b) of this Section 9.02 being referred to as a “Non-Consenting Lender”), then, so long as the Lender that is acting as Administrative Agent is not a Non-Consenting Lender, the Borrower may, at its sole expense and effort, upon notice to such Non-Consenting Lender and the Administrative Agent, (i) if no Event of Default under Section 7.01(a), (b), (h) or (i) exists, permanently prepay all of the Loans of any Class owing by it to, and terminating any Commitments of, such Non-Consenting Lender or (ii) require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment), provided that (a) the Borrower shall have received the prior written consent of the Administrative Agent to the extent such consent would be required under Section 9.04(b) for an assignment of Loans or Commitments, as applicable, which consent shall not unreasonably be withheld, (b) such Non-Consenting Lender shall have received payment of an amount equal to the outstanding par principal amount of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (c) unless waived, the Borrower or such Eligible Assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b).

(d) Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, the Revolving Commitments, Term Loans and Revolving Exposure of any Lender that is at the time a Defaulting Lender shall not have any voting or approval rights under the Loan Documents and shall be excluded in determining whether all Lenders (or all Lenders of a Class), all affected Lenders (or all affected Lenders of a Class), a Majority in Interest of Lenders of any Class or the Required Lenders or the Required Revolving Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to this Section 9.02); provided that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

(e) Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, each Affiliated Lender (other than an Affiliated Debt Fund) hereby agrees that, for purposes of any plan of reorganization, such Affiliated Lender will be deemed to have voted in the same proportion as non-Affiliated Lenders voting on such matter; provided that such Affiliated Lender shall be entitled to vote in accordance with its sole discretion in connection with any plan of reorganization to the extent any such plan of reorganization proposes to treat any Secured Obligations held by such Affiliated Lender in a manner that is less favorable in any material respect to such Affiliated Lender than the proposed treatment of similar Secured Obligations held by Lenders that are not Affiliates of the Borrower.

(f) Notwithstanding anything in this Agreement to the contrary, no amendment or waiver shall, unless signed by Administrative Agent and Required Revolving Lenders (or by Administrative Agent with the consent of Required Revolving Lenders) in addition to the Required Lenders (or by Administrative Agent with the consent of the Required Lenders) (x) amend or waive compliance with the provisions of Article II that relate solely to the revolving credit facility provided for under this Agreement (but any such amendment or waiver which relates to both the revolving credit facility and the term loan facility provided for under this Agreement shall not be subject to this Section 9.02(f)) or (y) (A) amend or waive compliance with the conditions precedent to the obligations of Lenders to make any Revolving Loan in Section 4.02, or (B) waive any Default or Event of Default for the purpose of satisfying the conditions precedent to the obligations of Lenders to make any Revolving Loan in Section 4.02. No amendment shall: (x) amend or waive this Section 9.02(f) or the definitions of the terms used in this Section 9.02(f) insofar as the definitions affect the substance of this Section 9.02(f); (y) change the definition of the term Required Revolving Lenders; or (z) change the percentage of Lenders which shall be required for Revolving Lenders to take any action hereunder, in each case, without the consent of all Revolving Lenders.

(g) If any Lender becomes an Objecting Non-Funding Lender, then the Term Lenders who are not Objecting Non-Funding Lenders shall have the right (unless such Objecting Non-Funding Lender agrees to fund any Revolving Loans in accordance with this Agreement), at their own cost and expense, to purchase (ratably as between the other Lenders, or as they may otherwise agree) from such Objecting Non-Funding Lender via assignment, and to require such Objecting Non-Funding Lender to assign, all of such Objecting Non-Funding Lender’s Loans and Commitments. In such case, the purchasing Term Lenders shall purchase such Objecting Non-Funding Lender’s Loans and Commitments by paying to such Objecting Non-Funding Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon including any PIK Interest plus, solely in connection with the failure to consent to a proposed amendment, the Prepayment Premium. No consent of any Loan Party shall be required for any assignment in accordance with this Section 9.02(g). In connection with any such assignment, the Administrative Agent, such Objecting Non-Funding Lender and the purchasing Term Lenders shall otherwise comply with Section 9.04, except that neither such Objecting Non-Funding Lender nor any purchasing Term Lender shall be obligated to pay any processing and recordation fee required pursuant thereto; provided that if such Objecting Non-Funding Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption reflecting such replacement within five (5) Business Days of the date on which the assignee purchasing Term Lenders execute and deliver such Assignment and Assumption to such Objecting Non-Funding Lender, then such Objecting Non-Funding Lender shall be deemed to have executed and delivered such Assignment and Assumption without any further action by such Objecting Non-Funding Lender.

(h) If any Lender becomes an Objecting Non-Funding Lender, then, to the extent that the Term Lenders who are not Objecting Non-Funding Lenders have been provided a reasonable opportunity to purchase the Loans and Commitments of such Objecting Non-Funding Lender (which shall not be less than ten (10) Business Days) and have declined or failed to make such purchase, the Borrower shall have the right (unless such Objecting Non-Funding Lender agrees to fund any Revolving Loans in accordance with this Agreement), at their own cost and expense, to replace such Objecting Non-Funding Lender by requiring such Objecting Non-Funding Lender to assign its Loans and Commitments to one or more assignees reasonably acceptable to the Administrative Agent, except to the extent such replacement Lender is the Administrative Agent, the Collateral Agent, any Affiliate of the Administrative Agent or the

Collateral Agent, an Affiliated Lender or Person who would become an Affiliated Lender upon the completion of such assignment (subject to any other limitations in respect of Affiliated Lenders set forth in this Agreement); provided, that (i) all Obligations of the Borrower owing to such Objecting Non-Funding Lender being replaced shall be paid in full to such Objecting Non-Funding Lender concurrently with such assignment and (ii) the replacement Lender or the Borrower, as the case may be, shall purchase the foregoing by paying to such Objecting Non-Funding Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon (including any PIK Interest) plus any premium (including the Prepayment Premium). In connection with any such assignment, the Administrative Agent, such Objecting Non-Funding Lender and the replacement Lender shall otherwise comply with Section 9.04, except that neither such Objecting Non-Funding Lender nor the replacement Lender shall be obligated to pay any processing and recordation fee required pursuant thereto; provided that if such Objecting Non-Funding Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption reflecting such replacement within five (5) Business Days of the date on which the assignee replacement Lender executes and delivers such Assignment and Assumption to such Objecting Non-Funding Lender, then such Objecting Non-Funding Lender shall be deemed to have executed and delivered such Assignment and Assumption without any further action by such Objecting Non-Funding Lender. Guggenheim, to the extent that it is the Administrative Agent at any time that this Section 9.02(h) is invoked, agrees to use its commercially reasonable efforts to assist the Borrower (upon the Borrower’s request) in arranging a replacement Lender hereunder.

Section 9.03 Expenses; Indemnity; Damage Waiver.

(a) The Borrower shall pay, if the Effective Date occurs and the Transactions have been consummated, (i) all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent and its Affiliates (without duplication) (limited, in the case of legal fees and expenses, to, the reasonable, documented fees, charges and disbursements of Latham and Watkins LLP and to the extent reasonably determined by the Administrative Agent to be necessary, the reasonable, documented fees, charges and disbursements of one local counsel in each applicable jurisdiction and, in the case of an actual conflict of interest where the Indemnitee affected by such conflict notifies the Borrower of the existence of such conflict and thereafter retains its own counsel after receipt of consent from the Borrower (not to be unreasonably withheld or delayed), one additional conflicts counsel for the affected Indemnitees similarly situated and such other counsel retained with the Borrower’s consent (such consent not to be unreasonably withheld or delayed), in each case for the Administrative Agent, in connection with the preparation, execution, delivery and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated)) and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of counsel for the Administrative Agent and the Lenders, in connection with the enforcement or protection of any rights or remedies (A) in connection with the Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Laws), including its rights under this Section 9.03 or (B) in connection with the Loans made hereunder, including all such out-of-pocket costs and expenses incurred during any workout, restructuring or negotiations in respect of such Loans; provided that such counsel shall be limited to one lead counsel and one local counsel in each applicable jurisdiction (exclusive of any reasonably necessary special counsel) (and, in the case of a conflict of interest, where the Administrative Agent or any Lender affected by such conflict notifies Holdings of the existence of such conflict and thereafter retains its own counsel, one additional counsel) and such other counsel as may be retained with the Borrower’s consent (such consent not to be unreasonably withheld or delayed). Notwithstanding the foregoing, the expenses of counsel shall not include any allocated costs of in-house counsel.

(b) The Borrower shall indemnify the Administrative Agent, each Lender, the Lead Arranger, the Bookrunner and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from (without duplication), any and all losses, claims, damages, liabilities (in each case, regardless of whether any such Indemnitee is a party thereto and whether any such proceeding is brought by the Borrower or any other person) and reasonable and documented out-of-pocket fees and expenses (limited, in the case of legal fees and expenses, to the reasonable and documented fees, charges and disbursements of one counsel for all Indemnitees and to the extent reasonably determined by the Administrative Agent to be necessary, one local counsel in each relevant material (and in the case of an actual conflict of interest, where the Indemnitee affected by such conflict notifies the Borrower of the existence of such conflict and thereafter retains its own counsel, one additional conflicts counsel) for the affected Indemnitees), incurred by or asserted against any Indemnitee by any third party or by the Borrower, Holdings or any Subsidiary arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any Loan Document or any other agreement or instrument contemplated hereby or thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan or the use of the proceeds therefrom, (iii) to the extent in any way arising from or relating to any of the foregoing, any actual or alleged presence or Release or threat of Release of Hazardous Materials on, at, to or from any Mortgaged Property or any other property currently or formerly owned or operated by Holdings, the Borrower or any Subsidiary, or any other Environmental Liability related in any way to Holdings, the Borrower or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, Holdings or any Subsidiary or any of their respective Affiliates and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities, costs or related expenses (x) resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or its Related Parties (as determined by a court of competent jurisdiction in a final and non-appealable judgment), (y) resulted from a material breach of the Loan Documents by such Indemnitee or its Related Parties (as determined by a court of competent jurisdiction in a final and non-appealable judgment) or (z) arise from disputes between or among Indemnitees (other than disputes involving claims against the Administrative Agent, the Lead Arranger or the Bookrunner, in each case, in their respective capacities) that does not arise from an act or omission by Holdings, the Borrower, any Subsidiary or any of their respective Affiliates. This Section 9.03(b) shall not apply with respect to Taxes, other than Taxes that represent losses, damages, etc. incurred in connection with any non-Tax claim.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or any Lender under paragraph (a) or (b) of this Section 9.03, each Lender severally agrees to pay to the Administrative Agent or such Lender, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought or, if indemnification is sought after the date upon which all Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such outstanding Loans and Commitments as in effect immediately prior to such date) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or such Lender in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the aggregate Revolving Exposures, outstanding Term Loans and unused Commitments at such time. The obligations of the Lenders under this paragraph (c) are subject to the last sentence of Section 2.02(a) (which shall apply mutatis mutandis to the Lenders’ obligations under this paragraph (c)).

(d) To the extent permitted by applicable law, neither Holdings nor the Borrower shall assert, and each hereby waives, any claim against any Indemnitee (i) for any direct or actual damages arising from the use by unintended recipients of information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems (including the Internet) in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such direct or actual damages are determined by a court of competent jurisdiction by final, non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of, or a material breach of the Loan Documents by, such Indemnitee or its Related Parties or (ii) on any theory of liability, for special, indirect, consequential, incidental, exemplary or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Financing Transactions, any Loan or the use of the proceeds thereof.

(e) All amounts due under this Section 9.03 shall be payable not later than ten (10) Business Days after written demand therefor; provided, however, that any Indemnitee shall promptly refund an indemnification payment received hereunder to the extent that there is a final judicial determination that such Indemnitee was not entitled to indemnification with respect to such payment pursuant to this Section 9.03.

Section 9.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender, and the acknowledgement of the Administrative Agent (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), (ii) no assignment shall be made to any Defaulting Lender or any of its Subsidiaries, or any Persons who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (ii) and (iii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section 9.04), the Indemnitees and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraphs (b)(ii), (f) and (h) below, any Lender may assign to one or more Eligible Assignees all or any portion of its rights and obligations under this Agreement (including all or any portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent (except with respect to assignments to competitors of the Borrower) not to be unreasonably withheld or delayed) of (A) the Borrower; provided that no consent of the Borrower shall be required for an assignment (v) of a Revolving Loan by a Revolving Lender to any other Revolving Lender or any Affiliate or Approved Fund of any Revolving Lender, (w) [reserved], (x) by a Term Lender to any Eligible Assignee pursuant to clauses (a), (b) or (c) of the definition thereof or (y) if a Default or an Event of Default under Section 7.01(a), (b), (d)(ii), (h) or (i) has occurred and is continuing; provided, further, that the Borrower shall have the right to withhold its consent to any assignment if in order for such assignment to comply with applicable law, the Borrower would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority and (B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of a Term Loan to (x) a Lender, an Affiliate of a Lender or an Approved Fund or (y) subject to Section 9.04(f) and (g), an Affiliated Lender, Holdings, the Borrower or any of its Restricted Subsidiaries. Notwithstanding anything in this Section 9.04 to the contrary, if the Borrower has not given the Administrative Agent written notice of its objection within ten (10) Business Days after written notice of such assignment, the Borrower shall be deemed to have consented to such assignment.

(ii) Assignments shall be subject to the following additional conditions: (A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the trade date specified in the Assignment and Assumption with respect to such assignment or, if no trade date is so specified, as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall, in the case of Revolving Loans, not be less than $1,000,000 (and integral multiples thereof) or, in the case of a Term Loan, $1,000,000 (and integral multiples thereof), unless the Borrower and the Administrative Agent otherwise consent (in each case, such consent not to be unreasonably withheld or delayed); provided that no such consent of the Borrower shall be required if an Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing, (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause (B) shall not be construed to prohibit assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans, (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent or, if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Assumption, and, in each case, together with a processing and recordation fee of $3,500; provided that the Administrative Agent, in its sole discretion, may elect to waive or reduce such processing and recordation fee; provided, further, that any such Assignment and Assumption shall include a representation by the assignee that the assignee is not a Disqualified Lender or an Affiliate of a Disqualified Lender; provided, further, that assignments made pursuant to Section 2.19(b) or Section 9.02(c) shall not require the signature of the assigning Lender to become effective and (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent any tax forms required by Section 2.17(f) and an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain Material Non-Public Information about the Borrower, the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section 9.04, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of (and subject to the obligations and limitations of) Sections 2.15, 2.16, 2.17 and 9.03 and to any fees payable hereunder that have accrued for such Lender’s account but have not yet been paid). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c)(i) of this Section 9.04.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal and interest amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Notwithstanding the foregoing, in no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any Lender is an Affiliated Lender, nor shall the Administrative Agent be obligated to monitor the aggregate amount of the Loans held by Affiliated Lenders. The entries in the Register shall be conclusive absent manifest error, and Holdings, the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any tax forms required by Section 2.17(f) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 9.04 and any written consent to such assignment required by paragraph (b) of this Section 9.04, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi) The words “execution,” “signed,” “signature” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.

(c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other Persons (other than to a Person that is not an Eligible Assignee) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) Holdings, the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and any other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and any other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that directly and adversely affects such Participant. Subject to paragraph (c)(iii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the obligations and limitations thereof and Section 2.19, it being understood that any tax forms required by Section 2.17(f) shall be provided solely to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.04. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(ii) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and related interest amounts) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and the parties hereto shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of its Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or other obligations under the Loan Documents) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary in connection with a Tax audit or other proceeding to establish that any Loan or other obligation under the Loan Documents is in registered form for U.S. federal income tax purposes.

(iii) A Participant shall not be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

(d) Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other “central” bank, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(f) Notwithstanding anything to the contrary herein, any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement to an Affiliated Lender subject to the following limitations:

(i) Affiliated Lenders (other than Affiliated Debt Funds) will not receive information provided solely to Lenders by the Administrative Agent or any Lender and will not be permitted to attend or participate in meetings attended solely by the Lenders and the Administrative Agent, other than the right to receives notices of Borrowings, notices of prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Article II;

(ii) for purposes of any amendment, waiver or modification of any Loan Document (including such modifications pursuant to Section 9.02), for determining whether the Required Lenders or the Required Revolving Lenders have directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, or, subject to Section 9.02(e), any plan of reorganization pursuant to the Bankruptcy Code (a “Reorganization Plan”), that in either case does not adversely affect such Affiliated Lender in any material respect as compared to other Lenders, or that would deprive such Affiliated Lender of its pro rata share of any payments to which it is entitled, Affiliated Lenders will be deemed to have voted in the same manner as the Lenders holding a majority of claims (excluding the claims of Affiliated Lenders) voting on such matter; and each Affiliated Lender hereby acknowledges, agrees and consents that (a) if, for any reason, its vote to accept or reject any plan pursuant to the Bankruptcy Code is not deemed to have been so voted, then such vote will be (x) deemed not to be in good faith and (y) “designated” pursuant to Section 1126(e) of the Bankruptcy Code such that the vote is not counted in determining whether the applicable class has accepted or rejected such plan in accordance with Section 1126(c) of the Bankruptcy Code, (b) each Affiliated Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Affiliated Lender’s attorney-in-fact, with full authority in the place and stead of such Affiliated Lender and in the name of Affiliated Lender from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary or appropriate to carry out the provisions of this clause (ii) and clause (vi) below, including to ensure that any vote of such Affiliated Lender on any Reorganization Plan is withdrawn or otherwise not counted; provided that Affiliated Debt Funds will not be subject to such voting limitations and will be entitled to vote as any other Lender and (c) to the extent any Lenders (other than the Affiliated Lenders) holding the same Class of Loans as the affected Affiliated Lenders (such Lenders being, “Non-Restricted Persons”) would receive superior treatment as part of any Reorganization Plan, as compared to any Affiliated Lender, pursuant to any investment made, or other action taken, by such Non-Restricted Person in accordance with such Reorganization Plan (but excluding the Loans), then such Affiliated Lender’s consent shall not be required, so long as such Affiliated Lender was afforded the opportunity to ratably participate in such investment or to take such action pursuant to the Reorganization Plan. For the avoidance of doubt, the Lenders and each Affiliated Lender (in its capacity as a Term Loan Lender) agree and acknowledge that the provisions set forth in this clause (ii) of Section 9.04(f) constitute, to the extent set forth in this clause (ii), a “subordination agreement” as such term is contemplated by, and utilized in, Section 510(a) of the Bankruptcy Code, and, as such, would be enforceable for all purposes in any case where a Credit Party has filed for protection under the Bankruptcy Code;

(iii) Affiliated Lenders may not purchase Revolving Loans, including pursuant to this Section 9.04;

(iv) the aggregate principal amount of Term Loans purchased by assignment pursuant to this Section 9.04 held at any one time by Affiliated Lenders (other than Affiliated Debt Funds) may not exceed 25.0% of the aggregate principal amount of all Term Loans outstanding at the time of such purchase, after giving effect to any substantially simultaneous cancellations thereof;

(v) Affiliated Lenders shall clearly identify themselves as an Affiliated Lender in the loan assignment documentation. In no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any lender is an Affiliated Lender or Affiliated Debt Fund nor shall the Administrative Agent be obligated to monitor the number of Affiliated Lenders or Affiliated Debt Funds or the aggregate amount of Term Loans held by Affiliated Lenders or Affiliated Debt Funds;

(vi) (x) Affiliated Lenders (other than Affiliated Debt Funds) will not be permitted to (1) vote on matters requiring a Required Lender vote, and the Term Loans held by Affiliated Lenders (other than Affiliated Debt Funds) shall be disregarded in determining (I) other Lenders’ commitment percentages and (II) matters submitted to Lenders for consideration that do not require the consent of each Lender or each affected Lender (other than pursuant to a Reorganization Plan) or do not adversely affect such Affiliated Lender in any material respect as compared to other Lenders that are not Affiliated Lenders; provided that the commitments of any Affiliated Lender shall not be increased, and except pursuant to a Reorganization Plan the Interest Payment Dates and the dates of any scheduled amortization payments (including at maturity) owed to any Affiliated Lender hereunder will not be extended and the amounts owning to any Affiliated Lender hereunder will not be reduced without the consent of such Affiliated Lender or (2) challenge any Agent’s or Lender’s attorney client privilege as a result of its status as a Lender and (y) notwithstanding anything in Section 9.02 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, all Term Loans held by Affiliated Debt Funds may not account for more than 49.9% in the aggregate of the Term Loans of consenting Lenders included in determining whether the Required Lenders have consented to any action pursuant to Section 9.02;

(vii) in connection with each assignment pursuant to this Section 9.04(f), the assigning Lender and the Affiliated Lender purchasing such Lender’s Loans shall render customary “big boy” letters to each other regarding information that is not known to such assigning Lender that may be material to the decision by such assigning Lender to enter into such assignment to such Affiliated Lender; and

(viii) if Affiliated Lenders receive a pro rata debt buyback offer from the Borrower, Affiliated Lenders shall be required to accept it if, and to the extent, as a result thereof, the principal amount of the Term Loans held by Affiliated Lenders would exceed 25% of the total principal amount of the Term Loans of all Lenders after giving effect to such buyback.

(g) Any Lender may, at any time, assign all or a portion of its Term Loans (but not Revolving Loans) to Holdings or any of its Subsidiaries, through Dutch auctions or other offers to purchase open to all Lenders on a pro rata basis in accordance with procedures of the type described in Section 2.11(a)(ii) or other customary procedures acceptable to the Administrative Agent, provided that (i) no Event of Default pursuant to Section 7.01(a), (b), (h) or (i) exists, (ii) the Borrower shall not make any Borrowing of Revolving Loans to fund such assignment, (iii) any Term Loans that are so assigned will be automatically and irrevocably cancelled and the aggregate principal amount of the tranches and installments of the relevant Term Loans then outstanding shall be reduced by an amount equal to the principal amount of such Term Loans, (iv) each offer to purchase Term Loans through a Dutch auction or otherwise shall be open and offered to all Term Loan Lenders on a pro rata basis and (v) each Lender making such assignment to Holdings or any of its Subsidiaries acknowledges and agrees that in connection with such assignment, (1) Holdings or its Subsidiaries then may have, and later may come into possession of Material Non-Public Information, (2) such Lender has independently and, without reliance on Holdings, any of its Subsidiaries, the Administrative Agent or any of their respective Affiliates, made its own analysis and determination to enter into such assignment notwithstanding such Lender’s lack of knowledge of the Material Non-Public Information and (3) none of Holdings, its Subsidiaries, the Administrative Agent, or any of their respective Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by Requirements of Law, any claims such Lender may have against Holdings, its Subsidiaries, the Administrative Agent, and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Material Non-Public Information. Each Lender entering into such an assignment further acknowledges that the Material Non-Public Information may not be available to the Administrative Agent or the other Lenders.

(h) Notwithstanding the foregoing, no assignment may be made or participation sold to a Disqualified Lender without the prior written consent of the Borrower; provided that, (i) no consent of the Borrower shall be required for an assignment to any Disqualified Lender if an Event of Default under Section 7.01(h) or (i) has occurred and is continuing, (ii) no consent of the Borrower shall be required for an assignment to any Disqualified Lender described in clause (i) of the definition thereof and, to the extent that it relates to an Affiliate of a Disqualified Lender described in clause (i) of the definition thereof, any Disqualified Lender described in clause (iii) thereof, if an Event of Default under Section 7.01(a) or (b) has occurred and is continuing and (iii) upon inquiry by any Lender to the Administrative Agent as to whether a specified potential assignee or prospective participant is on the list of Disqualified Lenders, the Administrative Agent shall be permitted to disclose to such Lender whether such specific potential assignee or prospective participant is on the list of Disqualified Lenders; provided, further, that inclusion on the list of Disqualified Lenders shall not apply retroactively to disqualify any persons that have previously acquired an assignment or participation in the Loan if such person was not included on the list of Disqualified Lenders at the time of such assignment or participation. Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary, if any Lender was a Disqualified Lender at the time of the assignment of any Loans or Commitments to such Lender, following written notice from the Borrower to such Lender and the Administrative Agent: (1) such Lender shall promptly assign all Loans and Commitments held by such Lender to an Eligible Assignee; provided that (A) the Administrative Agent shall not have any obligation to the Borrower, such Lender or any other Person to find such a replacement Lender, (B) the Borrower shall not have any obligation to such Disqualified Lender or any other Person to find such a replacement Lender or accept or consent to any such assignment to itself or any other Person subject to the Borrower’s consent in accordance with Section 9.04(b)(i) and (C) the assignment of such Loans and/or Commitments, as the case may be, shall be at par plus accrued and unpaid interest including PIK Interest and fees; (2) such Lender shall not have any voting or approval rights under the Loan Documents and shall be excluded in determining whether all Lenders (or all Lenders of any Class), all affected Lenders (or all affected Lenders of any Class), a Majority in Interest of Lenders of any Class or the Required Lenders or Required Revolving Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.02); provided that (x) the Commitment of any Disqualified Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that affects any Disqualified Lender adversely and in a manner that is disproportionate to other affected Lenders shall require the consent of such Disqualified Lender; and (3) no Disqualified Lender is entitled to receive information provided solely to Lenders by the Administrative Agent or any Lender or will be permitted to attend or participate in meetings attended solely by the Lenders and the Administrative Agent, other than the right to receive notices or Borrowings, notices or prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Article II.

(i) Notwithstanding the foregoing, any Affiliated Lender shall be permitted, at its option, to contribute any Term Loans so assigned to such Affiliated Lender pursuant to this Section 9.04 to Holdings or any of its Subsidiaries for purposes of cancellation, which contribution may be made (including, with the Borrower’s consent, to the Borrower, whether through Holdings or otherwise), in exchange for Qualified Equity Interests of the Borrower or Indebtedness of the Borrower to the extent such Indebtedness is permitted to be incurred pursuant to Section 6.01 at such time.

(j) Notwithstanding anything to the contrary contained in this Agreement, at no point may the aggregate number of Affiliated Lenders and Affiliated Debt Funds holding Term Loans equal or exceed the aggregate number of Term Loan Lenders (other than any Term Loan Lenders constituting Affiliated Lenders and Affiliated Debt Funds).

(k) Any assignment or participation that does not comply with this Section 9.04 shall be void ab initio and, promptly following the Administrative Agent becoming aware that any such assignment has been made in breach of this Section 9.04, the Register shall be modified by the Administrative Agent to reverse such assignment.

Section 9.05 Survival.

All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to any Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans and all other amounts payable hereunder, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

Section 9.06 Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or the Lenders constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Subject to satisfaction of the other conditions set forth in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.07 Severability.

Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 9.07, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 9.08 Right of Setoff.

If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency and whether direct or indirect, absolute or contingent, matured or unmatured) at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower then due and owing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such Indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.22 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The applicable Lender shall notify the Borrower and the Administrative Agent of such setoff and application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff and application under this Section. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender may have. Notwithstanding the foregoing, no amount set off from any Loan Party (other than the Borrower) shall be applied to any Excluded Swap Obligation of such Loan Party (other than the Borrower).

Section 9.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement shall be construed in accordance with and governed by the laws of the State of New York.

(b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in any Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to any Loan Document against Holdings or the Borrower or their respective properties in the courts of any jurisdiction.

(c) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in paragraph (b) of this Section 9.09. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in any Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.10 WAIVER OF JURY TRIAL.

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT, BREACH OF DUTY, COMMON LAW STATUTE OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10. EACH PARTY HERETO FURTHER REPRESENTS AND WARRANTS THAT IS HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSOLATION WITH LEGAL COUNSEL.

Section 9.11 Headings.

Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12 Confidentiality.

Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees, trustees and agents, including accountants, legal counsel and other agents and advisors and any numbering, administration or settlement service providers (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and any failure of such Persons acting on behalf of the Administrative Agent or the relevant Lender to comply with this Section 9.12 shall constitute a breach of this Section 9.12 by the Administrative Agent or the relevant Lender, as applicable), (ii) to the extent requested by any regulatory authority or self-regulatory authority, required by applicable law or by any subpoena or similar legal process or in connection with the exercise of remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; provided that (x) solely to the extent permitted by law and other than in connection with routine audits and reviews by regulatory and self-regulatory authorities, each Lender and the Administrative Agent shall notify the Borrower as promptly as practicable of any such requested or required disclosure in connection with any legal or regulatory proceeding and (y) in the case of clause (ii) only, each Lender and the Administrative Agent shall use commercially reasonable efforts to ensure that such Information is kept confidential in connection with the exercise of such remedies, and provided, further, that in no event shall any Lender or the Administrative Agent be obligated or required to return any materials furnished by the Borrower or any Subsidiary of Holdings, (iii) to any other party to this Agreement, (iv) subject to an agreement containing confidentiality undertakings substantially similar to those of this Section 9.12, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (B) any actual or prospective counterparty (or its advisors) to any Swap Agreement or derivative transaction relating to any Loan Party or its Subsidiaries and its obligations under the Loan Documents or (C) any pledgee referred to in Section 9.04(d), (v) if required by any rating agency; provided that prior to any such disclosure, such rating agency shall have agreed in writing to maintain the confidentiality of such Information, (vi) to service providers providing administrative and ministerial services solely in connection with the administration of the Loan Documents and the facilities (e.g., identities of parties, maturity dates, interest rates, etc.) on a confidential basis, or (vii) (x) to a Person that is an investor or prospective investor in a securitization or other financing, separate account or commingled fund so long such investor or prospective investor agrees that its access to information regarding the Loan Parties and the Loans and Commitments is solely for purposes of evaluating an investment in such securitization or other financing, separate account or commingled fund and who agrees to treat such information as confidential or (y) to a Person that is a trustee, collateral agent, collateral manager, servicer, noteholder, equity holder or secured party in a securitization in connection with the administration, servicing and evaluation of, and reporting on, the assets serving as collateral for such securitization, (viii) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 9.12 or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than Holdings, the Borrower or any Subsidiary, which source is not known by the recipient of such information to be subject to a confidentiality obligation, or (ix) to the extent that such information was already in the Administrative Agent’s possession prior to any duty or other undertaking of confidentiality or is independently developed by the Administrative Agent without the use of such information, to the Administrative Agent’s Affiliates and to its and their respective officers, directors, partners, employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transactions and who are informed of the confidential nature of such information and who are subject to customary confidentiality obligations of professional practice or who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph) (with the Administrative Agent, to the extent within its control, responsible for such person’s compliance with this paragraph). For the purposes hereof, “Information” means all information received from or on behalf of Holdings or the Borrower relating to Holdings, the Borrower, any other Subsidiary or their business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by Holdings, the Borrower or any Subsidiary; provided that, in the case of information received from Holdings, the Borrower or any Subsidiary after the Effective Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding the foregoing, no such information shall be disclosed to a Disqualified Lender that constitutes a Disqualified Lender at the time of such disclosure without the Borrower’s prior written consent.

In addition, each of the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents and the Lenders in connection with the administration of this Agreement, the other Loan Documents and the Loans. Notwithstanding anything herein to the contrary, the information subject to this Section 9.12 shall not include, and each of the Agents and the Lenders may disclose without limitation of any kind, any information with respect to the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the Loans, the Transactions and the other transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Agents or the Lenders relating to such tax treatment and tax structure; provided that, with respect to any document or similar item that in either case contains information concerning such “tax treatment” or “tax structure” as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to such “tax treatment” or “tax structure.”

(a) EACH LENDER ACKNOWLEDGES THAT INFORMATION (AS DEFINED IN THIS SECTION 9.12(a)) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING HOLDINGS, THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(b) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT, WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT HOLDINGS, THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

Section 9.13 USA PATRIOT Act.

Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act.

Section 9.14 Release of Liens and Guarantees.

(a) A Subsidiary Loan Party shall automatically be released from its obligations under the Loan Documents, and all security interests created by the Security Documents in Collateral owned by such Subsidiary Loan Party shall be automatically released, (1) upon the consummation of any transaction or designation permitted by this Agreement as a result of which such Subsidiary Loan Party ceases to be a Restricted Subsidiary (including pursuant to a permitted merger with a Subsidiary that is not a Loan Party or a designation as an Unrestricted Subsidiary) or becomes an Excluded Subsidiary or (2) upon the request of the Borrower, in connection with a transaction permitted under this Agreement, as a result of which such Subsidiary Loan Party ceases to be a Wholly Owned Subsidiary; provided that, if so required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise. Upon any sale or other transfer by any Loan Party (other than to Holdings, the Borrower or any Subsidiary Loan Party) of any Collateral in a transaction permitted under this Agreement, or upon the effectiveness of any written consent to the release of the security interest created under any Security Document in any Collateral, the security interests in such Collateral created by the Security Documents shall be automatically released. Upon the release of Holdings or any Subsidiary Loan Party from its Guarantee in compliance with this Agreement, the security interest in any Collateral owned by Holdings or such Subsidiary created by the Security Documents shall be automatically released. Upon the designation of a Restricted Subsidiary as an Unrestricted Subsidiary in compliance with this Agreement, the security interest created by the Security Documents in the Equity Interests of such Subsidiary shall automatically be released. Upon termination of the aggregate Commitments and payment in full of all Secured Obligations (other than contingent indemnification obligations), all obligations under the Loan Documents and all security interests created by the Security Documents shall be automatically released. In connection with any termination or release pursuant to this Section 9.14, the Administrative Agent or the Collateral Agent, as the case may be, shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release so long as the Borrower or applicable Loan Party shall have provided the Administrative Agent or the Collateral Agent, as the case may be, such certifications or documents as the Administrative Agent or the Collateral Agent, as the case may be, shall reasonably request in order to demonstrate compliance with this Agreement.

(b) The Administrative Agent or the Collateral Agent, as the case may be, will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to subordinate its Lien on any property granted to or held by the Administrative Agent or the Collateral Agent, as the case may be, under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(d).

(c) Each of the Lenders irrevocably authorizes the Administrative Agent or the Collateral Agent, as the case may be, to provide any release or evidence of release, termination or subordination contemplated by this Section 9.14. Upon request by the Administrative Agent or the Collateral Agent, as the case may be, at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority or the Collateral Agent’s authority, as the case may be, to release or subordinate its interest in particular types or items of property, or to release any Loan Party from its obligations under any Loan Document, in each case in accordance with the terms of the Loan Documents and this Section 9.14.

Section 9.15 No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrower and Holdings acknowledges and agrees that (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Lead Arranger, the Bookrunner and the Lenders are arm’s-length commercial transactions between the Borrower, Holdings and their respective Affiliates, on the one hand, and the Administrative Agent, the Lead Arranger, the Bookrunner and the Lenders on the other hand, (B) each of the Borrower and Holdings has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Borrower and Holdings is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent, the Lead Arranger, the Bookrunner and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as an advisor, agent or fiduciary for the Borrower, Holdings, any of their respective Affiliates or any other Person and (B) none of the Administrative Agent, the Lead Arranger, the Bookrunner or the Lenders has any obligation to the Borrower, Holdings or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Lead Arranger, the Bookrunner and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, Holdings and their respective Affiliates, and none of the Administrative Agent, the Lead Arranger, the Bookrunner or the Lenders has any obligation to disclose any of such interests to the Borrower, Holdings or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and Holdings hereby waives and releases any claims that it may have against the Administrative Agent, the Lead Arranger, the Bookrunner and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 9.16 Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the obligations hereunder.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PLURALSIGHT HOLDINGS, LLC, as Holdings

By:	/s/ Aaron Skonnard
Name:	Aaron Skonnard
Title:	President and Chief Executive Officer

PLURALSIGHT, LLC, as Borrower

By:	/s/ Aaron Skonnard
Name:	Aaron Skonnard
Title:	President and Chief Executive Officer

GUGGENHEIM CORPORATE FUNDING, LLC, as Administrative Agent and Collateral Agent

By:	/s/ Kevin M. Robinson
Name:	Kevin M. Robinson
Title:	Attorney-in-Fact

CAREY CREDIT INCOME FUND, as a Lender
By: Guggenheim Partners Investment Management,
LLC as Sub-Advisor

By:	/s/ Kevin M. Robinson
Name: Kevin M. Robinson
Title: Attorney-in-Fact

MAVERICK ENTERPRISES, INC., as a Lender
By: Guggenheim Partners Investment Management,
LLC as Investment Manager

By:	/s/ Kevin M. Robinson
Name: Kevin M. Robinson
Title: Attorney-in-Fact

NZC GUGGENHEIM FUND LLC, as a Lender
By: Guggenheim Partners Investment Management,
LLC as Manager

By:	/s/ Kevin M. Robinson
Name: Kevin M. Robinson
Title: Attorney-in-Fact

GUGGENHEIM PRIVATE DEBT FUND
2.0-I, LLC, as a Lender
By: Guggenheim Partners Investment Management,
LLC as Manager

By:	/s/ Kevin M. Robinson
Name: Kevin M. Robinson
Title: Attorney-in-Fact

GUGGENHEIM PRIVATE DEBT FUND
2.0, LLC, as a Lender
By: Guggenheim Partners Investment Management,
LLC as Manager

By:	/s/ Kevin M. Robinson
Name: Kevin M. Robinson
Title: Attorney-in-Fact

Signature page to Credit Agreement

GUGGENHEIM PRIVATE DEBT FUND NOTE ISSUER 2.0, LLC, as a Lender
By: Guggenheim Partners Investment Management,
LLC as Manager

By:	/s/ Kevin M. Robinson
Name: Kevin M. Robinson
Title: Attorney-in-Fact

MIDLAND NATIONAL LIFE INSURANCE COMPANY, as a Lender
By: Guggenheim Partners Investment Management,
LLC

By:	/s/ Kevin M. Robinson
Name: Kevin M. Robinson
Title: Attorney-in-Fact

NORTH AMERICAN COMPANY FOR LIFE AND HEALTH INSURANCE, as a Lender
By: Guggenheim Partners Investment Management,
LLC

By:	/s/ Kevin M. Robinson
Name: Kevin M. Robinson
Title: Attorney-in-Fact

SWISS CAPITAL GPIM PRIVATE DEBT FUND L.P., as a Lender
By: Guggenheim Partners Investment Management,
LLC as Investment Advisor

By:	/s/ Kevin M. Robinson
Name: Kevin M. Robinson
Title: Attorney-in-Fact

Signature page to Credit Agreement

EXHIBIT A

Form of Assignment and Assumption

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor named below (the “Assignor”) and the Assignee named below (the “Assignee”). It is understood and agreed that the rights and obligations of the Assignor and the Assignee hereunder are several and not joint. Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex A attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, Guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor:	[Assignor Name] [and is a Defaulting Lender]

2. Assignee:	[Assignee Name] [and is an Affiliate/Approved Fund/Affiliated Debt Fund of [Lender Name]] Assignees are Affiliated Lenders:

3. Borrower:	Pluralsight, LLC

4. Administrative Agent:	Guggenheim Corporate Funding, LLC, as the Administrative Agent under the Credit Agreement.

5. Credit Agreement:	The Credit Agreement dated as of June [🌑], 2017 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time), among, inter alios, Pluralsight Holdings, LLC, a Delaware corporation, Pluralsight, LLC, a Nevada corporation, the lenders from time to time party thereto and Guggenheim Corporate Funding, LLC, as Administrative Agent.

6. Assigned Interest:

Facility Assigned	Aggregate amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans	CUSIP Number
[1]	$	$
	$	$
	$	$

7. Effective Date:[2] , 20

[1]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., “Revolving Commitment,” “Term Commitment,” “Revolving Loan,” “Term Loan,” etc.).
[2]	To be inserted by Administrative Agent and which shall be the effective date of recordation of transfer in the register therefor.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR:

[NAME OF ASSIGNOR]

By
Name: Title:

ASSIGNOR:

[NAME OF ASSIGNEE]

By
Name:
Title:

[Consented to and][3] Accepted:

Guggenheim Corporate Funding, LLC, as Administrative Agent

By:
Name: Title:

[Consented to:][4]

Pluralsight, LLC, as Borrower

By:
Name: Title:

[3]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[4]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX A

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 9.04 of the Credit Agreement (subject to such consents, if any, as may be required under the Credit Agreement) and is not a Disqualified Lender or an Affiliate of a Disqualified Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.01(a), (b) or (c) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vii) if it is a Lender that is not a United States Person, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee and (viii) if it is an Affiliated Lender, it has indicated its status as such in the space provided on the first page of the Assignment and Assumption; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date referred to in this Assignment and Assumption, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT B

Form of Guarantee Agreement

[Remainder of Page Intentionally Left Blank]

B-1

EXHIBIT C

Form of Perfection Certificate

[Remainder of Page Intentionally Left Blank]

C-1

EXHIBIT D

Form of Collateral Agreement

[Remainder of Page Intentionally Left Blank]

D-1

EXHIBIT F

Form of Compliance Certificate

[Date]

This Compliance Certificate (“Certificate”) is furnished to the Administrative Agent pursuant to Section 5.01(e) of the Credit Agreement (as amended, modified, restated or supplemented from time to time in accordance with the terms thereof, the “Credit Agreement”), dated as of June [🌑], 2017, by and among Pluralsight Holdings, LLC, a Delaware corporation (“Holdings”), Pluralsight, LLC, a Nevada corporation (the “Borrower”), the Lenders party thereto and Guggenheim Corporate Funding, LLC, as Administrative Agent. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

The officer executing this Certificate is a Financial Officer of Holdings (the “Specified Officer”) and as such is duly authorized to execute and deliver this Certificate on behalf of Holdings. By executing this Certificate, the Specified Officer hereby certifies, in such person’s capacity as a Financial Officer of Holdings and not in any individual capacity, as of the date hereof, that:

1. The financial statements most recently delivered in accordance with Section 5.01[(a)][(b)]5 of the Credit Agreement have been prepared in accordance with the requirements of the Credit Agreement;

2. No Default exists as of the date of this Certificate, except as set forth below or as previously disclosed to Administrative Agent in accordance with Section 5.02(a) of the Credit Agreement:

[6]

3. Schedule I hereto sets forth reasonably detailed calculations evidencing the Borrower’s compliance with the Financial Performance Covenants, which calculations are true, complete and correct and made in accordance with the relevant provisions of the Credit Agreement.

4. [Schedule II hereto sets forth data and computations demonstrating the Borrower’s calculation of (i) Excess Cash Flow for the fiscal year ended [                    ] and (ii) the Net Proceeds received during such Fiscal Year by or on behalf of the Borrower or any of its Restricted Subsidiaries in respect of any event described in clause (a) of the definition of the term “Prepayment Event” in the Credit Agreement and the portion of such Net Proceeds that has been invested or are intended to be reinvested in accordance with the proviso in Section 2.11(c) of the Credit Agreement, all of which data and computations are true, complete and correct and made in accordance with the relevant provisions of the Credit Agreement.]7

[5]	Select as applicable.
[6]	Specify the details thereof and any action taken or proposed to be taken with respect thereto.
[7]	Bracketed language and Schedule II to be included only in connection with the delivery of audited financial statements for each fiscal year of Holdings (commencing with the fiscal year ending December 31, 2019).

5. [With respect to any cost savings, operating expense reductions or synergies included in the calculation of Consolidated EBITDA pursuant to clause (b) of the definition thereof, (i) such cost savings, operating expense reductions and synergies are reasonably identifiable and factually supportable and (ii) no cost savings, operating expense reductions or synergies have been added pursuant to clause (b) of the definition of “Consolidated EBITDA” in the Credit Agreement to the extent duplicative of any expenses or charges relating to such cost savings, operating expense reductions, other operating improvements or synergies that are included in clause (a) of the definition of “Consolidated EBITDA” or in the definition of “Pro Forma Adjustment” or “Pro Forma Basis” in the Credit Agreement (it being understood and agreed that “run rate” shall mean the full recurring benefit that is associated with any action taken).]8

[Signature page follows]

[8]	Bracketed language to be included if applicable.

The foregoing certifications are made and delivered as of the date first set forth above.

PLURALSIGHT HOLDINGS, LLC

By:

Name:
Title:

Schedule I9

to Compliance Certificate

Calculations as of                     , 20

Total Leverage Ratio (Section 6.10 of the Credit Agreement)

1. Consolidated Total Indebtedness:

a.   the aggregate amount of Indebtedness of Holdings, the Borrower and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of the acquisition method accounting in connection with the Transactions or any Permitted Acquisition (or other Investment not prohibited under the Credit Agreement)) consisting only of Indebtedness for borrowed money, drawn but unreimbursed obligations under letters of credit, letters of guaranty and bankers’ acceptances, obligations in respect of Capitalized Leases, debt obligations evidenced by promissory notes or similar instruments and earn-outs or similar obligations and all Purchase Money Obligations; provided that earn-outs or similar obligations shall be included to the extent such outstanding earn-outs and similar obligations become a liability on the balance sheet of the Borrower and its Restricted Subsidiaries in accordance with GAAP; provided, further, that the first $5,000,000 in the aggregate of such Earn-outs and other similar obligations shall be excluded from such calculation, unless such Earn-outs or other obligations not in excess of $5,000,000 are earned, unpaid and past due

$

2. Consolidated Net Income of the Borrower and its Subsidiaries:

a. the net income (loss) of Holdings, the Borrower and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding, without duplication	$

b. the sum of:

[9]	To the extent of any inconsistency between this Compliance Certificate and the Credit Agreement, the terms of the Credit Agreement shall prevail.

i.   extraordinary (as defined by GAAP prior to the issuance of FASB Accounting Standards Update 2015-01, Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items) items for such period

$

ii. the cumulative effect of a change in accounting principles during such period

iii. any Transaction Costs incurred during such period	$

iv.   any fees and expenses (including any transaction or retention bonus or similar payment) incurred during such period, or any amortization thereof for such period, in connection with any acquisition (including any acquisition of a franchisee), non-recurring costs to acquire equipment to the extent not capitalized in accordance with GAAP, Investment, recapitalization, asset disposition, non-competition agreement, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of or waiver or consent relating to any debt instrument (in each case, including the Transaction Costs and any such transaction consummated prior to the Effective Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful (including, for the avoidance of doubt, the effects of expensing all transaction-related expenses in accordance with FASB Accounting Standards Codification 805 and gains or losses associated with FASB Accounting Standards Codification 460)

$

v.  any income (loss) (and all fees and expenses or charges relating thereto) for such period attributable to the early extinguishment of Indebtedness, hedging agreements or other derivative instruments

$

vi.   accruals and reserves that are established or adjusted as a result of the Transactions or any Permitted Acquisition or other Investment not prohibited under the Credit Agreement in accordance with GAAP (including any adjustment of estimated payouts on Earn-Outs) or changes as a result of the adoption or modification of accounting policies during such period

$

vii. stock-based award compensation expenses	$

viii. any income (loss) attributable to deferred compensation plans or trusts	$

ix. any income (loss) from Investments recorded using the equity method	$

x. the amount of any expense required to be recorded as compensation expense related to contingent transaction consideration	$

xi. any unrealized or realized gain or loss due solely to fluctuations in currency values and the related tax effects, determined in accordance with GAAP	$

xii.  (i) the net income of any Person that is not a Subsidiary of such Person or is an Unrestricted Subsidiary or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the Borrower or a Restricted Subsidiary thereof in respect of such period and (ii) the net income shall include any ordinary course dividend distribution or other payment in cash received from any Person in excess of the amounts included in clause (ix) above

$

c. Sum of Lines 2(b)(i) through 2(b)(xii)	$

d. Line 2(a) minus clause 2(c)	$

3. Without duplication and to the extent already deducted (and not added back) in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

a.   total interest expense and, to the extent not reflected in such total interest expense, the sum of (A) premium payments, debt discount, fees, charges and related expenses incurred in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets plus (B) the portion of rent expense with respect to such period under Capitalized Leases that is treated as interest expense in accordance with GAAP plus (C) the implied interest component of synthetic leases with respect to such period plus (D) any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations or such derivative instruments plus (E) bank and letter of credit fees and costs of surety bonds in connection with financing activities, plus (F) amortization or write-off of deferred financing fees, debt issuance costs, debt discount or premium, terminated hedging obligations and other commissions, financing fees and expenses and, adjusted, to the extent included, to exclude any refunds or similar credits received in connection with the purchasing or procurement of goods or services under any purchasing card or similar program

$

b.  provision for taxes based on income, profits or capital and sales taxes, including federal, foreign, state, franchise, excise, and similar taxes paid or accrued during such period (including in respect of repatriated funds) including penalties and interest related to such taxes or arising from any tax examinations, tax distributions, and, without duplication of any other tax distributions permitted under the Credit Agreement, cash payments made pursuant to any tax receivables agreements entered into in connection with an “up-C” IPO structure that are permitted pursuant to Section 6.07(a)(xi)(B) of the Credit Agreement

$

c. Non-Cash Charges	$

d.  operating expenses incurred on or prior to the Effective Date attributable to (A) salary obligations paid to employees terminated prior to the Effective Date and (B) wages paid to executives in excess of the amounts the Borrower and/or any of its Restricted Subsidiaries are required to pay pursuant to their respective employment agreements

$

e.   extraordinary (as defined by GAAP prior to the issuance of FASB Accounting Standards Update 2015-01, Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items) losses or charges in any LTM Period or Test Period, as applicable

$

f.   unusual or non-recurring expenses, losses or charges; provided that any unusual expenses, losses or charges shall not to exceed the greater of (x) $1,000,000 and (y) 5% of Consolidated EBITDA (determined before giving effect to such amounts), in each case in any LTM Period or Test Period, as applicable

$

g.  severance, relocation costs, recruiting fees, signing costs, retention or completion bonuses and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities), charges related to deferred stock compensation plans, contract terminations and professional and consulting fees incurred in connection with any of the foregoing

$

h.  restructuring charges, accruals or reserves (including restructuring and integration costs related to acquisitions and adjustments to existing reserves), integration and facilities’ opening costs and other business optimization expenses and operating improvements (including related to new product introductions and any operating expenses, losses or charges directly attributable to the implementation of cost savings initiatives), transition costs, costs related to the discontinuance of any portion of the business or operations, internal costs in respect of strategic initiatives and costs related to closure/consolidation of facilities, in each case whether or not classified as restructuring expense on the consolidated financial statements, when aggregated with the amounts in Line 4 below not to exceed the greater of (x) $2,000,000 and (y) 20% of Consolidated EBITDA (determined before giving effect to such amounts), in each case in any LTM Period or Test Period, as applicable

$

i.   the amount of any non-controlling interest consisting of income attributable to non-controlling interests of third parties in any Non-Wholly Owned Subsidiary deducted (and not added back in such period) in calculating Consolidated Net Income

$

j.   (A) the amount of board of directors, management, monitoring, consulting and advisory fees, indemnities and related expenses paid or accrued in such period to (or on behalf of) the Sponsor (including any termination fees payable in connection with the early termination of management and monitoring agreements) and (B) the amount of expenses relating to payments made to option holders of Holdings or any of its direct or indirect parent companies in connection with, or as a result of, any distribution being made to shareholders of such Person or its direct or indirect parent companies, which payments are being made to compensate such option holders as though they were shareholders at the time of, and entitled to share in, such distribution, in each case to the extent permitted in the Loan Documents

$

k.  losses on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business) in an aggregate amount not to exceed $1,500,000 in any LTM Period or Test Period, as applicable

$

l.   any non-cash loss attributable to the mark to market movement in the valuation of any Equity Interests, and hedging obligations or other derivative instruments (in each case, including pursuant to Financial Accounting Standards Codification No. 815—Derivatives and Hedging but only to the extent the cash impact resulting from such loss has not been realized)

$

m. any loss relating to amounts paid in cash prior to the stated settlement date of any hedging obligation that has been reflected in Consolidated Net Income for such period	$

n.  any gain relating to hedging obligations associated with transactions realized in the current period that has been reflected in Consolidated Net Income in prior periods and excluded from Consolidated EBITDA pursuant to Lines 6(f) and (g) below

$

o.  any costs or expenses incurred by Holdings, the Borrower or any Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, any severance agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are non-cash or otherwise funded with cash proceeds contributed to the capital of Holdings or Net Proceeds of an issuance of Equity Interests of Holdings (other than Disqualified Equity Interests)

$

p.  any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of FASB Accounting Standards Codification 715, and any other items of a similar nature

$

q.  charges, losses, lost profits, expenses (including litigation expenses, fee and charges) or write-offs to the extent indemnified or insured by a third party, including expenses or losses covered by indemnification provisions or by any insurance provider in connection with the Transactions, a Permitted Acquisition or any other acquisition or Investment, disposition or any Casualty Event, in each case, to the extent that coverage has not been denied and so long as such amounts are actually reimbursed in cash within one year after the related amount is first added to Consolidated EBITDA pursuant to this Line 3(q) (and if not so reimbursed within one year, such amount shall be deducted from Consolidated EBITDA during the next measurement period)

$

r.   cash receipts (or any netting arrangements resulting in reduced cash expenses) not included in Consolidated EBITDA in any period to the extent non-cash gains relating to such receipts were deducted in the calculation of Consolidated EBITDA pursuant to Line 6 below for any previous period and not added back

$

s.   earn-out and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments, in each case in connection with acquisitions or Investments permitted under the Credit Agreement in an aggregate amount not to exceed $10,000,000 in any LTM Period or Test Period, as applicable, in each case, for such amounts payable in cash and reducing Consolidated Net Income during the applicable period

$

t. Initial Public Company Costs	$

u. Sum of Lines 3(a) through 3(t)	$

4.  without duplication, the amount of “run rate” cost savings, operating expense reductions and synergies related to any Specified Transaction, any restructuring, cost saving initiative or other action taken, committed to be taken or with respect to which substantial steps have been taken, committed to be taken or planned to be taken that are projected by the Borrower in good faith to be realized (in the good faith determination of the Borrower) within 12 months after the end of the relevant LTM Period or Test Period, as applicable (including actions initiated prior to the Effective Date) (which cost savings, operating expense reductions and synergies shall be added to Consolidated EBITDA until fully realized and calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of the relevant period), net of the amount of actual benefits realized from such actions; provided that (A) such cost savings, operating expense reductions and synergies are reasonably identifiable and factually supportable and (B) no cost savings, operating expense reductions or synergies shall be added pursuant to this Line 4 to the extent duplicative of any expenses or charges relating to such cost savings, operating expense reductions, other operating improvements or synergies that are included above or in the definition of “Pro Forma Adjustment” or “Pro Forma Basis” (it being understood and agreed that “run rate” shall mean the full recurring benefit that is associated with any action taken); provided further that the amounts in this Line 4 and Line 3(h) above shall not exceed the greater of (x) $3,000,000 and (y) 20% of Consolidated EBITDA (determined before giving effect to any such amounts), in each case in any LTM Period or Test Period, as applicable

$

5. Sum of Line 3(u) and Line 4	$

6. without duplication and to the extent included in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

a.   extraordinary (as defined by GAAP prior to the issuance of FASB Accounting Standards Update 2015-01, Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items) gains and unusual or non-recurring gains

$

b.  non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income or Consolidated EBITDA in any prior period)

$

c. gains on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business)	$

d.  any non-cash gain attributable to the mark to market movement in the valuation of any Equity Interests, and hedging obligations or other derivative instruments (in each case, including pursuant to Financial Accounting Standards Codification No. 815—Derivatives and Hedging but only to the extent the cash impact resulting from such gain has not been realized)

$

e. any gain relating to amounts received in cash prior to the stated settlement date of any hedging obligation that has been reflected in Consolidated Net Income in such period	$

f.   any loss relating to hedging obligations associated with transactions realized in the current period that has been reflected in Consolidated Net Income in prior periods and excluded from Consolidated EBITDA pursuant to Lines A3(m) and (n) above

$

g.  the amount of any non-controlling interest consisting of loss attributable to non-controlling interests of third parties in any Non-Wholly Owned Subsidiary added (and not deducted in such period) to Consolidated Net Income

$

7. Sum of Line A6(a) to Line A6(g)	$

8.  any income from investments recorded using the equity method of accounting or the cost method of accounting, without duplication and to the extent not included in arriving at Consolidated Net Income, except to the extent such income was attributable to income that would be deducted pursuant to Line 6 if it were income of Holdings, the Borrower or its Restricted Subsidiaries

$

9.  any losses from investments recorded using the equity method of accounting or the cost method of accounting, without duplication and to the extent not deducted in arriving at Consolidated Net Income, except to the extent such loss was attributable to losses that would be added back pursuant to Lines 3 and 4 above if it were a loss of Holdings, the Borrower or a Restricted Subsidiary

$

10.  an amount, with respect to investments recorded using the equity method of accounting or the cost method of accounting and without duplication of any amounts added pursuant to Line 8 above, equal to the amount attributable to each such investment that would be added to Consolidated EBITDA pursuant to Lines 3 and 4 above if instead attributable to Holdings, the Borrower or a Restricted Subsidiary, pro-rated according to Holdings, the Borrower or the applicable Subsidiary’s percentage ownership in such investment

$

11.  an amount, with respect to investments recorded using the equity method of accounting or the cost method of accounting and without duplication of any amounts deducted pursuant to Line 9 above, equal to the amount attributable to each such investment that would be deducted from Consolidated EBITDA pursuant to Line 6 above if instead attributable to Holdings, the Borrower or a Restricted Subsidiary, pro-rated according to Holdings, the Borrower or the applicable Subsidiary’s percentage ownership in such investment, in each case, as determined on a consolidated basis for the Borrower and the Subsidiaries in accordance with GAAP

$

12. the amount of any Capitalized Software Expenditures for such period[10]	$

[10]	With respect to Lines 1 through 12, in each case, as determined on a consolidated basis for Holdings, the Borrower and its Restricted Subsidiaries in accordance with GAAP; provided that:

(I) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA currency translation gains and losses related to currency remeasurements of assets or liabilities (including the net loss or gain resulting from hedging agreements for currency exchange risk and revaluations of intercompany balances),

13. changes in “short term” deferred revenue	$

14. Consolidated EBITDA: Line 2(d) plus Line 5 minus Line 7 plus Line 8 minus Line 9 plus Line 10 minus Line 11 minus Line 12 plus (increases) or minus (decreases) Line 13	$

15. Ratio of Line 1(a) to Line 14

16. Line 14 ratio must not exceed

17. The Borrower is in compliance (circle yes or no)	Yes/No

(II)	to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period any adjustments resulting from the application of Financial Accounting Standards Codification No. 815—Derivatives and Hedging,

(III)	there shall be included in determining Consolidated EBITDA for any period, without duplication, (A) to the extent not included in Consolidated Net Income, the Acquired EBITDA of any Person, property, business or asset acquired by Holdings, the Borrower or any Restricted Subsidiary during such period (other than any Unrestricted Subsidiary) to the extent not subsequently sold, transferred or otherwise disposed of (but not including the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired) (each such Person, property, business or asset acquired, including pursuant to the Transactions or pursuant to a transaction consummated prior to the Effective Date, and not subsequently so disposed of, an “Acquired Entity or Business”), and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), in each case based on the Acquired EBITDA of such Pro Forma Entity for such period (including the portion thereof occurring prior to such acquisition or conversion) determined on a historical Pro Forma Basis and (B) an adjustment in respect of each Pro Forma Entity equal to the amount of the Pro Forma Adjustment with respect to such Pro Forma Entity for such period (including the portion thereof occurring prior to such acquisition or conversion) as specified in the Pro Forma Adjustment certificate delivered to the Administrative Agent (for further delivery to the Lenders);

(IV)	there shall be (A) to the extent included in Consolidated Net Income, excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset (other than any Unrestricted Subsidiary) sold, transferred or otherwise disposed of, closed or classified as discontinued operations in accordance with GAAP (other than (x) if so classified on the basis that it is being held for sale unless such sale has actually occurred during such period and (y) for periods prior to the applicable sale, transfer or other disposition, if the Disposed EBITDA of such Person, property, business or asset is positive (i.e., if such Disposed EBITDA is negative, it shall be added back in determining Consolidated EBITDA for any period)) by Holdings, the Borrower or any Restricted Subsidiary during such period (each such Person, property, business or asset so sold, transferred or otherwise disposed of, closed or classified, a “Sold Entity or Business”), and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”), in each case based on the Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer, disposition, closure, classification or conversion) determined on a historical Pro Forma Basis and (B) to the extent not included in Consolidated Net Income, included in determining Consolidated EBITDA for any period in which a Sold Entity or Business is disposed, an adjustment equal to the Pro Forma Disposal Adjustment with respect to such Sold Entity or Business (including the portion thereof occurring prior to such disposal) as specified in the Pro Forma Disposal Adjustment certificate delivered to the Administrative Agent (for further delivery to the Lenders); and

(V)	to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA any expense (or income) as a result of adjustments recorded to contingent consideration liabilities relating to the Transaction or any Permitted Acquisition (or other Investment permitted under the Credit Agreement).

[Schedule II

to Compliance Certificate

Calculations for the Fiscal Year ended                      , 20

A. Excess Cash Flow 1. The sum, without duplication, of:

a. Consolidated Net Income for such period (Line 2(d) in Schedule I to the Certificate)	$

b. an amount equal to the amount of all Non-Cash Charges to the extent deducted in arriving at such Consolidated Net Income	$

c. decreases in Consolidated Working Capital and long-term account receivables for such period	$

d.  an amount equal to the aggregate net non-cash loss on dispositions by the Borrower and its Restricted Subsidiaries during such period (other than dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income

$

e.   to the extent not included in Consolidated Net Income, dividends or other distributions or returns on capital received in cash by the Borrower or any Restricted Subsidiary from an Unrestricted Subsidiary

$

2. The sum, without duplication, of:

a.   an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income (including any amounts included in Consolidated Net Income of proceeds received or due from business interruption insurance or reimbursement of expenses and charges that are covered by indemnification and other reimbursement provisions in connection with any acquisition or other Investment or any disposition of any asset permitted under the Credit Agreement to the extent such amounts are due but not received during such period) and cash charges included in clauses (a) through (j) of the definition of “Consolidated Net Income” in the Credit Agreement (other than cash charges in respect of Transaction Costs paid on or about the Effective Date to the extent financed with the proceeds of Indebtedness incurred on the Effective Date or an equity investment on the Effective Date)

$

b.  the amount of capital expenditures made in cash or accrued during such period, except to the extent that such capital expenditures were financed with the proceeds of (x) Indebtedness of Holdings, the Borrower or its Restricted Subsidiaries (other than Revolving Loans) or (y) the proceeds of the issuance of Equity Interests

$

c.   the aggregate amount of all principal payments of Indebtedness (including (1) the principal component of payments in respect of Capitalized Leases and (2) the amount of any mandatory prepayment of Term Loans, in each case to the extent required due to a Disposition that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase, but excluding (x) all other prepayments of Term Loans and (y) all prepayments of revolving loans (including Revolving Loans) except, in respect of revolving loans other than the Revolving Loans, to the extent there is an equivalent permanent reduction in commitments thereunder

$

d.  an amount equal to the aggregate net non-cash gain on dispositions by the Borrower and its Restricted Subsidiaries during such period (other than dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income

$

e. increases in Consolidated Working Capital and long-term account receivables for such period	$

f.   cash payments by Holdings, the Borrower and its Restricted Subsidiaries during such period in respect of long-term liabilities of Holdings, the Borrower and its Restricted Subsidiaries other than Indebtedness

$

g.  the amount of Investments (other than Investments in Permitted Investments) and acquisitions not prohibited by the Credit Agreement to the extent that (and limited to the amount of) such Investments and acquisitions were financed with Revolving Loans or made with internally generated cash flow of Holdings, the Borrower and its Restricted Subsidiaries

$

h.  the amount of dividends and other Restricted Payments, other than (x) Restricted Payments made using the Retained ECF Builder Basket made in reliance on Section 6.07(a)(vii) of the Credit Agreement and paid in cash during such period and (y) Restricted Payments that reduce Consolidated Net Income in accordance with clauses (ii) and (iii) of the final paragraph of the definition thereof in the Credit Agreement, in each case, to the extent that (and limited to the amount of) such dividends and Restricted Payments were financed with Revolving Loans or made with internally generated cash flow of Holdings, the Borrower and its Restricted Subsidiaries

$

i.   the aggregate amount of payments and expenditures actually made by Holdings, the Borrower and its Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such payments and expenditures are not expensed during such period, in each case to the extent not financed with the proceeds of the issuance of Equity Interests or other long term Indebtedness (excluding Revolving Loans) of Holdings, the Borrower and its Restricted Subsidiaries

$

j.   cash payments by Holdings, the Borrower and its Restricted Subsidiaries during such period in respect of Non-Cash Charges included in the calculation of Consolidated Net Income in any prior period, in each case to the extent not financed with the proceeds of the issuance of Equity Interests or other long term Indebtedness (excluding Revolving Loans) of Holdings, the Borrower and its Restricted Subsidiaries

$

k.  the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by Holdings, the Borrower and its Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness

$

l.   at the option of the Borrower, and without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by Holdings, the Borrower or any of the Restricted Subsidiaries pursuant to binding contracts, commitments or purchase orders (the “Contract Consideration”), in each case, entered into prior to or during such period, relating to Permitted Acquisitions, other Investments (other than Investments in Permitted Investments) or capital expenditures to be consummated or made during a subsequent Test Period (and in the case of Planned Expenditures, the subsequent Test Period); provided, that to the extent the aggregate amount of internally generated cash actually utilized to finance such Permitted Acquisitions, Investments or capital expenditures during such Test Period is less than the Contract Consideration and

$

Planned Expenditures, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such Test Period; provided, further, that to the extent deducted from Excess Cash Flow in any Test Period. such Contract Consideration and/or Planned Expenditure is not deducted again in any subsequent Test Period

m. the amount of cash rent payments made in such period to the extent they exceed the amount of rent payments deducted in determining Consolidated Net Income for such period	$

n.  the amount of taxes (including penalties and interest) paid in cash, the amount of dividends and other restricted payments that Holdings, the Borrower and/or the Restricted Subsidiaries may make pursuant to Section 6.07(a)(vi)(A) or (B) of the Credit Agreement as a result of such event, and/or tax reserves set aside or payable (without duplication) in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period

$

3. Sum of Line A1 (a) through A 1(e)	$

4. Sum of Line A2(a) through A2(n)	$

5. Excess Cash Flow: Line A3 minus Line A4	$

6. Required Excess Cash Flow Payment Percentage	%[11]

7. Line A5 multiplied by Line A6	$

8.  The aggregate amount of prepayments and repurchases of Term Loans (and, to the extent the Revolving Commitments are reduced in a corresponding amount pursuant to Section 2.08 of the Credit Agreement, Revolving Loans) made pursuant to Section 2.11(a) of the Credit Agreement or otherwise in a manner not prohibited by Section 9.04(g) of the Credit Agreement during such fiscal year or after such fiscal year and prior to the time such prepayment is due (without duplication to subsequent years) (provided that such reduction as a result of prepayments pursuant to Section 2.11(a)(ii) or Section 9.04(g) of the Credit Agreement shall (x) be limited to the actual amount of such cash prepayment and (y) only be applicable if the applicable prepayment offer was made to all Lenders) (excluding all such prepayments or repurchases funded with the proceeds of other long term Indebtedness other than Revolving Loans or the issuance of Equity Interests)

$

[11]	Insert applicable percentage per Section 2.11(d) of the Credit Agreement by reference to Total Leverage Ratio calculated in accordance with Schedule I.

10. Line A7 minus Line A8 (Required Excess Cash Flow Payment)	$

EXHIBIT I

Form of Specified Discount Prepayment Notice

Date: [ ● ], 20

To: Guggenheim Corporate Funding, LLC, as Auction Agent

Ladies and Gentlemen:

This Specified Discount Prepayment Notice is delivered to you pursuant to Section 2.11(a)(ii)(B) of that certain Credit Agreement, dated as of June [●], 2017 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement among, inter alios, Pluralsight Holdings, LLC, a Delaware corporation (“Holdings”), Pluralsight, LLC, a Nevada corporation (the “Borrower”), the Lenders party thereto and Guggenheim Corporate Funding, LLC, as Administrative Agent thereto (the “Administrative Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement.

Pursuant to Section 2.11(a)(ii)(B) of the Credit Agreement, [ ● ]1 hereby offers to make a Discounted Term Loan Prepayment to each Term Lender [and to each Lender of the [●, 20●]2 tranche[s] of Term Loans] on the following terms:

1. This Borrower Offer of Specified Discount Prepayment is available only to each Term Lender [and to each Lender of the [●, 20●]3 tranche[s] of Term Loans].

2. The maximum aggregate outstanding amount of the Discounted Term Loan Prepayment that will be made in connection with this offer shall not exceed $[ ● ] of Term Loans [and $[ ● ] of the [●, 20●]4 tranche[(s)] of Term Loans] (the “Specified Discount Prepayment Amount”).5

3. The percentage discount to par value at which such Discounted Term Loan Prepayment will be made is [ ● ]% in respect of the Term Loans [and [ ● ]% in respect of the [●, 20●]6 tranche[(s)] of Term Loans] (the “Specified Discount”).

To accept this offer, you are required to submit to the Administrative Agent a Specified Discount Prepayment Response on or before 5:00 p.m. New York time on the date that is three (3) Business Days following the date of delivery of this notice pursuant to Section 2.11(a)(ii)(B) of the Credit Agreement.

[1]	To reflect Holdings, the Borrower, or any of their respective Subsidiaries, as applicable.
[2]	List multiple tranches if applicable.
[3]	List multiple tranches if applicable.
[4]	List multiple tranches if applicable.
[5]	Minimum of $1,000,000 and whole increments of $500,000.
[6]	List multiple tranches if applicable.

[ ● ]7 hereby represents and warrants to the Administrative Agent [and the Term Lenders][, the Term Lenders and each Lender of the [●, 20 ●]8 tranche[s] of Term Loans] as follows:

1. [ ● ]9 will not make a Borrowing of Revolving Loans to fund this Discounted Term Loan Prepayment.

2. [At least ten (10) Business Days have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by [ ● ]10 on the applicable Discounted Prepayment Effective Date.][At least three (3) Business Days have passed since the date [ ● ]11 was notified that no Term Lender was willing to accept any prepayment of any Term Loan and/or Other Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of the [ ● ]12‘s election not to accept any Solicited Discounted Prepayment Offers], provided, further, that any Term Loan that is prepaid will be automatically and irrevocably cancelled.13

The Borrower acknowledges that the Auction Agent and the relevant Term Lenders are relying on the truth and accuracy of the foregoing representations and warranties in connection with their decision whether or not to accept the offer set forth in this Specified Discount Prepayment Notice and the acceptance of any prepayment made in connection with this Specified Discount Prepayment Notice.

The Borrower requests that Auction Agent promptly notify each of the relevant Term Lenders party to the Credit Agreement of this Specified Discount Prepayment Notice.

[Remainder of Page Intentionally Left Blank]

[7]	To reflect Holdings, the Borrower, or any of their respective Subsidiaries, as applicable.
[8]	List multiple tranches if applicable.
[9]	To reflect Holdings, the Borrower, or any of their respective Subsidiaries, as applicable.
[10]	To reflect Holdings, the Borrower, or any of their respective Subsidiaries, as applicable.
[11]	To reflect Holdings, the Borrower, or any of their respective Subsidiaries, as applicable.
[12]	To reflect Holdings, the Borrower, or any of their respective Subsidiaries, as applicable.
[13]	Insert applicable representation.

IN WITNESS WHEREOF, the undersigned has executed this Specified Discount Prepayment Notice as of the date first above written.

[●][14]

By
Name:
Title:

Enclosure: Form of Specified Discount Prepayment Response

[14]	To reflect Holdings, the Borrower, or any of their respective Subsidiaries, as applicable.

EXHIBIT J

Form of Specified Discount Prepayment Response

Date: [ ● ], 20

To: Guggenheim Corporate Funding, LLC, as Auction Agent

Ladies and Gentlemen:

Reference is made to (a) that certain Credit Agreement, dated as of June [●], 2017 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among, inter alios, Pluralsight Holdings, LLC, a Delaware corporation (“Holdings”), Pluralsight, LLC, a Nevada corporation (the “Borrower”), the Lenders party thereto and Guggenheim Corporate Funding, LLC, as Administrative Agent thereto (the “Administrative Agent”), and (b) that certain Specified Discount Prepayment Notice, dated [ ● ], 20    , from [ ● ]1 (the “Specified Discount Prepayment Notice”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Specified Discount Prepayment Notice or, to the extent not defined therein, in the Credit Agreement.

The undersigned [Term Lender] [Lender] hereby gives you irrevocable notice, pursuant to Section 2.11(a)(ii)(B) of the Credit Agreement, that it is willing to accept a prepayment of the following [tranches of] Term Loans held by such [Term Lender] [Lender] at the Specified Discount in an aggregate outstanding amount as follows:

[Term Loans—$[ ● ]]

[[●, 20●]2 tranche[s] of Term Loans—$[ ● ]]

The undersigned [Term Lender] [Lender] hereby expressly consents and agrees to a prepayment of its [Term Loans][[ ●, 20●]3 tranche[s]] pursuant to Section 2.11(a)(ii)(B) of the Credit Agreement at a price equal to the [applicable] Specified Discount in the aggregate outstanding amount not to exceed the amount set forth above, as such amount may be reduced in accordance with the Specified Discount Proration, and as otherwise determined in accordance with and subject to the requirements of the Credit Agreement.

The undersigned [Term Lender] [Lender] hereby represents and warrants to [ ● ]4 as follows:

1. The undersigned [Term Lender] [Lender] has independently and, without reliance on Holdings, any of its Subsidiaries, the Administrative Agent or any of their respective Affiliates, made its own analysis and determination to accept a prepayment pursuant to the terms of this Specified Discount Prepayment Response notwithstanding undersigned [Term Lender] [Lender]’s lack of knowledge of any Excluded Information; and

[1]	To reflect Holdings, the Borrower, or any of their respective Subsidiaries, as applicable.
[2]	List multiple tranches if applicable.
[3]	List multiple tranches if applicable.
[4]	To reflect Holdings, the Borrower, or any of their respective Subsidiaries, as applicable.

J-1

2. None of Holdings, its Subsidiaries, the Administrative Agent, or any of their respective Affiliates shall have any liability to the undersigned [Term Lender] [Lender], and the undersigned [Term Lender] [Lender] hereby waives and releases, to the extent permitted by Requirements of Law, any claims the undersigned [Term Lender] [Lender] may have against Holdings, its Subsidiaries, the Administrative Agent, and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of any Excluded Information.

[Remainder of Page Intentionally Left Blank]

J-2

IN WITNESS WHEREOF, the undersigned has executed this Specified Discount Prepayment Response as of the date first above written.

[●]

By
Name:
Title:

By
Name:
Title:

EXHIBIT K

Form of Discount Range Prepayment Notice

Date: [ ● ], 20

To: Guggenheim Corporate Funding, LLC, as Auction Agent

Ladies and Gentlemen:

This Discount Range Prepayment Notice is delivered to you pursuant to Section 2.11(a)(ii)(C) of that certain Credit Agreement, dated as of June [●], 2017 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among, inter alios, Pluralsight Holdings, LLC, a Delaware corporation (“Holdings”), Pluralsight, LLC, a Nevada corporation (the “Borrower”), the Lenders party thereto and Guggenheim Corporate Funding, LLC, as Administrative Agent thereto (the “Administrative Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement.

Pursuant to Section 2.11(a)(ii)(C) of the Credit Agreement, [ ● ]1 hereby requests that each Term Lender [and to each Lender of the [●, 20●]2 tranche[s] of Term Loans] submit a Discount Range Prepayment Offer. Any Discounted Term Loan Prepayment made in connection with this solicitation shall be subject to the following terms:

1. This Borrower Solicitation of Discount Range Prepayment Offers is extended at the sole discretion of [ ● ]3 to each Term Lender [and to each Lender of the [●, 20●]4 tranche[s] of Term Loans].

2. The maximum aggregate outstanding amount of the Discounted Term Loan Prepayment that will be made in connection with this solicitation is $[ ● ] of Term Loans [and $[ ● ] of the [●, 20●]5 tranche[(s)] of Term Loans] (the “Discount Range Prepayment Amount”).6

3. [ ● ]7 is willing to make Discount Term Loan Prepayments at a percentage discount to par value greater than or equal to [ ● ]% but less than or equal to [ ● ]% in respect of the Term Loans [and greater than or equal to [ ● ]% but less than or equal to [ ● ]% in respect of the [●, 20●]8 tranche[(s)] of Term Loans] (the “Discount Range”).

[1]	To reflect Holdings, the Borrower, or any of their respective Subsidiaries, as
[2]	applicable.
[3]	List multiple tranches if applicable.
[4]	To reflect Holdings, the Borrower, or any of their respective Subsidiaries, as applicable.
[5]	List multiple tranches if applicable. List multiple tranches if applicable.
[6]	Minimum of $1,000,000 and whole increments of $500,000.
[7]	To reflect Holdings, the Borrower, or any of their respective Subsidiaries, as applicable.
[8]	List multiple tranches if applicable.

To make an offer in connection with this solicitation, you are required to deliver to the Administrative Agent a Discount Range Prepayment Offer on or before 5:00 p.m. New York time on the date that is three (3) Business Days following the dated delivery of the notice pursuant to Section 2.11(a)(ii)(C) of the Credit Agreement.

[ ● ]9 hereby represents and warrants to the Auction Agent [and the Term Lenders][, the Term Lenders and each Lender of the [●, 20●]10 tranche[s] of Term Loans] as follows:

1. [ ● ]11 will not make a Borrowing of Revolving Loans to fund this Discounted Term Loan Prepayment.

2. [At least ten (10) Business Days have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by [ ● ]12 on the applicable Discounted Prepayment Effective Date.][At least three (3) Business Days have passed since the date [ ● ]13 was notified that no Term Lender was willing to accept any prepayment of any Term Loan and/or Other Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of [ ● ]14’s election not to accept any Solicited Discounted Prepayment Offers made by a Term Lender], provided, further, that any Term Loan that is prepaid will be automatically and irrevocably cancelled.15

[ ● ]16 acknowledges that the Auction Agent and the relevant Term Lenders are relying on the truth and accuracy of the foregoing representations and warranties in connection with any Discount Range Prepayment Offer made in response to this Discount Range Prepayment Notice and the acceptance of any prepayment made in connection with this Discount Range Prepayment Notice.

[ ● ]17 requests that Auction Agent promptly notify each of the relevant Term Lenders party to the Credit Agreement of this Discount Range Prepayment Notice.

[Remainder of Page Intentionally Left Blank]

[9]	To reflect Holdings, the Borrower, or any of their respective Subsidiaries, as applicable.
[10]	List multiple tranches if applicable.
[11]	To reflect Holdings, the Borrower, or any of their respective Subsidiaries, as applicable.
[12]	To reflect Holdings, the Borrower, or any of their respective Subsidiaries, as applicable.
[13]	To reflect Holdings, the Borrower, or any of their respective Subsidiaries, as applicable.
[14]	To reflect Holdings, the Borrower, or any of their respective Subsidiaries, as applicable.
[15]	Insert applicable representation.
[16]	To reflect Holdings, the Borrower, or any of their respective Subsidiaries, as applicable.
[17]	To reflect Holdings, the Borrower, or any of their respective Subsidiaries, as applicable.

IN WITNESS WHEREOF, the undersigned has executed this Discount Range Prepayment Notice as of the date first above written.

[●][18]

By
Name:
Title:

Enclosure: Form of Discount Range Prepayment Offer

[18]	To reflect Holdings, the Borrower, or any of their respective Subsidiaries, as applicable.

EXHIBIT L

Form of Discount Range Prepayment Offer

Date: [ ● ], 20

To: Guggenheim Corporate Funding, LLC, as Auction Agent

Ladies and Gentlemen:

Reference is made to (a) that certain Credit Agreement, dated as of June [●], 2017 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among, inter alios, Pluralsight Holdings, LLC, a Delaware corporation (“Holdings”), Pluralsight, LLC, a Nevada corporation (the “Borrower”), the Lenders party thereto and Guggenheim Corporate Funding, LLC, as Administrative Agent thereto (the “Administrative Agent”), and (b) that certain Discount Range Prepayment Notice, dated [ ● ], 20    , from [ ● ]1 (the “Discount Range Prepayment Notice”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Discount Range Prepayment Notice or, to the extent not defined therein, in the Credit Agreement.

The undersigned [Term Lender][Lender] hereby gives you irrevocable notice, pursuant to Section 2.11(a)(ii)(C) of the Credit Agreement, that it is hereby offering to accept a Discounted Term Loan Prepayment on the following terms:

1. This Discount Range Prepayment Offer is available only for prepayment on the [Term Loans][and the [●, 20●]2 tranche[s] of Term Loans] held by the undersigned.

2. The maximum aggregate outstanding amount of the Discounted Term Loan Prepayment that may be made in connection with this offer shall not exceed (the “Submitted Amount”):

[Term Loans—$[ ● ]]

[[●, 20●]3 tranche[s] of Term Loans—$[ ● ]]

3. The percentage discount to par value at which such Discounted Term Loan Prepayment may be made is [ ● ]% in respect of the Term Loans [and [ ● ]% in respect of the [●, 20●]4 tranche[(s)] of Term Loans] (the “Submitted Discount”).

The undersigned [Term Lender] [Lender] hereby expressly consents and agrees to a prepayment of its [Term Loans] [[●, 20●]5 tranche[s] of Term Loans] indicated above pursuant

[1]	To reflect Holdings, the Borrower, or any of their respective Subsidiaries, as applicable.
[2]	List multiple tranches if applicable.
[3]	List multiple tranches if applicable.
[4]	List multiple tranches if applicable.
[5]	List multiple tranches if applicable.

to Section 2.11(a)(ii)(C) of the Credit Agreement at a price equal to the Applicable Discount and in an aggregate outstanding amount not to exceed the Submitted Amount, as such amount may be reduced in accordance with the Discount Range Proration, if any, and as otherwise determined in accordance with and subject to the requirements of the Credit Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has executed this Discount Range Prepayment Notice as of the date first above written.

[●]

By
Name:
Title:

By
Name:
Title:

EXHIBIT M

Form of Solicited Discounted Prepayment Notice

Date: [ ● ], 20

To: Guggenheim Corporate Funding, LLC, as Auction Agent

Ladies and Gentlemen:

This Solicited Discounted Prepayment Notice is delivered to you pursuant to Section 2.11(a)(ii)(D) of that certain Credit Agreement, dated as of June [●], 2017 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among, inter alios, Pluralsight Holdings, LLC, a Delaware corporation (“Holdings”), Pluralsight, LLC, a Nevada corporation (the “Borrower”), the Lenders party thereto and Guggenheim Corporate Funding, LLC, as Administrative Agent thereto (the “Administrative Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement.

Pursuant to Section 2.11 (a)(ii)(D) of the Credit Agreement, [ ● ]1 hereby requests that each Term Lender [and to each Lender of the [●, 20●]2 tranche[s] of Term Loans] submit a Solicited Discounted Prepayment Offer. Any Discounted Term Loan Prepayment made in connection with this solicitation shall be subject to the following terms:

1. This Borrower Solicitation of Discounted Prepayment Offer is extended at the sole discretion of [ ● ]3 to each Term Lender [and to each Lender of the [●, 20●]4 tranche[s] of Term Loans].

2. The maximum aggregate outstanding amount of the Discounted Term Loan Prepayment that will be made in connection with this solicitation is (the “Solicited Discounted Prepayment Amount”):5

[Term Loans—$[ ● ]]

[[●, 20●]6 tranche[s] of Term Loans—$[ ● ]]

To make an offer in connection with this solicitation, you are required to deliver to the Administrative Agent a Solicited Discounted Prepayment Offer on or before 5:00 p.m. New York time on the date that is three (3) Business Days following delivery of this notice pursuant to Section 2.11(a)(ii)(D) of the Credit Agreement.

[1]	To reflect Holdings, the Borrower, or any of their respective Subsidiaries, as applicable.
[2]	List multiple tranches if applicable.
[3]	To reflect Holdings, the Borrower, or any of their respective Subsidiaries, as applicable.
[4]	List multiple tranches if applicable.
[5]	Minimum of $1,000,000 and whole increments of $500,000.
[6]	List multiple tranches if applicable.

[ ● ]7 requests that Auction Agent promptly notify each of the relevant Term Lenders party to the Credit Agreement of this Solicited Discounted Prepayment Notice.

[Remainder of Page Intentionally Left Blank]

[7]	To reflect Holdings, the Borrower, or any of their respective Subsidiaries, as applicable.

IN WITNESS WHEREOF, the undersigned has executed this Solicited Discounted Prepayment Notice as of the date first above written.

[●][8]

By
Name:
Title:

Enclosure: Form of Discount Range Prepayment Offer

[8]	To reflect Holdings, the Borrower, or any of their respective Subsidiaries, as applicable.

EXHIBIT N

Form of Solicited Discounted Prepayment Offer

Date: [ ● ], 20

To: Guggenheim Corporate Funding, LLC, as Auction Agent

Ladies and Gentlemen:

Reference is made to (a) that certain Credit Agreement, dated as of June [●], 2017 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among, inter alios, Pluralsight Holdings, LLC, a Delaware corporation (“Holdings”), Pluralsight, LLC, a Nevada corporation (the “Borrower”), the Lenders party thereto and Guggenheim Corporate Funding, LLC, as Administrative Agent thereto (the “Administrative Agent”), and (b) that certain Solicited Discounted Prepayment Notice, dated [ ● ], 20    , from [ ● ]1 (the “Solicited Discounted Prepayment Notice”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Solicited Discounted Prepayment Notice or, to the extent not defined therein, in the Credit Agreement.

To accept the offer set forth herein, you must submit an Acceptance and Prepayment Notice on or before the third Business Day following your receipt of this notice.

The undersigned [Term Lender] [Lender] hereby gives you irrevocable notice, pursuant to Section 2.11(a)(ii)(D) of the Credit Agreement, that it is hereby offering to accept a Discounted Term Loan Prepayment on the following terms:

1. This Solicited Discounted Prepayment Offer is available only for prepayment on the [Term Loans][[●, 20●]2 tranche[s] of Term Loans] held by the undersigned.

2. The maximum aggregate outstanding amount of the Discounted Term Loan Prepayment that may be made in connection with this offer shall not exceed (the “Offered Amount”):

[Term Loans—$[ ● ]]

[[●, 20●]3 tranche[s] of Term Loans—$[ ● ]]

3. The percentage discount to par value at which such Discounted Term Loan Prepayment may be made is [ ● ]% in respect of the Term Loans [and [ ● ]% in respect of the [●, 20●]4 tranche[(s)] of Term Loans] (the “Offered Discount”).

[1]	To reflect Holdings, the Borrower, or any of their respective Subsidiaries, as applicable.
[2]	List multiple tranches if applicable.
[3]	List multiple tranches if applicable.
[4]	List multiple tranches if applicable.

The undersigned [Term Lender] [Lender] hereby expressly consents and agrees to a prepayment of its [Term Loans] [[●, 20●]5 tranche[s] of Term Loans] pursuant to Section 2.11(a)(ii)(D) of the Credit Agreement at a price equal to the Acceptable Discount and in an aggregate outstanding amount not to exceed such Lender’s Offered Amount as such amount may be reduced in accordance with the Solicited Discount Proration, if any, and as otherwise determined in accordance with and subject to the requirements of the Credit Agreement.

[Remainder of Page Intentionally Left Blank]

[5]	List multiple tranches if applicable.

IN WITNESS WHEREOF, the undersigned has executed this Discount Range Prepayment Notice as of the date first above written.

[●]

By
Name:
Title:

By
Name:
Title:

EXHIBIT O

Form of Acceptance and Prepayment Notice

Date: [ ● ], 20

To: Guggenheim Corporate Funding, LLC, as Auction Agent

Ladies and Gentlemen:

This Acceptance and Prepayment Notice is delivered to you pursuant to Section 2.11(a)(ii)(D) of that certain Credit Agreement, dated as of June [●], 2017 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among, inter alios, Pluralsight Holdings, LLC, a Delaware corporation (“Holdings”), Pluralsight, LLC, a Nevada corporation (the “Borrower”), the Lenders party thereto and Guggenheim Corporate Funding, LLC, as Administrative Agent thereto (the “Administrative Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement.

Pursuant to Section 2.11(a)(ii)(D) of the Credit Agreement, [ ● ]1 hereby irrevocably notifies you that it accepts offers delivered in response to the Solicited Discounted Prepayment Notice having an Offered Discount equal to or greater than [ ● ]% in respect of the Term Loans [and [ ● ]% in respect of the [●, 20●]2 tranche[(s)] of Term Loans] (the “Acceptable Discount”) in an aggregate amount not to exceed the Solicited Discounted Prepayment Amount.

[ ● ]3 expressly agrees that this Acceptance and Prepayment Notice shall be irrevocable and is subject to the provisions of Section 2.11(a)(ii)(D) of the Credit Agreement.

[ ● ]4 hereby represents and warrants to the Auction Agent [and the Term Lenders][and the Term Lenders and each Lender of the [●, 20●]5 tranche[s] of Term Loans] as follows:

1. [ ● ]6 will not make a Borrowing of Revolving Loans to fund this Discounted Term Loan Prepayment.

2. [At least ten (10) Business Days have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by [ ● ]7 on the applicable Discounted Prepayment Effective Date.][At least three (3) Business Days have passed since the date [ ● ]8 was notified that no Term Lender was willing to accept any prepayment of

[1]	To reflect Holdings, the Borrower, or any of their respective Subsidiaries, as applicable.
[2]	List multiple tranches if applicable.
[3]	To reflect Holdings, the Borrower, or any of their respective Subsidiaries, as applicable.
[4]	To reflect Holdings, the Borrower, or any of their respective Subsidiaries, as applicable.
[5]	List multiple tranches if applicable.
[6]	To reflect Holdings, the Borrower, or any of their respective Subsidiaries, as applicable.
[7]	To reflect Holdings, the Borrower, or any of their respective Subsidiaries, as applicable.
[8]	To reflect Holdings, the Borrower, or any of their respective Subsidiaries, as applicable.

any Term Loan and/or Other Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of the [ ● ]9’s election not to accept any Solicited Discounted Prepayment Offers made by a Term Lender]; provided, further, that any Term Loan that is prepaid will be automatically and irrevocably cancelled.10

[ ● ]11 acknowledges that the Auction Agent and the relevant Term Lenders are relying on the truth and accuracy of the foregoing representations and warranties in connection with the acceptance of any prepayment made in connection with a Solicited Discounted Prepayment Offer.

[ ● ]12 requests that Auction Agent promptly notify each of the relevant Term Lenders party to the Credit Agreement of this Acceptance and Prepayment Notice.

[Remainder of Page Intentionally Left Blank]

[9]	To reflect Holdings, the Borrower, or any of their respective Subsidiaries, as applicable.
[10]	Insert applicable representation.
[11]	To reflect Holdings, the Borrower, or any of their respective Subsidiaries, as applicable.
[12]	To reflect Holdings, the Borrower, or any of their respective Subsidiaries, as applicable.

IN WITNESS WHEREOF, the undersigned has executed this Acceptance and Prepayment Notice as of the date first above written.

[●][13]

By
Name:
Title:

[13]	To reflect Holdings, the Borrower, or any of their respective Subsidiaries, as applicable.

EXHIBIT P-1

FORM OF

UNITED STATES TAX COMPLIANCE CERTIFICATE 1

(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement, dated as of June [🌑], 2017 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among, inter alios, Pluralsight Holdings, LLC, a Delaware corporation (“Holdings”), Pluralsight, LLC, a Nevada limited liability company (the “Borrower”), the Lenders party thereto and Guggenheim Corporate Funding, LLC, as Administrative Agent thereto (the “Administrative Agent”). Capitalized terms used herein but not otherwise defined herein shall have the meaning given to such terms in the Credit Agreement.

Pursuant to the provisions of Section 2.17(f) and Section 9.04(b) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with any Loan Document are effectively connected with the undersigned’s conduct of a United States trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate or the applicable Form W-8 changes, or if a lapse in time or change in circumstances renders the information on this certificate or the applicable Form W-8 obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and deliver promptly to the Borrower and the Administrative Agent an updated certificate, applicable Form W-8 or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent of its legal ineligibility to do so in writing, and (2) the undersigned shall furnish the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned or at such times as are reasonably requested by the Borrower or the Administrative Agent.

[Remainder of Page Intentionally Left Blank]

P-1-1

[LENDER]

By
Name:
Title:

[Address]

Dated: [ • ], 20 [    ]

P-1-2

EXHIBIT P-2

FORM OF

UNITED STATES TAX COMPLIANCE CERTIFICATE 2

(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement, dated as of June [🌑], 2017 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among, inter alios, Pluralsight Holdings, LLC, a Delaware corporation (“Holdings”), Pluralsight, LLC, a Nevada limited liability company (the “Borrower”), the Lenders party thereto and Guggenheim Corporate Funding, LLC, as Administrative Agent thereto (the “Administrative Agent”). Capitalized terms used herein but not otherwise defined herein shall have the meaning given to such terms in the Credit Agreement.

Pursuant to the provisions of Section 2.17(f) and Section 9.04(b) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any note(s) evidencing such Loan(s)), (iii) neither the undersigned nor any of its direct or indirect partners/members is a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), (iv) neither the undersigned nor any of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with any Loan Document are effectively connected with the undersigned’s or its direct or indirect partners’/members’ conduct of a United States trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with Internal Revenue Service Form W-8IMY accompanied by one of the following forms from each of its direct or indirect partners/members claiming the portfolio interest exemption: (i) an Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, or (ii) an Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption, provided that, for the avoidance of doubt, the foregoing shall not limit the obligation of the Lender to provide, in the case of a partner/member not claiming the portfolio interest exemption, a Form W-8ECI, Form W-9 or Form W-8IMY (including appropriate underlying certificates from each interest holder of such partner/member), in each case establishing such partner/member’s available exemption from U.S. federal withholding tax. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate or the applicable Form W-8 changes, or if a lapse in time or change in circumstances renders the information on this certificate or the applicable Form W-8 obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform the Borrower and the Administrative Agent and deliver promptly to the Borrower and the Administrative Agent an updated certificate, applicable Form W-8 or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly

P-2-1

notify the Borrower and the Administrative Agent of its legal ineligibility to do so, (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent in writing with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned or at such times as are reasonably requested by either the Borrower or the Administrative Agent.

[Remainder of Page Intentionally Left Blank]

P-2-2

[LENDER]

By
Name:
Title:

[Address]

Dated: [ • ], 20 [    ]

P-2-3

EXHIBIT P-3

FORM OF

UNITED STATES TAX COMPLIANCE CERTIFICATE 3

(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement, dated as of June [🌑], 2017 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among, inter alios, Pluralsight Holdings, LLC, a Delaware corporation (“Holdings”), Pluralsight, LLC, a Nevada limited liability company (the “Borrower”), the Lenders party thereto and Guggenheim Corporate Funding, LLC, as Administrative Agent thereto (the “Administrative Agent”). Capitalized terms used herein but not otherwise defined herein shall have the meaning given to such terms in the Credit Agreement.

Pursuant to the provisions of Section 2.17(f) and Section 9.04(c) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), (iii) it is not a ten percent shareholder of the Borrower within the meaning of Code Section 871(h)(3)(B), (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with any Loan Document are effectively connected with the undersigned’s conduct of a United States trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate or the applicable Form W-8 changes, or if a lapse in time or change in circumstances renders the information on this certificate or the applicable Form W-8 obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform such Lender in writing and deliver promptly to such Lender an updated certificate, applicable Form W-8 or other appropriate documentation (including any new documentation reasonably requested by such Lender) or promptly notify such Lender in writing of its legal ineligibility to do so, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned or at such times as are reasonably requested by such Lender.

[Remainder of Page Intentionally Left Blank]

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[PARTICIPANT]

By
Name:
Title:

[Address]

Dated: [ • ], 20 [    ]

P-3-2

EXHIBIT P-4

FORM OF

UNITED STATES TAX COMPLIANCE CERTIFICATE 4

(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement, dated as of June [🌑], 2017 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among, inter alios, Pluralsight Holdings, LLC, a Delaware corporation (“Holdings”), Pluralsight, LLC, a Nevada limited liability company (the “Borrower”), the Lenders party thereto and Guggenheim Corporate Funding, LLC, as Administrative Agent thereto (the “Administrative Agent”). Capitalized terms used herein but not otherwise defined herein shall have the meaning given to such terms in the Credit Agreement.

Pursuant to the provisions of Section 2.17(f) and Section 9.04(c) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) neither the undersigned nor any of its direct or indirect partners/members is a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), (iv) neither the undersigned nor any of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Code Section 871(h)(3)(B), (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with any Loan Document are effectively connected with the undersigned’s or its direct or indirect partners’/members’ conduct of a United States trade or business.

The undersigned has furnished its participating Lender with Internal Revenue Service Form W-8IMY accompanied by one of the following forms from each of its direct or indirect partners/members claiming the portfolio interest exemption: (i) an Internal Revenue Service Form W-8BEN or W-8BEN-E or (ii) an Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption, provided; that, for the avoidance of doubt, the foregoing shall not limit the obligation of the undersigned to provide, in the case of a partner/member not claiming the portfolio interest exemption, a Form W-8ECI, Form W-9 or Form W-8IMY (including appropriate underlying certificates from each interest holder of such partner/member), in each case establishing such partner/member’s available exemption from U.S. federal withholding tax. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate or the applicable Form W-8 changes, or if a lapse in time or change in circumstances renders the information on this certificate or the applicable Form W-8 obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform such Lender in writing and deliver promptly to such Lender an updated certificate, applicable Form W-8 or other appropriate documentation (including any new documentation reasonably requested by such Lender) or promptly notify such Lender in writing of its legal ineligibility to do so, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned or at such times as are reasonably requested by such Lender.

[Remainder of Page Intentionally Left Blank]

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[PARTICIPANT]

By
Name:
Title:

[Address]

Dated: [ • ], 20 [    ]

P-4-2

EXHIBIT Q

Form of Note

U.S. $[ • ]	New York, New York

[ • ], 2017

FOR VALUE RECEIVED, the undersigned, Pluralsight, LLC, a Nevada corporation (the “Borrower”), hereby promises to pay [NAME OF LENDER] (the “Lender”) or its registered assigns, at the office of Guggenheim Corporate Funding, LLC (the “Administrative Agent”) specified pursuant to the Credit Agreement (defined below), on the [Term][Revolving] Maturity Date (such term and each other capitalized term used but not otherwise defined herein having the meaning specified in the Credit Agreement dated as of June [🌑], 2017 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among, inter alios, Pluralsight Holdings, LLC, a Delaware corporation (“Holdings”), the Borrower, the Lenders party thereto and the Administrative Agent thereto, in lawful money of the United States of America and in immediately available funds, the lesser of (a) the principal amount of $[ • ] and (b) the aggregate unpaid principal amount of all [Term][Revolving] Loans made by the Lender to the Borrower pursuant to the Credit Agreement and to pay interest from the date hereof on the principal amount hereof from time to time outstanding, in like funds, at said office, at the rate or rates per annum and payable on the dates, each as provided in the Credit Agreement.

The Borrower promises to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates, in accordance with the terms set forth in the Credit Agreement, at the rate or rates provided in the Credit Agreement.

The Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. The non-exercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

All borrowings evidenced by this note (the “Note”) and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof, each pursuant to the terms of the Credit Agreement, shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof that shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such notation or any error in such notation shall not affect the obligations of the Borrower under this Note.

This Note is one of the promissory notes referred to in the Credit Agreement, which, among other things, contains provisions for the acceleration of the maturity hereof upon the occurrence of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified. This Note is entitled to the benefits of the Credit Agreement and the other Loan Documents. This Note is secured by each Security Document and is entitled to the benefits of the guarantee under the Guarantee Agreement. THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

[Signature page follows]

PLURALSIGHT, LLC

By
Name:
Title:

LOANS AND PAYMENTS

DATE	AMOUNT OF [TERM][REVOLVING] LOAN	PAYMENT OF PRINCIPAL	PAYMENT OF INTEREST	UNPAID PRINCIPAL BALANCE	NAME OF PERSON MAKING NOTATION

EXHIBIT R

Form of Borrowing Request

Guggenheim Corporate Funding, LLC,

as Administrative Agent for the Lenders referred to below

[ 🌑 ]

Fax: [ 🌑 ]

Email: [ 🌑 ]

[ • ], 20[•]1

Ladies and Gentlemen:

Reference is hereby made to that certain Credit Agreement, dated as of June [🌑], 2017 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among, inter alios, Pluralsight Holdings, LLC, a Delaware corporation (“Holdings”), Pluralsight, LLC, a Nevada corporation (the “Borrower”), the Lenders party thereto and Guggenheim Corporate Funding, LLC, as Administrative Agent thereto (the “Administrative Agent”). Terms defined in the Credit Agreement are used herein with the same meanings unless otherwise defined herein.

The undersigned hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that it requests the Borrowings under the Credit Agreement to be made on [ • ], 20[•], and in that connection sets forth below the terms on which the Borrowings are requested to be made:

(A)	Borrower: Pluralsight, LLC

(B)	Date of Borrowing (which shall be a Business Day): [•]

(C)	Aggregate Amount of Borrowing:[2] $[•]

(D)	Type of Borrowing:[3] [•]

(E)	Class of Borrowing [•]

[1]	The Administrative Agent must be notified in writing, which must be received by the Administrative Agent (by hand delivery, fax or other electronic transmission (including “.pdf” or “.tif”)) not later than (i) 2:00 p.m. New York City time, three (3) Business Days prior to the requested day of any Borrowing of Eurodollar Loans, or (ii) in the case of any ABR Borrowing, not later than 1:00 p.m., New York City time, one (1) Business Day prior to the date of the proposed Borrowing (or, with respect to up to $2,000,000 of Revolving Loans at any one time outstanding, not later than 1:00 p.m. New York City time on the date of the proposed Borrowing) and, in the case of a proposed ABR Borrowing on the Effective Date, three (3) Business Days prior to the date of the proposed Borrowing (or such shorter period as the Administrative Agent agrees in its discretion) (or, in each case, such later time as is acceptable to the Administrative Agent).
[2]	Subject to Section 2.02(c) of the Credit Agreement.
[3]	State whether a Eurodollar Borrowing or ABR Borrowing. If no Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.

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(F)	Interest Period[4] (in the case of a Eurodollar Borrowing) [•]

(G)	Amount, Account Number and Location

Wire Transfer Instructions:
Amount	$[•]
Bank:	[•]
ABA No.:	[•]
Account No.:	[•]
Account Name:	[•]

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Borrowing:

(A) The representations and warranties of the Loan Parties set forth in the Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of the Borrowing; provided that to the extent that any representation and warranty specifically refers to an earlier date, it is true and correct in all material respects as of such earlier date; provided further that, in any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language is true and correct in all respects as of the date of the Borrowing or on such earlier date, as the case may be.

(B) At the time of and immediately after giving effect to the Borrowing, no Default or Event of Default has occurred and is continuing.

[Notwithstanding anything herein to the contrary, this Borrowing Request shall be subject to and conditioned upon the effectiveness of the Credit Agreement.]5

[Signature Page Follows]

[4]	Must be a period contemplated by the definition of “Interest Period”. If no Interest Period is specified, then the Interest Period shall be of one-month’s duration.
[5]	Bracketed language to be reflected on Borrowings for the Effective Date.

S-2

PLURALSIGHT, LLC

By
Name:
Title:

S-3